Exhibit 2.1

Execution Version

CERTAIN INFORMATION HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE IT IS NOT MATERIAL AND IS THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL. THE OMITTED PORTIONS OF THIS DOCUMENT ARE INDICATED BY [***].

SECURITIES AND ASSET PURCHASE AGREEMENT

by and among

TRIUMPH GROUP, INC.

TRIUMPH AFTERMARKET SERVICES GROUP, LLC,

TRIUMPH GROUP ACQUISITION CORP.,

TRIUMPH GROUP ACQUISITION HOLDINGS, INC.,

THE TRIUMPH GROUP OPERATIONS, INC.

and

AAR CORP.

Dated as of December 21, 2023

i

(continued)

(continued)

(continued)

Page

Article 9

Definitions

Section 9.1	Certain Terms	83
Section 9.2	Construction	106

Article 10

Miscellaneous

Section 10.1	Notices	107
Section 10.2	Amendment; Waivers, Etc.	107
Section 10.3	Expenses	108
Section 10.4	Governing Law, etc.	108
Section 10.5	Successors and Assigns	109
Section 10.6	Entire Agreement	109
Section 10.7	Severability	109
Section 10.8	Counterparts	109
Section 10.9	Specific Performance	109
Section 10.10	Parties in Interest	110
Section 10.11	Legal Representation of Sellers and their Affiliates	110
Section 10.12	Exhibits and Schedules	111
Section 10.13	Financing Sources	112

Schedule A:	Accounting Principles
Schedule B:	Form of Transitional Services Agreement
Schedule C:	Form of Retention Bonus Letter

SECURITIES AND ASSET PURCHASE AGREEMENT

This SECURITIES AND ASSET PURCHASE AGREEMENT, dated as of December 21, 2023 (this “Agreement”), is made by and among Triumph Group, Inc., (“Parent”), Triumph Aftermarket Services Group, LLC, Triumph Group Acquisition Corp., Triumph Group Acquisition Holdings, Inc., The Triumph Group Operations, Inc. (“Wellington Seller” and, collectively with Parent, Triumph Aftermarket Services Group, LLC, Triumph Group Acquisition Corp. and Triumph Group Acquisition Holdings, Inc., “Sellers”), and AAR CORP., a Delaware corporation (“Buyer”). Capitalized terms used herein shall have the meanings assigned to such terms in the text of this Agreement or in Section 9.1.

R E C I T A L S:

WHEREAS, Sellers are engaged in the Business, Sellers hold all of the Transferred Subsidiaries Interests and Wellington Seller holds all of the Transferred Assets and Assumed Liabilities;

WHEREAS, Sellers wish to sell the Transferred Subsidiaries Interests and Wellington Seller wishes to sell the Transferred Assets and the Assumed Liabilities, and Buyer wishes to purchase the Transferred Subsidiaries Interests and the Transferred Assets and assume the Assumed Liabilities, in each case upon the terms and subject to the conditions set forth in this Agreement; and

WHEREAS, in connection with the transactions contemplated hereby, at the Closing, Sellers or certain of their Controlled Affiliates, on the one hand, and Buyer (or certain of its Controlled Affiliates), on the other hand, will enter into the Ancillary Agreements.

NOW, THEREFORE, in consideration of the premises and the mutual representations, warranties, covenants and agreements contained herein, the parties, intending to be legally bound hereby, do agree as set forth herein:

Article 1

Sale and Purchase

Section 1.1             Closing. The closing of the transactions contemplated hereby (the “Closing”) shall take place by conference call and electronic (i.e., email of PDF documents) delivery of documents, at 10:00 a.m. Eastern Standard Time on the date that is three (3) Business Days after the conditions set forth in Article 6 have been satisfied or waived (other than those conditions which by their nature are to be satisfied at the Closing but subject to the satisfaction or waiver of those conditions at such time), unless another time, date or place is agreed to in writing by the parties; provided, that if the Marketing Period has not begun or ended at the time of the satisfaction or waiver of the conditions set forth in Article 6 (other than those conditions that are to be satisfied at Closing), the Closing shall occur on the earlier to occur of (a) a date during the Marketing Period specified by Buyer on no less than three (3) Business Days’ notice to Parent and (b) the third (3rd) Business Day after the end of the Marketing Period (subject in each case to the satisfaction or waiver (by the party entitled to grant such waiver) of all the conditions set forth in Article 6 at such time). The date on which the Closing actually occurs is referred to hereinafter as the “Closing Date”. The Closing shall be effective as of 12:01 a.m. Eastern Standard Time on the Closing Date.

Section 1.2            Transfer of Transferred Subsidiaries Interests. At the Closing, Sellers shall sell, convey, assign, transfer and deliver, or cause to be sold, conveyed, assigned, transferred and delivered, to Buyer (or a designated Subsidiary of Buyer), all of the Transferred Subsidiaries Interests free and clear of all Liens, other than restrictions arising under applicable securities Law.

Section 1.3            Transfer of Transferred Assets. At the Closing, subject to Section 4.11 and Section 4.12, Parent shall sell, convey, assign, transfer and deliver, or cause to be sold, conveyed, assigned, transferred and delivered, to Buyer (or a designated Subsidiary of Buyer), all of Parent’s (and its applicable Controlled Affiliates’) right, title and interest in, to and under all of the Transferred Assets free and clear of all Liens, other than Permitted Liens.

(a)            The term “Transferred Assets” means all of Parent’s and its Controlled Affiliates’ right, title and interest in and to the following assets (other than the Excluded Assets):

(i)             the goodwill of the Business;

(ii)            all Cash held by the Transferred Subsidiaries;

(iii)           all accounts receivable to the extent relating to services rendered or products provided by the Business;

(iv)           all prepaid expenses and deposits to the extent relating to the Business;

(v)            all bank accounts primarily relating to the Business, including all bank accounts of the Transferred Subsidiaries;

(vi)           the Leases with respect to the Leased Real Property set forth on Section 1.3(a)(vi) of the Seller Disclosure Letter (the “Transferred Leases”);

(vii)          all tangible personal property, including machinery, inventory, equipment, improvements, furnishings, furniture, computer equipment, office equipment and supplies (other than any items disposed of after the date hereof in the Ordinary Course of Business), primarily relating to or used or held for use primarily in connection with the Business, including all such property located at the Business Real Property;

(viii)         all Intellectual Property owned by Parent or any of its Controlled Affiliates and primarily relating to or used or held for use primarily in connection with the Business (collectively, the “Transferred Intellectual Property”);

(ix)            all licenses and other rights to use or exploit (including covenants not to sue for infringement) any Intellectual Property owned by a third party under Contracts that are primarily related to the Business (collectively, the “Transferred Licensed Intellectual Property”);

(x)             all DERs that are used or held for use primarily in connection with the Business (“Transferred DERs”);

(xi)            all Contracts primarily relating to the Business, including all Contracts pursuant to which the Transferred Licensed Intellectual Property is used or held for use in connection with the Business (collectively, the “Transferred Business Contracts”);

(xii)           all Business Permits (other than those used or held for use by San Antonio Customer);

(xiii)          to the extent transferable, all claims, causes of action, rights to reimbursement, rights of recovery and rights of setoff of any kind, including rights arising under warranties, representations, indemnities and guarantees, in each case, to the extent relating to the Business (including, for the avoidance of doubt, the right to sue or otherwise recover for any past, present or future infringement, misappropriation, dilution or other violations of the Transferred Intellectual Property);

(xiv)          all customer and vendor lists to the extent relating to the Business and files and documents to the extent relating to the Business, including all accounting records, personnel records and employee data (to the extent not an Excluded Asset as expressly defined herein), or that are otherwise necessary for Buyer to comply with its obligations under Section 4.4 or to administer the Transferred Plans, cost and pricing information, business plans, transactional records, and any other such data and records, however stored, in each case to the extent relating to the Business, any Transferred Asset or any Assumed Liability; provided that Parent and its Affiliates shall be entitled to retain and use copies of any of the foregoing that are necessary for such Person’s tax, accounting or legal purposes; provided, further, that Parent shall also provide to Buyer copies of all such documents, books and records not exclusively relating to the Business that have been so retained by Parent as Excluded Assets;

(xv)           (A) all insurance policies exclusively related to the Business or the Transferred Subsidiaries and (B) the amount of any insurance proceeds, recoveries or refunds (net of any reasonable costs of investigating and pursuing the underlying claim and of collection and any Taxes imposed in respect thereof) received after the date hereof in respect of any Loss prior to the Closing in respect of any Transferred Asset or Assumed Liability;

(xvi)         the Transferred IT Systems;

(xvii)        the Owned Real Property;

(xviii)       the Transferred Plans and all assets of or relating thereto; and

(xix)          all other assets primarily relating to or used or held for use primarily in connection with the Business.

For the avoidance of doubt, the sale, conveyance, assignment, transfer and delivery of the Transferred Assets that are owned by the Transferred Subsidiaries will be effected by the sale, conveyance, assignment, transfer and delivery of the Transferred Subsidiary Interests.

(b)            Notwithstanding any other provision in this Agreement, Buyer is not purchasing any of the following (the “Excluded Assets”):

(i)             all Cash and accounts receivable of Sellers or their Affiliates (other than the Transferred Subsidiaries), other than accounts receivable to the extent relating to services rendered or products provided by the Business;

(ii)            all checkbooks, canceled checks and bank accounts of Sellers or their Affiliates (other than the Transferred Subsidiaries), other than all bank accounts of Parent and its Controlled Affiliates primarily relating to the Business;

(iii)           all Excluded Intellectual Property, including the Seller Marks;

(iv)           all owned real property and real property leases and subleases of Parent or its Affiliates, other than the Business Real Property, and the Transferred Leases;

(v)            all shares of capital stock of, or other equity interests in, any Affiliate of any Seller or any other Person (other than the Transferred Subsidiaries);

(vi)           without limiting the obligation of Sellers and their Affiliates under the Transitional Services Agreement, all Seller corporate-level services (but not the assets related to such services to the extent such assets are Transferred Assets) of the type provided as of the date of this Agreement to the Business by Sellers;

(vii)          all claims, causes of action, rights to reimbursement, rights of recovery and rights of setoff of any kind, including rights arising under warranties, representations, indemnities and guarantees, in each case, to the extent related to the Excluded Assets or the Retained Liabilities;

(viii)         all rights of Sellers or their Affiliates (other than the Transferred Subsidiaries) under the Agreement and the Ancillary Agreements;

(ix)           other than to the extent relating to any of the Transferred Subsidiaries, each of Sellers’ and their Affiliates’ Organizational Documents, minute and stock record books, and corporate seal;

(x)            (A) all records and reports prepared or received by Sellers in connection with the sale of the Business or the transactions contemplated hereby, (B) all confidentiality agreements with prospective purchasers (other than solely of the Business and to the extent freely transferrable), bids and expressions of interest received from third parties with respect thereto, (C) all privileged communications described in Section 10.11 of this Agreement and all privileged materials, documents and records not primarily related to the operation of the Business and (D) all other books and records other than those that constitute Transferred Assets;

(xi)            all credits, refunds and other assets relating to Taxes of Sellers and their Affiliates (other than the Transferred Subsidiaries);

(xii)          except to the extent set forth in this Agreement, all insurance policies and rights thereunder, including the benefit of any deposits or prepayments and any insurance proceeds;

(xiii)          all Benefit Plans that are not Transferred Plans and all assets of or relating thereto;

(xiv)         any employee data which (A) relates to employees who are not Business Employees, or (B) Sellers and their Affiliates are prohibited by Law or Contract from disclosing or delivering to Buyer;

(xv)          all assets of San Antonio Customer; and

(xvi)         the assets set forth on Section 1.3(b)(xvi) of the Seller Disclosure Letter.

Section 1.4            Assumption of Assumed Liabilities. At the Closing, Buyer (or a designated Subsidiary of Buyer) shall (i) assume and satisfy and discharge any and all Assumed Liabilities, and (ii) cause the Transferred Subsidiaries to satisfy and discharge their respective Assumed Liabilities.

(a)            The term “Assumed Liabilities” means all of the following Liabilities of Parent or its Controlled Affiliates, whether arising or accruing before, on or after the Closing (other than the Retained Liabilities):

(i)             all Liabilities to the extent arising under or relating to the Transferred Business Contracts;

(ii)            all Assumed Litigation and other Litigation, pending or threatened, to the extent arising out of or related to the Business or the Transferred Assets (other than, for the avoidance of doubt, such Litigation with respect to categories of Liabilities specifically addressed in other provisions of this Section 1.4(a) or set forth in Section 1.5);

(iii)           all Liabilities related to the Transferred Plans and all Liabilities under Benefit Plans that are not Transferred Plans to the extent reflected in Indebtedness, Closing Date Net Working Capital or Transaction Expenses (the “Transferred Benefit Liabilities”);

(iv)           all Liabilities of the Business related to or arising out of the employment or services (or termination thereof) of any individual service provider, consultant or independent contractor primarily dedicated or providing services primarily related to the Business, including any Liabilities for any actual or prospective work relationship or the termination thereof, to the extent related to facts or circumstances occurring at or after the Closing;

(v)            all Liabilities related to Transferred Business Employees, to the extent related to facts or circumstances occurring at or after the Closing, or expressly assumed pursuant to Section 4.4;

(vi)           all Liabilities under Environmental Laws whether arising prior to, on or arising after the Closing, and solely to the extent arising from or relating to the ownership of the Transferred Assets and the conduct of the Business;

(vii)          all Liabilities to the extent arising out of or relating to any Transferred Intellectual Property;

(viii)         all Liabilities to the extent arising out of any Business Real Property (other than with respect to Environmental Laws, which are addressed exclusively in Section 1.4(a)(iv) above);

(ix)            all Liabilities for Taxes of the Transferred Subsidiaries or attributable to the Transferred Assets, in each case, to the extent related to facts or circumstances occurring after the Closing, other than Taxes constituting Retained Liabilities;

(x)            all Liabilities relating to the portion of any Divided Commingled Contracts apportioned to Buyer and/or its Controlled Affiliates pursuant to Section 4.12; and

(xi)            all other Liabilities to the extent relating to or arising out of the conduct of the Business or the ownership, use or operation of the Transferred Assets (other than, for the avoidance of doubt, categories of Liabilities (A) specifically addressed in other provisions of this Section 1.4(a) or (B) set forth in Section 1.5).

For the avoidance of doubt, the assumption of the Assumed Liabilities of the Transferred Subsidiaries will be effected by the sale, conveyance, assignment, transfer and delivery of the Transferred Subsidiary Interests.

(b)            Notwithstanding any other provision in this Agreement, Buyer is not assuming any Liabilities other than Assumed Liabilities, including any of the following (the “Retained Liabilities”):

(i)             all Liabilities to the extent relating to or arising out of the conduct of any businesses of Sellers or their Affiliates (other than the Business) or the ownership, use or operation of Excluded Assets (including, for the avoidance of doubt, in the case of Taxes, any Liability arising under principles of transferee or successor liability or under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or non-U.S. Law));

(ii)            all Indebtedness and Transaction Expenses of Sellers and their Affiliates other than Indebtedness and Transaction Expenses of the Transferred Subsidiaries to the extent included in the calculation of the Final Purchase Price;

(iii)            all Liabilities related to or arising out any Benefit Plan or any other benefit or compensation plan, scheme, program, policy, agreement, or arrangement maintained, sponsored or contributed to by Seller or any of its Affiliates other than (a) those arising out of or relating to any Transferred Plan and (b) the Transferred Benefit Liabilities;

(iv)           all Liabilities of the Business related to or arising out of the employment or services (or termination thereof) of any individual service provider, consultant or independent contractor primarily dedicated or providing services primarily related to the Business, including any Liabilities for any actual or prospective work relationship or the termination thereof, to the extent related to facts or circumstances occurring before the Closing;

(v)            all Liabilities (x) of Sellers and their Affiliates or the Business related to or arising out of the employment or services of any current or former individual service provider, consultant, or independent contractor not primarily dedicated or providing services primarily related to the Business, including any liabilities for any actual or prospective work relationship or the termination thereof or (y) expressly retained pursuant to Section 4.4;

(vi)            all Liabilities of the Business related to or arising out of the employment or services (or termination thereof) of any Transferred Business Employee, to the extent related to facts or circumstances occurring before the Closing (other than the Transferred Benefit Liabilities), or expressly retained pursuant to Section 4.4;

(vii)          all Liabilities under Section 302 or Title IV of ERISA or Section 412 of the Code (including any Liability related to a Multiemployer Plan) or related to a violation of Part 6 of Subtitle B of Title I of ERISA or Section 4980B of the Code;

(viii)         all Liabilities of Sellers and their Affiliates or the Business resulting from, related to or arising out of businesses, operations or properties that have been divested or discontinued prior to the Closing;

(ix)            all Liabilities under Anti-Corruption and Anti-Bribery Laws to the extent arising out of or related to the operation or conduct of the Business on or prior to the Closing, including actual or alleged violations of or non-compliance with Anti-Corruption and Anti-Bribery Laws; and

(x)            all Liabilities relating to the portion of any Divided Commingled Contracts apportioned to Sellers and/or their Controlled Affiliates pursuant to Section 4.12.

Section 1.5            Purchase Price.

(a)            Estimated Purchase Price. No later than five (5) Business Days prior to the Closing Date, Sellers shall provide to Buyer a statement (the “Estimated Closing Statement”) setting forth an estimate of the Final Purchase Price which shall be equal to (i) the Enterprise Value plus (ii) Sellers’ good-faith estimate of the Closing Date Cash, minus (iii) Sellers’ good-faith estimate of the Closing Date Indebtedness, minus (iv) Sellers’ good-faith estimate of the Transaction Expenses, plus (v) Sellers’ good-faith estimate of the Net Working Capital Adjustment Amount (which may be a positive or negative number) (the calculation resulting from clauses (i), (ii), (iii), (iv) and (v), the “Estimated Purchase Price”), in each case, delivered with reasonable supporting detail with respect to the calculation of such amounts. At the Closing, Buyer shall pay, or cause to be paid, to Sellers or other Persons designated by Sellers, by wire transfer of immediately available funds to such account(s) as Sellers shall designate in writing to Buyer not less than three (3) Business Days prior to the Closing Date (the “Seller Designated Account(s)”), an aggregate amount in cash equal to the Estimated Purchase Price. During the period after the delivery of the Estimated Closing Statement and prior to the Closing, Buyer shall have an opportunity to review and comment on the Estimated Closing Statement and the calculations set forth therein and Sellers shall reasonably cooperate with Buyer and consider in good faith any revisions to the Estimated Closing Statement proposed by Buyer; provided that in no event shall any review of the Estimated Closing Statement by Buyer, or any dispute relating thereto, delay or prevent the Closing.

(b)            Indebtedness. Sellers shall arrange for each applicable Transferred Asset and Transferred Subsidiary to be released, prior to or at the Closing, from all Liens and other guarantee and collateral obligations under the Securitization Facility, the Existing Notes and any other Indebtedness of Sellers or their Affiliates reasonably requested by Buyer not later than ten (10) Business Days prior to the Closing Date, and deliver to Buyer customary documentation (including, as applicable, payoff letters and other documentation required to evidence or effectuate the release of any Liens relating thereto) to evidence or effectuate such release (the “Indebtedness Release Documentation”). Sellers shall use reasonable best efforts to provide Buyer copies of such Indebtedness Release Documentation at least three (3) Business Days prior to the Closing Date (which may be in escrow or become effective concurrently with the Closing).

(c)            Transaction Expenses. At the Closing, Sellers shall pay, or cause to be paid, on behalf of Sellers and their Controlled Affiliates (including the Transferred Subsidiaries), as applicable, any outstanding Transaction Expenses owed by the Transferred Subsidiaries by wire transfer of immediately available funds, in each case pursuant to invoices and wire instructions provided from the Persons to whom such amounts are owed and delivered to Buyer at least three (3) Business Days prior to the Closing Date.

(d)            Final Purchase Price. The aggregate consideration for the Transferred Subsidiaries Interests, Transferred Assets and Assumed Liabilities shall be an amount in cash equal to (i) the Enterprise Value, plus (ii) the Final Closing Date Cash, minus (iii) the Final Closing Date Indebtedness, minus (iv) the Final Transaction Expenses, plus (v) the Final Net Working Capital Adjustment Amount (which may be a positive or negative number) (the calculation resulting from clauses (i), (ii), (iii), (iv) and (v), the “Final Purchase Price”).

(e)            Post-Closing Adjustments.

(i)            Post-Closing Adjustment. As soon as practicable, but no later than sixty (60) days after the Closing Date, Buyer shall prepare and deliver to Sellers a statement setting forth Buyer’s calculation of (A) the Closing Date Cash, (B) the Closing Date Indebtedness, (C) the Transaction Expenses, (D) Closing Date Net Working Capital, (E) the Net Working Capital Adjustment Amount and (F) based thereon, Buyer’s calculation of the Final Purchase Price (such calculations, collectively, the “Proposed Purchase Price Calculations”), together with reasonable supporting detail with respect to the calculation of such amounts (the “Closing Statement”).

(ii)            Within forty-five (45) days of receipt of the Closing Statement, Sellers may provide written notice to Buyer disputing all or a part of the Proposed Purchase Price Calculations (such notice, a “Purchase Price Dispute Notice”). If Sellers do not provide a Purchase Price Dispute Notice to Buyer within such forty-five (45)-day period, then the parties agree that the Proposed Purchase Price Calculations set forth in the Closing Statement shall become final and binding on the parties. If a Purchase Price Dispute Notice is provided to Buyer within such forty-five (45)-day period, then Sellers and Buyer shall use reasonable best efforts in good faith to resolve the disputed items during the thirty (30)-day period commencing on the date of Buyer’s receipt of the Purchase Price Dispute Notice (the “Resolution Period”) and all such discussions related thereto shall, unless otherwise agreed by Sellers and Buyer, be governed by Rule 408 of the Federal Rules of Evidence (and any applicable similar state rule).

(iii)            If Sellers and Buyer do not agree upon a final resolution with respect to any disputed items within the Resolution Period, then the remaining items in dispute shall be submitted immediately to the dispute resolution group of a nationally recognized, independent accounting firm reasonably acceptable to Sellers and Buyer (in either case, the “Accounting Firm”). The parties agree to instruct the Accounting Firm to render a determination of the applicable dispute within forty-five (45) days after referral of the matter to such Accounting Firm, which determination must be in writing and must set forth, in reasonable detail, the basis therefor. The terms of appointment and engagement of the Accounting Firm shall be as reasonably agreed upon among Sellers and Buyer, and any associated engagement fees shall be initially borne fifty percent (50%) by Sellers and fifty percent (50%) by Buyer; provided that such fees shall ultimately be borne by Sellers and Buyer in inverse proportion as they may prevail on matters resolved by the Accounting Firm, which proportionate allocations shall also be determined by the Accounting Firm at the time the determination of the Accounting Firm is rendered on the merits of the disputed items. Except as provided in the preceding sentence, all other costs and expenses incurred by the parties in connection with resolving any dispute hereunder before the Accounting Firm shall be borne by the party incurring such cost and expense. In resolving the disputed items, the Accounting Firm (A) shall be bound by the terms of this Agreement, (B) may not assign a value to any item greater than the greatest value claimed for such item or less than the smallest value claimed for such item by either Sellers or Buyer in the Closing Statement or Purchase Price Dispute Notice, (C) shall rely solely on the written submissions of the parties and shall not conduct an independent investigation, (D) shall limit its decision to such items as are in dispute and to only those adjustments as are necessary for the Proposed Purchase Price Calculations to comply with the provisions of this Agreement, including the Accounting Principles and (E) shall act as an expert and not as an arbitrator. Such determination of the Accounting Firm shall be conclusive and binding upon the parties absent manifest error. No ex parte conferences, oral examinations, testimony, depositions, discovery or other form of evidence gathering or hearings shall be conducted or allowed. For the avoidance of doubt, the Accounting Firm shall not review or make any determination with respect to any matter other than the matters that remain in dispute to the extent indicated in the Purchase Price Dispute Notice. At any time, including following the Resolution Period, Buyer and Sellers may agree to settle any disputed item, including any disputed item submitted to the Accounting Firm, which agreement shall be in writing and final and binding on the parties with respect to the subject matter of such disputed item so resolved; provided that, if an Accounting Firm has been engaged, the parties shall promptly provide a copy of such agreement to the Accounting Firm and instruct the Accounting Firm not to resolve such disputed item, it being agreed that if the Accounting Firm nonetheless resolves such disputed item for any reason, the agreement of the parties shall control.

(iv)           The parties agree that they will, and agree to cause their respective independent accountants and their respective Controlled Affiliates to, cooperate and assist in the calculation of the Final Purchase Price and in the conduct of the review by the other party and its Representatives or, if applicable, the Accounting Firm of any proposed calculations of the Final Purchase Price or the components thereof, including the making available, to the extent necessary, of books, records, work papers and personnel; provided, however, that the independent accountants of Sellers or Buyer shall not be obligated to make any working papers available to the other party or the Accounting Firm unless and until the recipient has signed a customary confidentiality and hold harmless agreement relating to such access to working papers in form and substance reasonably acceptable to such independent accountant.

(v)            Within five (5) Business Days after the date on which the Final Purchase Price is finally determined pursuant to this Section 1.5(e):

(1)            if the Final Purchase Price is greater than the Estimated Purchase Price, Buyer shall pay, or cause to be paid, to Sellers or other Persons designated by Sellers, a cash amount equal to such excess by wire transfer of immediately available funds to the Seller Designated Account(s) (or such other accounts as Sellers shall designate in writing to Buyer not less than three (3) Business Days prior to such transfer), or

(2)            if the Estimated Purchase Price is greater than the Final Purchase Price, Sellers or their designees shall pay to Buyer or other Persons designated by Buyer a cash amount equal to such excess, by wire transfer of immediately available funds to an account that Buyer designates in writing to Sellers not less than three (3) Business Days prior to such transfer.

(vi)           Any amount paid pursuant to Section 1.5(e)(v) shall be treated as an adjustment to the Final Purchase Price for Tax purposes to the extent permitted by applicable Law.

(f)            Accounting Procedures. The Estimated Purchase Price, the Proposed Purchase Price Calculations, the Final Purchase Price, the Estimated Closing Statement and the Closing Statement and the calculations contained therein shall be determined in accordance with the definitions contained herein.

Section 1.6            Withholding. Buyer, Sellers and their respective Controlled Affiliates and withholding agents may deduct and withhold from amounts otherwise payable pursuant to this Agreement such amount as is required to be deducted and withheld with respect to such payment under applicable Law. Any amounts so deducted and withheld shall be promptly remitted over to the appropriate Governmental Authority. To the extent that amounts are so deducted and withheld and duly and timely remitted to the appropriate Governmental Authority, such deducted and withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made. If a party intends to withhold (except for withholding (1) with respect to payments of bonuses and other compensatory amounts for Tax purposes and (2) arising from a Seller’s failure to timely deliver a duly executed IRS Form W-9 pursuant to Section 6.2(e)), such party shall provide notice as promptly as practicable to the party in respect of whom such payment is to be made, and such parties shall cooperate with each other to take commercially reasonable steps to minimize or eliminate such withholding or deduction in accordance with applicable Law.

Article 2

Representations and Warranties of Sellers

Except as set forth in the Seller Disclosure Letter (subject to Section 10.12), Sellers represent and warrant to Buyer as follows:

Section 2.1            Organization and Power. Each of Sellers and each of the Transferred Subsidiaries is an entity duly organized, validly existing and in good standing (or the equivalent thereof, where such concept is recognized) under the laws of its jurisdiction of organization, except where the failure to be in good standing would not, individually or in the aggregate, be (or reasonably be expected to be) material to the Business, taken as a whole. Each of the Sellers and the Transferred Subsidiaries has all requisite corporate, limited liability company or other entity power and authority to own, lease and operate its material properties and to carry on its businesses as presently conducted, except where the absence of such power to conduct its business would not, individually or in the aggregate, be (or reasonably be expected to be) material to the Business, taken as a whole. Each of the Transferred Subsidiaries is duly qualified or licensed to do business and is in good standing (or the equivalent thereof, where such concept is recognized) in the jurisdictions in which the property and assets owned, leased or operated by it, or the nature of the business conducted by it, makes such qualification or licensing necessary, except where the failure to be so duly qualified or licensed and in good standing would not reasonably be expected to (a) individually or in the aggregate, be (or reasonably be expected to be) material to the Business, taken as a whole or (b) prevent or materially delay or materially impair the consummation by Sellers of the transactions contemplated hereby. Sellers have provided to Buyer true, correct and complete copies of the Transferred Subsidiaries’ Organizational Documents, which are each in full force and effect, and no Transferred Subsidiary is in violation of any provision thereof.

Section 2.2            Authorization.

(a)            Sellers have all requisite corporate, limited liability company or other entity power and authority to execute and deliver this Agreement and the Ancillary Agreements to which Sellers are a party, as applicable, and to consummate the transactions contemplated hereby and thereby. The execution, delivery or performance of this Agreement and the Ancillary Agreements to which Sellers are a party by Sellers and the consummation of the transactions contemplated hereby and thereby by Sellers have been duly authorized by all requisite corporate, limited liability company or other entity power action of Sellers. No vote or approval of the holders of any class or series of capital stock of Sellers is necessary for the execution, delivery or performance by Sellers of this Agreement or the Ancillary Agreements to which Sellers are a party or the consummation by Sellers of the transactions contemplated hereby or thereby. This Agreement has been (and the execution, delivery or performance of each of the Ancillary Agreements to which Sellers will be a party will be) duly and validly executed and delivered by Sellers and constitutes (and each such Ancillary Agreement when so executed and delivered by Sellers will constitute) a valid, legal and binding agreement of Sellers (assuming that this Agreement has been, and the Ancillary Agreements to which Sellers are a party will be, duly and validly authorized, executed and delivered by the other Persons party thereto), enforceable against Sellers in accordance with its terms, except to the extent that enforceability may be limited by applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other Laws affecting the enforcement of creditors’ rights generally.

(b)            Assuming the truth and accuracy of the representations and warranties of Buyer set forth in Section 3.2(b), no notices to, filings with or authorizations, registrations, declarations, consents or approvals of any Governmental Authority are necessary for the execution, delivery or performance by Sellers or any of their Controlled Affiliates of this Agreement or the Ancillary Agreements to which Sellers or any of their Controlled Affiliates are a party or the consummation by Sellers or their Controlled Affiliates of the transactions contemplated hereby or thereby, except for (i) compliance with and filings under the HSR Act and (ii) those the failure of which to obtain or make would not, individually or in the aggregate, be (or reasonably be expected to be) material to the Business, taken as a whole, or that would reasonably be expected to prevent or materially delay or materially impair the consummation by Sellers of the transactions contemplated hereby.

Section 2.3            Non-Contravention. Assuming compliance with the items described in clauses (i)-(ii) of Section 2.2(b), the execution, delivery and performance by Sellers and their Controlled Affiliates of this Agreement and the Ancillary Agreements to which Sellers or any of their Controlled Affiliates are a party and the consummation of the transactions contemplated hereby and thereby do not (a) conflict with or result in any breach of any provision of the Organizational Documents of Sellers or any applicable Controlled Affiliates, violate any applicable Law of any Governmental Authority having jurisdiction over Sellers or any applicable Controlled Affiliates, (b) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default, or give rise to any right of, consent, termination, cancellation, modification or acceleration under, any of the terms, conditions or provisions of any Transferred Business Contract or (c) result in the creation or imposition of any Lien (other than Permitted Liens) on any Transferred Asset, except, in the case of clauses (b) and (c), as would not reasonably be expected to, individually or in the aggregate, (i) be (or reasonably be expected to be) material to the Business, taken as a whole, or (ii) prevent or materially delay or materially impair the consummation by Sellers of the transactions contemplated hereby.

Section 2.4            Transferred Subsidiaries.

(a)            Section 2.4(a) of the Seller Disclosure Letter contains a complete and accurate list (i) of the Transferred Subsidiaries, including, for each of such Transferred Subsidiaries, (w) its name, (x) its jurisdiction of organization, (y) all issued and outstanding shares of capital stock of such Transferred Subsidiaries (such interests, collectively, the “Transferred Subsidiaries Interests”) and (z) the holder of record of each of the Transferred Subsidiary Interests and (ii) the Joint Venture and any other minority investment or other equity interests held by any Transferred Subsidiary or otherwise primarily related to the Business, including (w) its name, (x) its jurisdiction of organization, (y) the shares of capital stock or other equity interests held by Seller or its Controlled Affiliates and (z) the holder of record of such shares or other equity interests.

(b)            The Transferred Subsidiaries Interests, collectively, constitute all of the shares of capital stock or other equity interests of the Transferred Subsidiaries. Sellers are the holders of record and beneficially own all of the Transferred Subsidiaries Interests, and have good and valid title to such Transferred Subsidiaries Interests, free and clear of all Liens (other than Permitted Liens). All of the Transferred Subsidiaries Interests have been duly authorized, validly issued and are fully paid and non-assessable and are owned free and clear of any Liens (other than Permitted Liens). Effective as of the Closing, good and valid title to the Transferred Subsidiaries Interests will pass to Buyer through its ownership of the Transferred Subsidiaries Interests, free and clear of all Liens (other than restrictions arising under applicable securities Law).

(c)            Other than the Transferred Subsidiaries Interests, there are no outstanding (i) shares of capital stock of or other voting or equity interests in the Transferred Subsidiaries, (ii) bonds, debentures or other Indebtedness of any Transferred Subsidiary having the right to vote on any matters on which holders of capital stock or other voting or equity interests may vote, or other securities exercisable or exchangeable for or convertible into shares of capital stock of or other voting or equity interests in the Transferred Subsidiaries, (iii) preemptive rights, options, restricted equity units, warrants or other rights to acquire or subscribe from the Transferred Subsidiaries or obligations of the Transferred Subsidiaries to issue, any equity securities or securities convertible into or exchangeable or exercisable for Transferred Subsidiaries Interests or (iv) equity appreciation, phantom equity, profit participation or similar rights with respect to any Transferred Subsidiaries Interests.

(d)            Neither Sellers nor any of their Controlled Affiliates is party to any right of first refusal, right of first offer, proxy, voting agreement, registration rights agreement, equityholders agreement or any other Contract with respect to the sale, repurchase, redemption, transfer or voting of any Transferred Subsidiaries Interests. There is no Liability for, or obligation with respect to, any dividends or distributions declared or accumulated but unpaid with respect to any shares of the capital stock or other equity interests of any Transferred Subsidiary.

Section 2.5            Financial Statements.

(a)            Section 2.5(a) of the Seller Disclosure Letter contains true, correct and complete copies of the management-prepared unaudited trial balances of the Business as of and for the twelve months ended March 31, 2023 and as of and for the six months ended September 30, 2023 (collectively, the “Trial Balances”).

(b)            The Trial Balances (i) have been prepared from, and are in accordance with and accurately reflect, in all material respects, the books and records of Sellers and their Affiliates, and (ii) are derived from Sellers’ and their Affiliates’ combined audited financial information. The Trial Balances have been prepared in accordance in all material respects with Sellers’ regular reporting and accounting policies, practices and methodologies. The Trial Balances have been prepared in accordance with GAAP (taking into account its materiality standards) and fairly present in all material respects the financial condition, assets and liabilities, results of operations and cash flow of the Business as of the respective dates and for the respective periods presented, except as may be noted therein and subject to normal year-end adjustments which are not material to the Transferred Subsidiaries and the Business, taken as a whole, and the absence of footnote disclosures; provided that the Trial Balances and the foregoing representations and warranties are qualified by the fact that the Business has not operated as a separate standalone entity and has received certain allocated charges and credits which do not necessarily reflect amounts which would have resulted from arms-length transactions or which the Business would incur on a standalone basis.

(c)            The Carve-Out Financial Statements (and the Additional Carve-Out Financial Statements, if applicable), when delivered pursuant to the terms of this Agreement and at the Closing (i) will have been prepared from, and will be in accordance with and accurately reflect, in all material respects, the books and records of Sellers and their Affiliates, (ii) will be derived from Sellers’ and their Affiliates’ combined audited or unaudited financial information, as applicable, (iii) will have been prepared in accordance in all material respects with Sellers’ regular reporting and accounting policies, practices and methodologies, and (iv) will have been prepared in accordance with GAAP (taking into account its materiality standards) and will fairly present in all material respects the financial condition, assets and liabilities, results of operations and cash flow of the Business as of the respective dates and for the respective periods presented, except as may be noted therein and subject to normal year-end adjustments which are not material to the Transferred Subsidiaries and the Business, taken as a whole, it being understood that the unaudited combined statement of operations for the twelve month period ended December 31, 2023 will be prepared by adding the financial data from the unaudited combined statement of operations for nine months ended December 31, 2023 to the financial data from the audited combined statement of operations for fiscal year ended March 31, 2023 and subtracting the financial data related to the nine months ended December 31, 2022 compiled from analyses prepared by the Parent from its accounting records.

(d)            Parent maintains a system of internal controls over financial reporting sufficient to provide reasonable assurances regarding the reliability of financial reporting related to the consolidated business of Sellers and their Controlled Affiliates of which the Business forms a part. There are not (A) any significant deficiencies or material weaknesses in the design or operation of internal controls over financial reporting that are reasonably likely to adversely affect in any material respects the ability to record, process, summarize and report financial information related to the consolidated business of Sellers and their Controlled Affiliates of which the Business forms a part and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in the internal controls over financial reporting. Taking into account applicable reserves, the accounts receivable of the Business reflected in the Trial Balances are, in all material respects, bona fide receivables representing amounts due in favor of the Business for arm’s length transactions entered into in the Ordinary Course of Business.

Section 2.6            Other Liabilities. There are no obligations, claims, Indebtedness or other Liabilities of the Business of any nature or kind whatsoever (whether accrued, known or unknown, absolute, contingent or otherwise), except (i) Liabilities disclosed in the Trial Balances, (ii) Liabilities incurred in the Ordinary Course of Business since September 30, 2023 (none of which arises from any material violation of Law or material breach of Contract) that would not, individually or in the aggregate, be (or reasonably be expected to be) material to the Business, taken as a whole, (iii) Liabilities incurred pursuant to or in connection with the transactions contemplated by this Agreement or the Ancillary Agreements or disclosed in this Agreement (including the Seller Disclosure Letter), (iv) Indebtedness under the Securitization Facility and Existing Notes, (v) Liabilities that have been (or will be prior to or at the Closing) discharged or paid off, (vi) Liabilities that are Retained Liabilities, and (vii) other Liabilities that would not, individually or in the aggregate, be (or reasonably be expected to be) material to the Business, taken as a whole.

Section 2.7            Absence of Certain Changes. During the period beginning on March 31, 2023 and ending on the date of this Agreement, (a) there has not been a Material Adverse Effect, and (b) the Business has been conducted in the Ordinary Course of Business.

Section 2.8            Material Contracts.

(a)            Section 2.8(a) of the Seller Disclosure Letter lists, as of the date hereof, the following Contracts primarily related to or otherwise material to the operation of the Business to which Sellers or any of their Controlled Affiliates is a party and which have not been entirely fulfilled or performed as of the date hereof, except for (v) this Agreement, (w) any Benefit Plan, (x) Divided Commingled Contracts, (y) Contracts related to services to be performed under the Transitional Services Agreement and (z) any purchase orders, invoices or other similar Contracts entered into or received in the Ordinary Course of Business (collectively, the “Material Contracts”):

(i)             any Contract relating to any incurrence, assumption or guarantee of Indebtedness for borrowed money by any Transferred Subsidiary or, with respect to the Business, Sellers or any of their Controlled Affiliates (as applicable) in excess of $500,000;

(ii)            any joint venture agreement or partnership agreement or other similar Contract memorializing any joint venture or partnership between the Business and a third party;

(iii)            any Contract relating to the acquisition or disposition of any business, capital stock or other equity securities or assets of any Person (whether by merger, consolidation or other business combination, sale of stock or other securities, sale of assets or otherwise) entered into during the past five (5) years or under which the Business has any continuing obligation;

(iv)           any Contract providing for payments by or to the Business estimated or projected by Sellers, in good faith, to be in excess of $1,000,000 per annum, or $5,000,000 over the life of such Contract;

(v)            any Contract that contains exclusivity obligations, right of first refusal or right of first offer, most favored nation obligations, “take or pay” obligations, or non-competition obligations or restrictions binding on the Business;

(vi)           any Contract containing covenants that (A) restrict or purport to restrict the Business (or any of the owners thereof or their respective Affiliates) from any solicitation, hiring or engagement of any Person or the solicitation of any customer or (B) limit or purport to limit the freedom of any the Business (or any of the owners thereof or their respective Affiliates) to engage in any line of business, compete with any Person or operate in any geographic areas or markets;

(vii)          any Contract (A) pursuant to which the Business receives from a third party a license or other right to use any material Intellectual Property used in the Business, other than (i) shrink-wrap, click wrap, and off-the-shelf software licenses, and other non-exclusive licenses of uncustomized software that is commercially available to the public generally, with aggregate fees of $250,000 or less, and (ii) licenses for Intellectual Property used by Sellers or their Controlled Affiliates in connection with the provision of services under the Transitional Services Agreement or (B) pursuant to which material Transferred Intellectual Property is licensed to a third party other than non-exclusive licenses granted in the Ordinary Course of Business in connection with the sale or licensing of products or services of the Business;

(viii)         any Labor Agreement covering any Business Employees;

(ix)            any Contract pursuant to which the Business receives the services of independent contractors or other non-employee service providers;

(x)            any Contract that grants a Lien (other than a Permitted Lien) on any material Transferred Asset or material property or asset of the Transferred Subsidiaries that is not an Excluded Asset;

(xi)            any Contract with a Key Customer or Key Supplier;

(xii)           any Government Contract where the counterparty is a Governmental Authority and for which (x) the period of performance has not expired or terminated or (y) final payment has not yet been received as of the date hereof;

(xiii)          any Contract relating to the settlement or conciliation of any Litigation (A) since April 1, 2021 and providing for payment by the Business in excess of $500,000 or (B) pursuant to which the Business will have any outstanding obligation after the date hereof;

(xiv)          any Contract pursuant to which any third party sales representative or other third party representative (a “Third Party”) is appointed to promote and solicit offers for the purchase of products and services of the Business or the Transferred Subsidiaries in any territory outside of the United States (each, a “Foreign Sales Representative Agreement”);

(xv)          any Affiliate Contract; and

(xvi)         any Lease, any Landlord Lease and any agreement or instrument for the purchase, sale, transfer or encumbrance of any real property or interest therein, including the Owned Real Property.

(b)            (i) Each Material Contract is in full force and effect and is a valid and binding agreement of a Transferred Subsidiary, Sellers or their Affiliates, as applicable, except to the extent that enforceability may be limited by applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other Laws affecting the enforcement of creditors’ rights generally, (ii) neither a Transferred Subsidiary, Sellers or their Affiliates, as applicable, nor, to the Knowledge of Sellers, any other party thereto is in default or breach in any material respect under (or is alleged in writing to be in default or breach in any material respect under) the terms of has provided or received any written notice of any intention to terminate, any such Material Contract, and (iii) no event or circumstance has occurred that, with notice or lapse of time or both, would constitute an event of default thereunder or result in a termination thereof or would cause or permit the acceleration of or other changes of or to any right or obligation or the loss of any benefit thereunder, except, in each case of clauses (i) – (iii), except as would not, individually or in the aggregate, be (or reasonably be expected to be) material to the Business, taken as a whole. To the Knowledge of Sellers, neither Sellers nor any of their Controlled Affiliates have received any written notice of the intention of any party to terminate any Material Contract. Prior to the date hereof, Sellers have made available to Buyer true, correct and complete copies of the Material Contracts as of the date hereof, together with all material modifications and amendments thereto.

Section 2.9            Properties.

(a)            Owned Real Property. Section 2.9(a) of the Seller Disclosure Letter sets forth all real property and interests in real property owned by Parent or any of its Controlled Affiliates that are primarily used or intended to be used in, or otherwise related to the Business (including all real property owned by the Transferred Subsidiaries) (the “Owned Real Property”) and all Owned Wellington Leasehold Improvements. Either Sellers or their Controlled Affiliates have good, valid and marketable fee simple title to the Owned Real Property and all Owned Wellington Leasehold Improvements, free and clear of all Liens other than Permitted Liens and Liens that will be released at or prior to the Closing. Sellers have delivered to Buyer true and complete copies of all vesting deeds. Except as set forth on Section 2.9(a) of the Seller Disclosure Letter, (i) neither Sellers nor the Controlled Affiliates have leased, subleased, licensed or otherwise granted to any Person the right to use or occupy the Owned Real Property other than the right of Buyer pursuant to this Agreement; (ii) there are no outstanding agreements, options, rights of first offer or rights of first refusal to purchase any Owned Real Property or Owned Wellington Leasehold Improvements or any portion thereof or interest therein; and (iii) there is no condemnation, expropriation or other proceeding in eminent domain pending or, to the Knowledge of Sellers, threatened, affecting any Owned Wellington Leasehold Improvements, Owned Real Property or any portion thereof or interest therein.

(b)            Real Property Leases. Section 2.9(b) of the Seller Disclosure Letter sets forth a true and complete list of all leases, subleases, licenses or other agreements in effect as of the date hereof (including all amendments, extensions, renewals, guaranties and other agreements with respect thereto) for all real property leased, ground leased, subleased, licensed or otherwise occupied (but not owned) (collectively, the “Leases”) by Parent or any of its Controlled Affiliates that are primarily used or intended to be used in, or otherwise related to the Business (including all Leases to which the Transferred Subsidiaries are parties) (the “Leased Real Property”). Sellers have a valid, binding and enforceable leasehold estate or lease interest in each Leased Real Property, free and clear of all Liens, other than Permitted Liens, and neither Sellers nor their Controlled Affiliates have collaterally assigned or granted any other security interest in any Lease. Sellers have delivered to Buyer a true and complete copy of each of the Leases. Sellers’ and/or the Controlled Affiliates’ possession and quiet enjoyment of the Leased Real Property under each Lease has not been disturbed, and to the Knowledge of Sellers, there are no disputes with respect to the Leases. Neither Sellers nor their Controlled Affiliates nor, to the Knowledge of Sellers, any other parties to a Lease are in default or breach in any material respect under (nor has Seller received written notice of any default under) the terms of any Lease, or have provided or received any written notice of any intention to terminate, such Lease, and no event or circumstance has occurred that, with notice or lapse of time or both, would constitute an event of default thereunder or result in a termination thereof or would cause or permit the acceleration of or other changes of or to any right or obligation or the loss of any benefit thereunder, except as would not, individually or in the aggregate, be (or reasonably be expected to be) material to the Business, taken as a whole. The Leases governing the Leased Real Property are in full force and effect, except to the extent that enforceability may be limited by applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other Laws affecting the enforcement of creditors’ rights generally. Except as set forth on Section 2.9(b) of the Seller Disclosure Letter, Sellers have not subleased, licensed or otherwise granted any Person the right to use or occupy the Leased Real Property or any portion thereof. The Business Real Property described in Sections 2.9(a) – (b) of the Seller Disclosure Letter comprises all of the material real property used or intended to be used in, or otherwise related to, the Business.

(c)            Landlord Leases. Schedule 2.9(c) of the Seller Disclosure Letter sets forth a true and complete list of all Owned Real Property Leases and Leased Real Property Subleases (including all amendments, extensions, renewals, guaranties and other agreements with respect thereto) (collectively, the “Landlord Leases”), including the date and name of the parties to such Landlord Lease document. Sellers have delivered to Buyer a true and complete copy of each such Landlord Lease document, and in the case of any oral agreement, a written summary of the material terms of such agreement. Except as set forth in Schedule 2.9(c) of the Seller Disclosure Letter, with respect to each of the Landlord Leases: (i) such Landlord Lease is legal, valid, binding, enforceable and in full force and effect; (ii) neither Sellers nor any of their Controlled Affiliates nor any other party to such Landlord Lease is in breach or default in any material respect thereunder, and no event has occurred or circumstance exists which, with the delivery of notice, the passage of time or both, would constitute such a breach or default thereunder; (iii) no security deposit or portion thereof deposited with respect such Landlord Lease has been applied in respect of a breach or default under such Landlord Lease which has not been redeposited in full; (iv) neither Sellers nor any of their Controlled Affiliates owe any brokerage commissions or finder’s fees with respect to such Landlord Lease; (v) the other party to such Landlord Lease is not an Affiliate of, and otherwise does not have any economic interest in, Sellers or any of their Controlled Affiliates; (vi) the other party to such Landlord Lease has not subleased, licensed or otherwise granted any Person the right to use or occupy, the premises demised thereunder or any portion thereof; (vii) the other party has not collaterally assigned or granted any other security interest in such Landlord Lease; and (viii) there are no liens or encumbrances on the estate or interest created by such Landlord Lease.

(d)            Personal Property. Sellers and the Transferred Subsidiaries have good and valid title to, or otherwise has the right to use pursuant to a valid and enforceable lease or similar contractual arrangement, all of the material tangible assets constituting Transferred Assets, in each case, free and clear of any Liens (other than Permitted Liens). The material tangible assets of Sellers and the Transferred Subsidiaries are in good operating condition and repair, ordinary wear and tear excepted, and are reasonably fit and usable for the particular purposes for which they are used, and are free from material defects in all material respects.

Section 2.10            Intellectual Property; IT Systems; Data Privacy and Security.

(a)            Section 2.10(a) of the Seller Disclosure Letter lists all registrations or issuances for, and pending applications for registrations and issuances of, patents, trademarks, service marks, industrial designs, domain names and copyrights, in each case included in the Transferred Intellectual Property. The issued patents, registered trademarks, registered service marks, registered industrial designs and registered copyrights set forth in Section 2.10(a) of the Seller Disclosure Letter are, to the Knowledge of Sellers, valid and enforceable, and the applicable Transferred Subsidiary exclusively owns (or, with respect to domain names, is the exclusive registrant of) each of the items set forth in Section 2.10(a) of the Seller Disclosure Letter free and clear of all Liens except for Permitted Liens, and all such issuances, registrations and applications are subsisting and in full force and effect.

(b)            The Transferred Intellectual Property constitutes all material Intellectual Property owned by Sellers or their Controlled Affiliates that is used or held for use in the Business (other than the Seller Marks), and the Transferred Licensed Intellectual Property constitutes all material Intellectual Property licensed by Sellers or their Controlled Affiliates that is used or held for use in the Business (other than, in each case, rights provided or otherwise made available under the Transitional Services Agreement). The execution, delivery and performance by Sellers and their Controlled Affiliates of this Agreement and the Ancillary Agreements to which Sellers or any of their Controlled Affiliates are a party and the consummation of the transactions contemplated hereby and thereby will not result in the loss, termination or impairment of any rights of the Business to use or otherwise exploit any Intellectual Property (other than the Seller Marks), except as would not reasonably be expected to, individually or in the aggregate, be (or reasonably be expected to be) material to the Business, taken as a whole.

(c)            Neither Sellers nor any of their Controlled Affiliates have received any written notice or claim (i) that the Business is infringing, misappropriating, diluting or otherwise violating or has, since April 1, 2020, infringed, misappropriated, diluted or otherwise violated the Intellectual Property of any Person in any material respect, or (ii) challenging Sellers’ or their Controlled Affiliates ownership or use of, or the validity, enforceability, or registrability of, any material Transferred Intellectual Property.

(d)            To the Knowledge of Sellers, (i) the operation of the Business does not infringe, misappropriate, dilute or otherwise violate, and since April 1, 2020 has not infringed, misappropriated, diluted or otherwise violated, the Intellectual Property of any Person and (ii) no Person is infringing, misappropriating, diluting or otherwise violating any of the Transferred Intellectual Property.

(e)            Sellers and their Controlled Affiliates take commercially reasonable steps with respect to the Business to maintain the confidentiality of any trade secrets and other material confidential information of the Business and of third parties to which the Business owes a duty of confidentiality. All material Transferred Intellectual Property developed by past or current employees, consultants, or independent contractors of the Business in the scope of their employment or engagement either vested in Sellers or one of their Controlled Affiliates by operation of applicable Law or has been assigned to Sellers or one of their Controlled Affiliates under a written agreement. Each Person with access to trade secrets or other material confidential information of the Business has signed an agreement with reasonable confidentiality obligations and use restrictions or is under a duty of confidentiality by operation of applicable Law with respect to the same, and to the Knowledge of Sellers, no such Person is in material violation of any such agreement or duty.

(f)            There have been no failures, breakdowns, outages, or unavailability of any of the Transferred IT Systems since April 1, 2020 until the date hereof that caused a material disruption to the Business. To the Knowledge of Sellers, the Transferred IT Systems do not contain any virus or malware that would reasonably be expected to materially interfere with the conduct of the Business. Sellers and their Controlled Affiliates have taken commercially reasonable actions to protect the integrity and security of the Transferred IT Systems against unauthorized use, access, interruption, modification and corruption. Sellers and their Controlled Affiliates have implemented commercially reasonable data backup, data storage, system redundancy and disaster avoidance and recovery procedures with respect to the Transferred IT Systems.

(g)            Sellers and their Controlled Affiliates, with respect to the Business, maintain policies and procedures regarding data collection, security, privacy, storage, transfer, disclosure, use and retention that are reasonably designed to ensure that the operation of the Business is in compliance with all applicable Data Privacy Obligations. Sellers and their Controlled Affiliates, and to the Knowledge of Sellers, all affiliates, vendors, processors, or other third parties processing or otherwise accessing, or sharing Personal Information by, for, with or on behalf of Sellers and their Controlled Affiliates (“Data Partners”), with respect to the Business as currently conducted and as conducted since April 1, 2020 are and have been in material compliance with all such applicable Privacy Laws and binding policies, notices, statements, and with all other legal and contractual requirements applicable to the Business, including Sellers’ and their Controlled Affiliates’ published privacy policies (collectively, the “Data Privacy Obligations”). The execution, delivery, and performance of this Agreement and the transactions contemplated hereby will not result in a breach of any Data Privacy Obligations, require the consent of or provision of notice to any Person concerning such Person’s Personal Information, or prohibit or give rise to any right to limit the transfer to Buyer, or right of Buyer to own and process any such Personal Information, except as would not reasonably be expected to, individually or in the aggregate, be (or reasonably be expected to be) material to the Business, taken as a whole. Since April 1, 2020, none of Sellers nor any of their Controlled Affiliates have, with respect to the Business, (i) notified or been required to give notice to any customer, supplier, financial institution, Governmental Authority, data subject, or other Person with respect to any material noncompliance with Data Privacy Obligations and/or Security Incident, (ii) received any notice, request, claim, complaint, correspondence or other communication regarding such non-compliance; or (iii) been subject to or become aware of any pending or threatened inquiry, action, suit, investigation or proceeding by or before any Governmental Authority, in each case in relation to any actual or alleged Security Incidents and/or breach of Data Privacy Obligations. Sellers and their Controlled Affiliates since April 1, 2020 at all times have, and have required Data Partners processing material Personal Information to have, implemented, maintained and complied with reasonable administrative, technical, physical, and organizational measures, plans, procedures, controls, and programs, including a written information security program, to protect against a Security Incident, and identify and address risks to the security of Personal Information and Transferred IT Systems. Since April 1, 2020, there has been no alleged or actual material unauthorized access to or use, disclosure, or processing of, or breach of the security of, the Transferred IT Systems, any Personal Information, or any other material information or data collected, maintained or stored by or, to the Knowledge of Sellers, on behalf of the Business.

Section 2.11            Litigation. Since April 1, 2020, there has been (a) no Litigation pending or, to the Knowledge of Sellers, threatened in writing by or against any of the Transferred Subsidiaries, the Business or, with respect to the Business, Sellers or any other Controlled Affiliates thereof, and (b) no outstanding order, writ, judgment, injunction, decision, ruling, award or decree issued against any of the Transferred Subsidiaries, the Business or, with respect to the Business, Sellers or any other Controlled Affiliates thereof, except in each case of clauses (a) and (b) as would not, individually or in the aggregate, be (or reasonably be expected to be) material to the Business, taken as a whole, except as set forth on Section 2.11(a) of the Seller Disclosure Letter. Section 2.11(a) of the Seller Disclosure Letter of the Seller Disclosure Letter sets forth each pending Litigation matter related to the Transferred Subsidiaries or the Business, as of the date hereof, that could reasonably be expected to result in Liabilities of the Business in excess of $500,000 if decided adversely to the Business or the Transferred Subsidiaries.

Section 2.12            Compliance with Laws; Licenses and Permits.

(a)            The Transferred Subsidiaries, the Business, the Business Real Property and, with respect to the Business, Sellers and Controlled Affiliates are, and to the Knowledge of Sellers, the Joint Venture is, and for the past three (3) years have been, in compliance in all material respects with all applicable Laws.

(b)            Section 2.12(b) of the Seller Disclosure Letter sets forth a true and complete list of all Permits (other than PMAs and DERs) primarily relating to, or used or held for use in the operation or conduct of, or in connection with, the Business as conducted as of the date hereof, including special use or conditional use Permits relating to zoning requirements (collectively, the “Business Permits”) that are material to the Business, and the legal owner of such Business Permits; provided, that all FAA certificates and aviation certificates issued by any foreign equivalent Governmental Authority shall be deemed to be material to the Business for purposes of this Section 2.12(b). The Business Permits set forth in Section 2.12(b) of the Seller Disclosure Schedule represent all material Permits necessary for the lawful conduct of the Business as conducted as of the date hereof. The Business Permits are valid and in full force and effect, neither Sellers, their Controlled Affiliates, nor any of the Transferred Subsidiaries are or have during the past three (3) years been in default under the Business Permits, and no suspension, revocation, cancellation or material modification of any Business Permit is pending or, to the Knowledge of Sellers, has been threatened, except for any default pursuant to any such Business Permit or proceeding to suspend, revoke, cancel or modify any such Business Permit as would not, individually or in the aggregate, be (or reasonably be expected to be) material to the Business, taken as a whole.

(c)            Since April 1, 2018, none of the Transferred Subsidiaries, the Business or, with respect to the Business, Sellers or any other Controlled Affiliates thereof, any of their respective officers, directors, employees, or, to the Knowledge of Sellers, other representatives or agents, in each case, with respect to the Business, or, to the Knowledge of Sellers, the Joint Venture, has taken any action in violation of the U.S. Foreign Corrupt Practices Act of 1977, the UK Bribery Act 2010, all Laws enacted to implement the OECD Convention on Combating Bribery of Foreign Officials in International Business Transactions and all other applicable Laws relating to bribery, corruption, kick-backs or other improper or unlawful payments (regardless of the form, whether in money, property, services or otherwise) (collectively, “Anti-Corruption and Anti-Bribery Laws”). For purposes of this Section 2.12(c), “Knowledge of the Sellers” means the actual knowledge or awareness of a high probability of the existence of such circumstance, unless the individual actually believes that such circumstance does not exist, as of the Business Day prior to the date hereof, of the individuals set forth on Section 9.1(d) of the Seller Disclosure Letter.

(d)            Since April 1, 2018, (i) none of the Transferred Subsidiaries, the Business or, with respect to the Business, Sellers or any other Controlled Affiliates thereof, any of their respective officers, directors, employees, or, to the Knowledge of Sellers, other representatives or agents, in each case, with respect to the Business, or, to the Knowledge of Sellers, the Joint Venture, has taken any action in violation of the (A) Sanctions, (B) Trade Controls, (C) all anti-money laundering Laws (including related to recordkeeping and reporting requirements), including the U.S. Currency and Foreign Transaction Reporting Act of 1970, the U.S. Money Laundering Control Act of 1986, the UK Proceeds of Crime Act 2002 and the UK Terrorism Act 2000, (D) the UK Criminal Finances Act 2017 and all other applicable Laws related to tax evasion and (E) such other Laws relating to unlawful payments, the establishment or maintenance of unlawful or unrecorded funds, false or fictitious book entries, racketeering activities, unlawful rebates and influence payments (collectively the “Specified Business Conduct Laws”) and (ii) none of the Transferred Subsidiaries, the Business or, with respect to the Business, Sellers or any other Controlled Affiliates thereof, or, to the Knowledge of Sellers, any of their respective officers, directors, employees, representatives or agents, in each case with respect to the Business, or, to the Knowledge of Sellers, the Joint Venture, are subject to investigations, disciplinary proceedings, or enquiries by any Governmental Authority (in each case, other than any ordinary course audits or enquiries) for, or has received any written or, to the Knowledge of Sellers, oral notice from, or made a voluntary disclosure to, a Governmental Authority regarding, any violation of any Specific Business Conduct Laws.

(e)            Since April 1, 2018: (i) none of the Transferred Subsidiaries, the Business or, with respect to the Business, Sellers or any other Controlled Affiliates thereof, or any of their respective directors, officers, or employees, or, to the Knowledge of Sellers, other agents or other Third Parties, or, to the Knowledge of Sellers, the Joint Venture, are, or have been (A) a Sanctioned Person or (B) subject to debarment or any list-based designations under any Trade Controls and (ii) the Transferred Subsidiaries, the Business and, with respect to the Business, Sellers and their other Controlled Affiliates thereof have (A) maintained in place and implemented controls and systems to comply with applicable Trade Controls and Sanctions and (B) not engaged in any dealings or transactions, direct or indirect, with, involving, or for the benefit of any Sanctioned Person or Sanctioned Country or in violation of any Sanctions or Trade Controls.

(f)            Section 2.12(f) of the Seller Disclosure Letter lists all of the parts manufacturer approvals issued by the FAA, and similar Permits issued by EASA and other Governmental Authorities (each, a “PMA”) that are held by a Transferred Subsidiary (each, an “Owned PMA”), and for each Owned PMA, as applicable, (i) the Transferred Subsidiary to which it has been issued, (ii) the part name, and number to which it pertains, (iii) the aircraft make and model(s) to which it pertains, and (iv) whether, since April 1, 2020, the corresponding part has been offered for sale, sold, or otherwise exploited in the conduct or operation of the Business. The Owned PMAs constitute all of the PMAs held by Sellers and their Controlled Affiliates for parts manufactured by Sellers and their Controlled Affiliates and sold or otherwise exploited in the conduct of the Business, except as would not reasonably be expected to, individually or in the aggregate, be (or reasonably be expected to be) material to the Business, taken as a whole.

(g)            Section 2.12(g) of the Seller Disclosure Letter lists all of the designated engineering representative repairs issued by the FAA, and similar Permits issued by EASA and other Governmental Authorities (each, a “DER”) that are included in the Transferred DERs or held by a Transferred Subsidiary (each, an “Owned DER”), and for each Owned DER, as applicable, (i) the Person to which it has been issued, (ii) the parts, if any, which may be repaired or manufactured thereunder, and their corresponding part numbers, and (iii) whether, since April 1, 2020, it has been performed, in whole or in part, in the conduct or operation of the Business. The Owned DERs constitute all of the DERs held by Sellers and their Controlled Affiliates that have been performed in the operation or conduct of the Business, except as would not reasonably be expected to, individually or in the aggregate, be (or reasonably be expected to be) material to the Business, taken as a whole.

(h)            No suspension, cancellation, modification, revocation, non-renewal, withdrawal or termination of any Owned PMA or Owned DER is pending or, to the Knowledge of Sellers, has been threatened, and each Owned PMA and Owned DER is valid and in full force and effect, in each case except as would not, individually or in the aggregate, be (or reasonably be expected to be) material to the Business, taken as a whole.

(i)            Sellers and their Controlled Affiliates (i) have retained all applicable records with respect to the Owned PMAs and Owned DERs, and (ii) have retained design drawings and inspection records for all parts manufactured under Owned PMAs and all work performed under Owned DERs, in each case, in compliance with all applicable Laws promulgated by the FAA, EASA, and other Governmental Authorities that regulate aviation industry matters, in each case except as would not, individually or in the aggregate, be (or reasonably be expected to be) material to the Business, taken as a whole.

(j)            No third-party data has been used by Sellers or any of their Controlled Affiliates in the process of applying for and obtaining any Owned PMA, or designing the part to which any Owned PMA pertains.

Section 2.13            Environmental Matters.

(a)            The Transferred Subsidiaries and the Business are, and for the past three (3) years, have been, in compliance in all material respects with all applicable Environmental Laws.

(b)            The Transferred Subsidiaries and the Business have obtained, maintained, and are, and for the past three (3) years have been, in compliance in all material respects with all material Permits that are required pursuant to Environmental Laws for the operation of the Business as currently conducted.

(c)            Neither the Transferred Subsidiaries nor, with respect to the Business, Sellers or their other Controlled Affiliates, (i) has received from any Governmental Authority or any other Person any written notice alleging any material violation of or material Liability under any Environmental Law, excluding any such matter that has been fully and finally resolved with no further liability or obligation, or (ii) is subject to any material judgment, settlement, order, writ, injunction, decree or settlement issued pursuant to Environmental Law or relating to Hazardous Substances.

(d)            (i) Neither the Transferred Subsidiaries nor, with respect to the Business, Sellers or their other Controlled Affiliates, has generated, handled, treated, stored, transported, disposed of, arranged for the transportation or disposal of, or Released any Hazardous Substances and (ii) Hazardous Substances are not present at, in, on or under any Business Real Property, in each case in a manner or concentration that has given rise or is reasonably likely to give rise to an investigation, remediation, monitoring obligation, or Liability of the Transferred Subsidiaries or the Business under Environmental Laws, except for such obligation or Liability that would not, individually or in the aggregate, be (or reasonably be expected to be) material to the Business, taken as a whole.

(e)            Neither the Transferred Subsidiaries nor, with respect to the Business, Sellers or their other Controlled Affiliates, has, other than general obligations to comply with applicable Law, contractually assumed any Liability of any other Person pursuant to any Environmental Law, except for such Liability that would not, individually or in the aggregate, be (or reasonably be expected to be) material to the Business, taken as a whole.

(f)            The consummation of the transaction contemplated by this Agreement and the Ancillary Agreements will not require a filing to be made under the New Jersey Industrial Site Recovery Act, N.J.S.A. 13:1K-6 et seq., and the regulations promulgated pursuant thereto, N.J.A.C. 7:26B 1.1 et seq.

(g)            Sellers have made available to Buyer all material environmental site assessments, compliance audits, studies, and reports relating to any non-compliance with, or Liability under, Environmental Laws with respect to the operation of the Business or the presence or Release of Hazardous Substances at or from any Business Real Property or otherwise with respect to the operation of the Business that are in the possession or control of Sellers, their Controlled Affiliates, or the Transferred Subsidiaries.

Section 2.14            Employees, Labor Matters, etc.

(a)            On or prior to the date hereof, Sellers delivered to Buyer a list (the “Census”) of each Business Employee as of the date of this Agreement and each such Person’s: (i) employee ID, (ii) job title or position, (iii) work location (city, state (where applicable) and country), (iv) employing entity, (v) hourly rate or annual base salary (as applicable), (vi) hire date, (vii) employment status as active or on leave (including type of leave and anticipated date of return), (viii) classification by the Sellers and their Controlled Entities as exempt or non-exempt under applicable wage and hour laws, (ix) full or part time status, (x) current year annual cash incentive compensation opportunities, (xi) any other cash incentive (including commissions), and (xii) any equity or equity based compensation (including vesting schedules).

(b)            The Transferred Subsidiaries and, with respect to the Business and/or Business Employees, Sellers or any other Controlled Affiliates thereof, are neither party to nor otherwise bound by any Labor Agreements. There are no labor unions, works councils or other labor organizations or groups representing any Business Employee or any other current employee who performs services for a Transferred Subsidiary or the Business. There are no Labor Agreements that pertain to any Business Employee or any other current or former employee who performs or performed services for a Transferred Subsidiary or the Business. No union, works council, labor organization, or group of employees of any Transferred Subsidiary, or, with respect to the Business, Sellers or any other Controlled Affiliates (“Labor Organization”) has made a demand for recognition and there are no representation proceedings or petitions seeking a representation proceeding presently pending or, to the Knowledge of Sellers, threatened to be brought or filed with the National Labor Relations Board or other labor relations tribunal relating to the Business Employees or the Business. There is no, and for the last three (3) years there has been no, material organizing activity involving any Business Employees, Transferred Subsidiary or the Business pending or threatened by any Labor Organization. There is no pending or threatened labor arbitration, unfair labor practice charge, material labor grievance, strike, handbilling, slowdown, picketing, work stoppage, lockout, or other similar labor activity or dispute by, against or affecting the Transferred Subsidiaries, the Business or the Business Employees.

(c)            The Transferred Subsidiaries and, with respect to the Business and/or Business Employees, Sellers and all other Controlled Affiliates thereof, are and for the past three (3) years have been in material compliance with all applicable Laws respecting labor and/or employment, including Laws regarding hiring, background checks, employment, child labor, reductions in force, termination of employment, plant closings, mass layoffs, employment discrimination, pay equity, harassment, retaliation, reasonable accommodations, leaves of absence, terms and conditions of employment, compensation, wages, hours of work, worker classification (including classification of independent contractors and other non-employee workers and the classification of employees as exempt under the Fair Labor Standards Act and applicable state or local Laws) and payment, disability rights or benefits, equal opportunity, affirmative action, workers’ compensation, occupational health and safety, unemployment insurance, immigration and authorization to work (including Form I-9 requirements and any applicable E-Verify obligations) and Data Privacy Obligations with respect to all current and former employees, independent contractors, and contingent workers.

(d)            The Transferred Subsidiaries and, with respect to the Business and/or Business Employees, Sellers and any other Controlled Affiliates thereof, are not delinquent in payments to any Business Employees or any other current or former employees of the Transferred Subsidiaries for any services or amounts required to be reimbursed or otherwise paid.

(e)            There are no, and in the past three (3) years there has been no, pending or threatened Litigation against the Transferred Subsidiaries or, with respect to the Business and/or Business Employees, Sellers or any other Controlled Affiliates thereof, in connection with the employment or termination of employment of any Business Employee or applicant to become an employee of a Transferred Subsidiary or the Business, or any other current or former employee or other service provider who performs or performed services for a Transferred Subsidiary or the Business concerning alleged employment discrimination, harassment, retaliation, occupational safety and health, leave of absence, wrongful termination, failure to employ, breach of contract, equal pay, meals and break periods, misclassification of exempt employees or independent contractors, unfair labor practices, failure to pay wages or overtime, or any other labor- or employment-related matters.

(f)            To the Knowledge of Sellers, no Business Employee is subject to any contract, license, covenant, commitment, or other agreement or subject to any judgment, decree or order of any court or administrative agency, that would interfere with such Business Employee’s ability to promote the interest of the Business or that would conflict with the conduct of the Business as currently conducted and contemplated to be conducted by the Transferred Subsidiaries.

(g)            Sellers and their Controlled Affiliates have complied in all material respects with all applicable immigration and work eligibility Laws including, but not limited to, the Immigration Reform and Control Act of 1986, the Immigration Act of 1990, and the Illegal Immigration Reform and Immigration Responsibility Act of 1996, governing verification of the identity and lawful work authorization of employees. Sellers and their Controlled Affiliates are in possession of a Form I-9 for each Business Employee, which has been completed and retained in all material respects in accordance with the requirements of applicable Laws.

(h)            In the past three (3) years, no material sexual harassment, sexual misconduct or assault allegations have been made or threatened by or against any Business Employee or any other current or former officer, director, or employee of or other individual service provider providing services for the Transferred Subsidiaries or the Business. The Transferred Subsidiaries and, with respect to the Business and/or Business Employees, Sellers or any other Controlled Affiliates thereof, have not entered into any settlement agreements with regard to any alleged sexual harassment, sexual misconduct, or assault by or against any Business Employee or any other current or former officer, director or employee of or other individual service provider providing services for the Transferred Subsidiaries or the Business.

Section 2.15            Employee Benefit Plans and Related Matters; ERISA.

(a)            Section 2.15(a)(i) of the Seller Disclosure Letter lists all material Transferred Plans. Section 2.15(a)(ii) of the Seller Disclosure Letter lists all material Seller Plans. With respect to each material Transferred Plan, Sellers have made available to Buyer true, correct and complete copies (to the extent applicable) of (i) the plan document and trust agreement (or other funding instrument), including all amendments thereto, and for any unwritten plan, a summary of the material terms, (ii) the most recent summary plan descriptions and all summaries of material modification thereto, (iii) the three (3) most recent annual report (Form 5500 series) with all schedules and attachments thereto, (iv) the most recent determination or opinion letter received from the IRS, and (v) any non-routine correspondence with any Governmental Authority during the preceding three (3) years. With respect to each material Seller Plan, Sellers have made available to Buyer true, correct and complete copies (to the extent applicable) of the summary plan description (or other summary of the material terms of such Seller Plan), and the most recent determination or opinion letter received from the IRS.

(b)            Except as would not reasonably be expected to result in Liability to any of the Transferred Subsidiaries or the Business, none of the Transferred Subsidiaries nor Sellers or any Controlled Affiliates thereof sponsors, maintains, contributes to, has any obligation to contribute to, or has any other current or contingent liability or obligation under or with respect to: (i) a Multiemployer Plan, or (ii) a “defined benefit plan” (as defined in Section 3(35) of ERISA) or any other plan that is or was subject to Section 412 or 430 of the Code, or Section 302 or Title IV of ERISA. Except as would not reasonably be expected to result in material Liability to any of the Transferred Subsidiaries or the Business, none of the Transferred Subsidiaries nor Sellers or any Controlled Affiliates sponsors, maintains, contributes to, has any obligation to contribute to, or has any other current or contingent liability or obligation under or with respect to: (A) a “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA), (B) a “multiple employer plan” (within the meaning of Section 210 of ERISA or Section 413(c) of the Code), or (C) a plan that provides post-termination, post-ownership, or retiree health or other welfare benefits to Business Employees or other individual service providers of the Business other than (x) health continuation coverage pursuant to Section 4980B of the Code or other applicable Laws (“COBRA”) for which the covered Person pays the full cost of coverage or (y) as may be required by applicable Law of a jurisdiction outside of the United States. Except as would not reasonably be expected to result in material Liability to any of the Transferred Subsidiaries or the Business, none of the Transferred Subsidiaries nor Sellers or any Controlled Affiliates thereof or, to the Knowledge of Sellers, any other Person has engaged in any “prohibited transaction,” within the meaning of Section 406 and Section 407 of ERISA or Section 4975 of the Code, that is not otherwise exempt under Section 408 of ERISA.

(c)            Except as would not reasonably be expected to result in a material Liability to any of the Transferred Subsidiaries, the Business or Business Employee, each Benefit Plan has been sponsored, maintained, funded, operated and administered in accordance with its terms, and in compliance with the applicable requirements of ERISA, the Code, the Patient Protection and Affordable Care Act and any other applicable Law, and nothing has occurred and no condition exists with respect to any Benefit Plan (or former Benefit Plan) that could result in a material Tax, penalty or other Liability or obligation of any of the Transferred Subsidiaries, the Business or Business Employees, including with respect to Sections 6055, 6056, 4980B, 4980D, or 4980H of the Code. Each Benefit Plan intended to be qualified under Section 401(a) of the Code, and the trust (if any) forming a part thereof, has received a current favorable determination or opinion letter from the IRS or are entitled to rely on a favorable determination letter from the IRS as to its qualification within the meaning of Section 401(a) of the Code and, to the Knowledge of Sellers, nothing has occurred that could reasonably be expected to adversely affect such qualification of such Benefit Plan or result in any revocation of, or a change to, such determination or opinion letter.

(d)            Except as would not reasonably be expected to result in a material Liability to any of the Transferred Subsidiaries, the Business or Business Employees, other than routine claims for benefits, (i) there are no pending or, to the Knowledge of Sellers, threatened claims, actions, complaints, suit, investigation, proceedings or Litigations by or on behalf of any Business Employee or any participant in any of the Benefit Plans, or otherwise involving any Benefit Plan or the assets of any Benefit Plan, and (ii) to the Knowledge of Sellers, there is no fact or circumstance that could give rise to any such claim, action, complaint, suit, investigation, proceeding or Litigation.

(e)            The execution, delivery and performance by Sellers and their Controlled Affiliates of this Agreement and the Ancillary Agreements to which Sellers or any of their Controlled Affiliates are a party and the consummation of the transactions contemplated hereby and thereby do not alone or in combination with another event: (i) result in any payment or benefit becoming due to any current or former Business Employee or individual service provider of the Business; (ii) increase any compensation or material benefits under any Benefit Plan or otherwise with respect to any current or former Business Employee or individual service provider of the Business; (iii) result in the acceleration of the time of payment, vesting or funding or increase the amount of, any compensation or benefit due to any Business Employee or individual service provider of the Business, or result in the forgiveness of any such individual’s indebtedness; (iv) result in the payment of any amount (whether in cash or property or the vesting of property) that could, individually or in combination with any other such payment, constitute an “excess parachute payment” (within the meaning of Section 280G(b)(1) of the Code) or (v) result in the imposition on any person of an excise tax under Section 4999 of the Code.

(f)            Neither Sellers nor any of their Controlled Affiliates (including the Transferred Subsidiaries) have any obligation to gross-up, indemnify, reimburse or otherwise make whole any individual for any Tax or related interest or penalties incurred by any current or former Business Employees or individual service provider of the Business, including under Sections 409A or 4999 of the Code.

(g)            Each Benefit Plan that constitutes in any part a “nonqualified deferred compensation plan” (as defined under Section 409A(d)(1) of the Code) subject to Section 409A of the Code has been operated and administered in all material respects in operational compliance with, and is in all material respects in documentary compliance with, Section 409A of the Code and all IRS guidance promulgated thereunder, and no amount under any such plan, agreement or arrangement is, has been or is expected to be subject to any additional Tax, interest or penalties under Section 409A of the Code.

Section 2.16            Tax Matters.

(a)            Filing and Payment. All Income Tax and other material Tax Returns required to be filed by or with respect to the Transferred Subsidiaries, or in connection with the operation of the Business, by Sellers or any other Controlled Affiliates thereof, have been duly and timely filed (taking into account any extensions of time within which to file), and all Tax Returns filed by or with respect to the Transferred Subsidiaries, or in connection with the operation of the Business, Sellers or any other Controlled Affiliates thereof, are true, complete and correct in all material respects. All Income Taxes and other material Taxes (whether or not shown as due on any Tax Returns) required to be paid by or on behalf of the Transferred Subsidiaries or with respect to the Business have been duly and timely paid in full. All material Taxes required to be collected or withheld by or on behalf of the Transferred Subsidiaries, or in connection with the operation of the Business, Sellers or any other Controlled Affiliates thereof, have been duly and timely collected or withheld, and such collected or withheld Taxes have been either duly and timely paid or remitted to the proper Governmental Authority or properly set aside in accounts for such purpose. No claim has ever been made by any Governmental Authority in any jurisdiction where any of the Transferred Subsidiaries does not file Tax Returns that such Transferred Subsidiary is or may be subject to taxation in that jurisdiction in respect of Taxes that would be covered by or the subject of such Tax Return, which claim has not been fully resolved.

(b)            Secondary Liability. None of the Transferred Subsidiaries (i) has been a member of an affiliated group filing a consolidated, unitary, combined or similar Tax Return (other than the Parent Tax Group), or (ii) has liability for the Taxes of any Person (other than a member of the Parent Tax Group) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or non-U.S. Law), as a transferee or successor, by Contract (other than any customary agreements with customers, vendors, lenders, lessors or the like, in each case, principal subject matter of which does not relate to Taxes), or otherwise.

(c)            Procedure and Compliance.

(i)             No written agreement waiving or extending the statute of limitations for assessment or collection of any Taxes is currently in effect with respect to or on behalf of the Transferred Subsidiaries, nor has any request been made in writing for any such waiver or extension. No written power of attorney with respect to any Taxes relating to the Transferred Subsidiaries is pending or has been filed or entered into with any Governmental Authority.

(ii)            There is no audit, examination, investigation or other proceeding by any Governmental Authority pending or ongoing, or threatened in writing, with respect to any material Taxes or material Tax Returns of or with respect to the Transferred Subsidiaries or the Business.

(iii)            No Governmental Authority has asserted or assessed in writing any deficiency, adjustment or claim with respect to material Taxes against the Transferred Subsidiaries or with respect to the Business, which deficiency, adjustment or claim has not been fully resolved.

(iv)           There are no Liens for Taxes on the Transferred Assets, the Transferred Subsidiaries Interests or any property or assets of any Transferred Subsidiary or with respect to the Business, in each case, other than statutory liens for current Taxes (A) not yet due and payable or (B) due and payable but not delinquent or (C) the amount or validity of which is being contested in good faith by appropriate proceedings and for which adequate reserves are maintained in accordance with GAAP.

(v)            None of the Transferred Subsidiaries is a party to any Tax allocation, Tax indemnification or Tax sharing agreement or similar contract (other than any customary agreements with customers, vendors, lenders, lessors or the like and the principal subject matter of which does not relate to Taxes) with any Person, and no such agreement or contract would be binding upon the Transferred Subsidiaries or any of their respective affiliates (including, after the Closing, Buyer and its Affiliates) after the Closing Date.

(d)            Closing Agreements. Neither the Transferred Subsidiaries, nor in connection with the operation of the Business, Sellers nor any other Controlled Affiliates thereof, has received or applied for a Tax ruling or entered into a closing agreement pursuant to Section 7121 of the Code (or any predecessor provision or any similar provision of state, local or non-U.S. Law), in either case that would be binding upon the Transferred Subsidiaries or any of their respective Affiliates (including, after the Closing, Buyer) after the Closing Date.

(e)            Certain Events.

(i)             None of the Transferred Subsidiaries will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date, as a result of any: (A) change in method of accounting for a Pre-Closing Tax Period under Section 481 of the Code (or any corresponding provision of state, local or non-U.S. Law), (B) use of an improper method of accounting for any Pre-Closing Tax Period, (C) advanced or prepaid amount or deferred revenue received or accrued on or prior to the Closing, (D) deferred intercompany gain described in Treasury Regulations under Section 1502 of the Code (or any corresponding provision of state, local or non-U.S. Law), (E) any “closing agreement” as described in Section 7121 of the Code (or any comparable, analogous or similar provision under any state, local or non-U.S. Law) executed prior to the Closing, (F) installment sale or open transaction disposition made on or prior to the Closing Date, or (G) election made pursuant to Section 965 of the Code.

(ii)            None of the Transferred Subsidiaries has constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code in the two (2) years prior to the date hereof.

(iii)            None of the Transferred Subsidiaries conducts a trade or business, has a permanent establishment (within the meaning of an applicable Tax treaty), operates or conducts business through any branch or is otherwise subject to taxation in any country other than the country of its formation.

(iv)            None of the Transferred Subsidiaries has ever been (i) a “United States shareholder” as defined in Section 951(b) of the Code of a “controlled foreign corporation” as defined in Section 957 of the Code (or any comparable, analogous or similar provision of state, local or non-U.S. Law) nor (ii) a shareholder of a “passive foreign investment company” within the meaning of Section 1297 of the Code (or any comparable, analogous or similar provision of state, local or non-U.S. Law).

(v)            The Transferred Subsidiaries have complied in all material respects with all applicable transfer pricing Laws.

(vi)            No Transferred Subsidiary is party to any document, instrument, contract, agreement, deed or transaction in respect of which it is or will become liable to pay valued added tax in circumstances where the Transferred Subsidiary has no express entitlement to increase the consideration payable under the document, instrument, contract, agreement, deed or transaction or otherwise seek reimbursement so that the Transferred Subsidiary retains the amount it would have retained but for the imposition of value added tax.

(vii)          Triumph Aviation Services Asia Ltd. (“TASA”) complies in respects with the conditions set by the Thai Board of Investment (“BOI”) in relation to its BOI certificate, including the retention of records and the periodic reporting requirements.

(f)            Listed Transactions. Neither the Transferred Subsidiaries has participated in or been a party to, or promoter of, a transaction that constitutes a “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(2).

(g)            Tax Classification. Section 2.16(g) of the Seller Disclosure Letter sets forth the U.S. federal income tax classification of the Transferred Subsidiaries. No election has been filed to classify the Joint Venture as an association taxable as a corporation for Income Tax purposes.

For purposes of this Section 2.16, all references to the “Transferred Subsidiaries” shall include the Joint Venture.

Section 2.17            Insurance. Except as would not, individually or in the aggregate, be (or reasonably be expected to be) material to the Business, taken as a whole, Sellers and their Controlled Affiliates are in compliance with all current property and liability insurance policies covering the Transferred Subsidiaries and the Business (and all premiums due and payable thereon have been paid in full on a timely basis), and, as of the date hereof, no written notice of cancellation, termination or revocation has been received by Sellers or their Controlled Affiliates. As of the date hereof, there is no material pending claim related to the Transferred Subsidiaries or the Business or under any insurance policy set forth on Section 2.17 of the Seller Disclosure Letter to which Sellers have been notified in writing and to which coverage has been denied or issued a reservation of rights notice by the underwriters or issuers thereof.

Section 2.18            Finders’ Fees. No broker, finder, financial advisor or investment banker, other than as set forth on Section 2.18 of the Seller Disclosure Letter, whose fees shall be included in the Transaction Expenses or otherwise paid at Closing by Sellers or their Controlled Affiliates (other than any of the Transferred Subsidiaries), is entitled to any broker’s, finder’s, financial advisors, investment banker’s fee or commission or similar payment in connection with the transactions contemplated by this Agreement or the Ancillary Agreements based upon arrangements made by or on behalf of Sellers or any Controlled Affiliates thereof (including any of the Transferred Subsidiaries) with respect to the transactions contemplated by this Agreement or the Ancillary Agreements.

Section 2.19            Contracts with Affiliates. Section 2.19 of the Seller Disclosure Letter lists all Contracts to which any of the Transferred Subsidiaries or the Business, on the one hand, and Sellers or any of their Controlled Affiliates (other than the Transferred Subsidiaries or the Business), directors or officers (other than any employment, severance, bonus and similar arrangements concerning the compensation of directors or officers in the Ordinary Course of Business), on the other hand, are parties or are otherwise bound or affected (each such Contract, an “Affiliate Contract”).

Section 2.20            Sufficiency of Assets. Except as set forth on Section 2.20 of the Seller Disclosure Letter, upon (a) the purchase and acquisition of the Transferred Subsidiaries Interests and the Transferred Assets in accordance with this Agreement, (b) the receipt by Buyer or its Controlled Affiliates of the services under the Transitional Services Agreement, (c) the receipt of the benefits of any Transferred Assets that do not transfer to Buyer at the Closing pursuant to and in accordance with Section 4.11 and (d) receipt of the benefits of the portion of the Divided Commingled Contracts utilized by the Business that do not transfer to Buyer at the Closing pursuant to and in accordance with Section 4.12, Buyer shall have, directly or indirectly (including by means of ownership of rights to use pursuant to licenses or other Contracts), immediately following the Closing, the assets and properties and services and rights necessary to conduct the Business in substantially the same manner in all material respects as conducted as of immediately prior to the Closing.

Section 2.21            Key Customers and Suppliers. Section 2.21 of the Seller Disclosure Letter lists the top twenty (20) customers of the Business (based on total revenue generated from such customer) and the top fifteen (15) suppliers, vendors or service providers of the Business (based on payments made by or on behalf of the Business), in each case, for the year ended March 31, 2023 (such customers, the “Key Customers” and such suppliers, the “Key Suppliers”). Since April 1, 2022, no Key Customer or Key Supplier has (i) terminated or materially reduced or materially changed in any adverse manner the material terms on which such Key Customer or Key Supplier conducts business with the Business, or (ii) given written or, to the Knowledge of Sellers, express verbal notice of an intent to terminate all or substantially all of its business with the Business or materially reduce or materially change in any adverse manner the material terms of any Material Contract with any such Key Customer or Key Supplier; provided that purchase orders entered, changed and terminated in the Ordinary Course of Business are not considered “material terms” for purposes of clause (i) of this sentence. Except as set forth on Section 2.11 of the Seller Disclosure Letter, the Business is not involved in any material dispute with any Key Customer or Key Supplier.

Section 2.22            Government Contracts. With regard to each Government Contract, within the last three (3) years (i) all representations and certifications applicable to such Government Contract and associated bids or proposals were accurate in all material respects when made and have been updated as required; (ii) invoices submitted by the Transferred Subsidiaries or, with respect to the Business, Sellers and their Controlled Affiliates were accurate in all material respects, and any required adjustments have been promptly credited and reported to the applicable customer and recorded in the financial records of the Transferred Subsidiaries or Seller or its Controlled Affiliate, as applicable; (iii) neither the Transferred Subsidiaries nor, with respect to the Business, Sellers or any of their Controlled Affiliates are required to make or maintain any cost accounting or any pricing disclosure or guarantee, or to maintain any security clearance, accounting or property system, or performance or surety bond; (iv) none of the Transferred Subsidiaries or, with respect to the Business, Sellers or their Controlled Affiliates has claimed or been awarded a Government Contract because of “small business” status or other preferred bidder status; (v) none of the Transferred Subsidiaries, Sellers or their Controlled Affiliates, nor any of their respective Principals (as that term is defined by 48 C.F.R. § 2.101), has been suspended, debarred, or otherwise excluded from contracting with a Governmental Authority or been notified in writing of any proposed suspension, debarment or exclusion or received any show cause notice from a suspending, debarring or excluding official; (vi) no Governmental Authority nor prime contractor or subcontractor has notified the Transferred Subsidiaries or, with respect to the Business, Sellers or any of their Controlled Affiliates of any breach or violation of any applicable Law, (vii) no Transferred Subsidiary nor, with respect to the Business, Sellers or their Controlled Affiliates has conducted an internal investigation for which it engaged outside counsel or a forensic accounting firm, nor made any voluntary or mandatory disclosure to any Governmental Authority with respect to any irregularity, misstatement, significant overpayment, or actual, alleged or potential violation of Law, (viii) the Transferred Subsidiaries and Sellers and their Controlled Affiliates, as applicable, have complied with all Laws applicable to each Government Contract and the terms and conditions of each Government Contract; (ix) none of the Transferred Subsidiaries, Sellers or their Controlled Affiliates has received or been provided written (nor to the Knowledge of Sellers, any oral) cure notice, show cause notice, notice of investigation or audit by a Governmental Authority; and (x) the execution, delivery or performance of this Agreement will not result in a material violation, breach or default under any Government Contract and will not require novation under FAR Subpart 42.12.

Section 2.23            Counterfeit Parts. Since April 1, 2018, to the Knowledge of Sellers, the Business and the Transferred Subsidiaries have not purchased, and no supplier of the Business has furnished to the Business or the Transferred Subsidiaries, any Counterfeit Parts. Sellers and their Controlled Affiliates have implemented and maintain in place reasonable and customary control processes appropriate to prevent the use and inclusion of Counterfeit Parts in the products provided by the Business.

Section 2.24            No Additional Representations and Warranties. Sellers acknowledge and agree that, in entering into this Agreement, Sellers have relied solely upon their own investigation and analysis and the representations and warranties set forth in Article 3, and Sellers acknowledge that (i) neither Buyer nor any Affiliate of Buyer nor any of their respective Representatives makes or has made any representation or warranty, either express or implied, at law or in equity, with respect any matter and (ii) they have not been induced by or relied upon any representation, warranty or other statement, express or implied, made by Buyer or any Affiliate of Buyer or any of their respective Representatives or any other Person, except in the case of clause (i) or clause (ii) for the representations and warranties set forth in Article 3.

Section 2.25            No Other Representations and Warranties. Except for the representations and warranties expressly set forth in this Article 2 or in any certificate delivered pursuant to this Agreement, neither Sellers nor any of their Affiliates nor any of their respective Representatives nor any other Person makes or shall be deemed to make any representation or warranty to Buyer, express or implied, at law or in equity, on behalf of Sellers or any of their Affiliates, and each of Sellers and their Affiliates by this Agreement disclaims any such representation or warranty, whether by Sellers, any of their Affiliates or any of their respective Representatives or any other Person, notwithstanding the delivery or disclosure to Buyer or any of its Representatives or any other Person of any documentation or other information by Sellers or any of their Affiliates or any of their respective Representatives or any other Person with respect to any one or more of the foregoing.

Article 3

Representations and Warranties of Buyer

Buyer represents and warrants to Sellers as follows:

Section 3.1            Organization and Power. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to carry on its business as presently conducted, except where the absence of such power to conduct its business would not reasonably be expected to have, individually or in the aggregate, a Buyer Material Adverse Effect.

Section 3.2            Authorization.

(a)            Buyer has all requisite corporate power and authority to execute and deliver this Agreement and the Ancillary Agreements to which Buyer is a party and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance of this Agreement and the Ancillary Agreements to which Buyer or any of its Controlled Affiliates is a party by Buyer or such Controlled Affiliates and the consummation of the transactions contemplated hereby and thereby by Buyer or such Controlled Affiliates have been duly authorized by all requisite corporate, limited liability company or other entity action of Buyer or such Controlled Affiliates, as applicable. No vote or approval of the holders of any class or series of capital stock of Buyer or its Controlled Affiliates is necessary for the execution, delivery or performance by Buyer or such Controlled Affiliate of this Agreement or the Ancillary Agreements to which Buyer or such Controlled Affiliate is a party or the consummation by Buyer or its Controlled Affiliates of the transactions contemplated hereby or thereby. This Agreement has been (and the execution, delivery and performance of each of the Ancillary Agreements to which Buyer or any of its Controlled Affiliates will be a party will be) duly and validly executed and delivered by Buyer (and, in the case of the Ancillary Agreements, by Buyer or the applicable Controlled Affiliate) and constitutes (and each such Ancillary Agreement when so executed and delivered by Buyer or the applicable Controlled Affiliates will constitute) a valid, legal and binding agreement of Buyer (and in the case of Ancillary Agreements, Buyer or its Controlled Affiliates party thereto) (assuming that this Agreement has been, and the Ancillary Agreements to which Buyer or its applicable Controlled Affiliates is a party will be, duly and validly authorized, executed and delivered by the other Persons parties thereto), enforceable against Buyer (and in the case of the Ancillary Agreements, Buyer or its Controlled Affiliates party thereto) in accordance with its terms, except to the extent that enforceability may be limited by applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other Laws affecting the enforcement of creditors’ rights generally.

(b)            Assuming the truth and accuracy of the representations and warranties of Sellers contained in Section 2.3, no material notices to, filings with or authorizations, registrations, declarations, consents or approvals of any Governmental Authority are necessary for the execution, delivery or performance by Buyer or any of its Controlled Affiliates of this Agreement or the Ancillary Agreements to which Buyer or any of its Controlled Affiliates is a party or the consummation by Buyer or its Controlled Affiliates of the transactions contemplated hereby or thereby, except for compliance with and filings under the HSR Act.

Section 3.3            Non-Contravention. The execution, delivery and performance by Buyer and its Controlled Affiliates of this Agreement and the Ancillary Agreements to which Buyer or any of its Controlled Affiliates is a party, and the consummation of the transactions contemplated hereby and thereby do not (a) conflict with or result in any violation or breach of any provision of any of the Organizational Documents of Buyer or any of its applicable Controlled Affiliates, (b) assuming compliance with the matters referred to in Section 3.2(b), violate any applicable Law of any Governmental Authority having jurisdiction over Buyer or any applicable Controlled Affiliate or (c) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default or give rise to any right of termination, cancellation or acceleration under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, license, Contract, agreement or other instrument or obligation to which Buyer is a party or by which any of them or any of their respective properties or assets may be bound, except in the case of clauses (b) and (c), as would not reasonably be expected to have, individually or in the aggregate, a Buyer Material Adverse Effect.

Section 3.4            Financing. Buyer has delivered to Sellers a true, correct and complete copy of the (x) an executed debt commitment letter dated as of the date hereof (including the exhibits, supplements, annexes and schedules thereto, the “Debt Commitment Letter”), from the Financing Sources party thereto pursuant to which such Financing Sources have committed, subject solely to the terms and conditions expressly set forth therein, to provide the amounts set forth therein to Buyer for the purpose of funding the transactions contemplated by this Agreement (the “Financing”) and (y) executed fee letter(s) related to the Financing (the “Fee Letters” and, together with the Debt Commitment Letter, the “Commitment Letter”) (except that (x) fee amounts and other economic terms set forth in the Fee Letters and any engagement letter in respect of Permanent Financing and (y) any fee amounts and minimum retained allocation percentages for economics with respect thereto in the Debt Commitment Letter, in each case, may be redacted in a customary manner); provided that, none of the redacted terms could reasonably be expected to reduce the amount or availability of, or impose additional or new conditions on (or expand, modify or adversely amend any existing conditions), the Financing on the Closing Date. The Commitment Letter is the legal, valid and binding obligation of Buyer and, to the knowledge of Buyer, of the other parties thereto (except to the extent that enforceability may be limited by applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other Laws affecting the enforcement of creditors’ rights generally and general principles of equity whether considered in a proceeding in equity or at law). As of the date of this Agreement, the Commitment Letter is in full force and effect and has not been withdrawn, terminated or otherwise amended or modified in any respect, and no withdrawal, termination, amendment or modification to the Commitment Letter or Financing is contemplated by Buyer as of the date hereof. Except as expressly set forth in the Commitment Letter, as of the date hereof, there are no side letters, understandings or other agreements or arrangements relating to the Financing that could reasonably be expected to reduce the amount or availability of the Financing on the Closing Date. There are no conditions precedent or other contingencies related to the funding of the Financing other than as expressly set forth in the Debt Commitment Letter. Buyer has not incurred any obligation, commitment, restriction or Liability of any kind, in each case, which could reasonably be expected to impair or adversely affect the amount or availability of the Financing on the Closing Date. Except as previously disclosed by Buyer to Seller in writing prior to the date hereof, no material amendment, consent or waiver is required under the terms of Buyer’s or its Affiliates existing Indebtedness documents in order for Buyer to consummate the transactions contemplated hereby that has not been obtained as of the date hereof (and any such amendment, consent or waiver, if required, is not a condition to closing the transactions contemplated hereby), and neither the Financing nor any other aspect of this Agreement or the transactions contemplated hereby materially conflicts with the terms of such Indebtedness. As of the date hereof, assuming the conditions in Sections 6.1 and 6.3 are satisfied at the Closing, (x) Buyer is not, nor, to the knowledge of Buyer, any other party to the Commitment Letter is, in default in the performance, observation or fulfilment of any obligation, covenant or condition contained in the Commitment Letter and (y) no event has occurred or circumstance exists which, with or without notice, lapse of time or both, would reasonably be expected to (i) constitute or result in a default under or breach on the part of Buyer, or, to the knowledge of Buyer, on the part of any other party under the Commitment Letter, (ii) constitute or result in a failure by Buyer or, to the knowledge of Buyer, any other party to the Commitment Letter to satisfy, or any material delay in satisfaction, of any condition or other contingency to the funding of the full amount of the Financing under the Commitment Letter no later than the Closing or (iii) otherwise result in all or any portion of the Financing (or any Permanent Financing (as defined below) funded in lieu thereof) to be unavailable on a timely basis, and in any event, not later than the Closing (such that Buyer would not have sufficient cash proceeds to fulfil its Funding Obligations). Buyer has fully paid any and all commitment fees or other fees required by the terms of the Commitment Letter to be paid on or before the date hereof. The aggregate proceeds from the Financing (after netting out applicable fees, expenses, original issue discount and similar premiums and charges and after giving effect of the maximum amount of “flex” (including any original issue discount flex provided for under the Financing)), together with available cash on hand and other sources of available and committed financing to Buyer (which shall have no additional or more onerous conditions than the Financing), are sufficient to provide Buyer with the funds necessary for it to fund all of the amounts required to be provided by it in order to consummate the transactions contemplated hereby and the Financing and to perform all of its payment obligations under this Agreement, including the payment of the Final Purchase Price, the Transaction Expenses and all other amounts payable under this Agreement and in connection with the Financing, including the payment of all respective fees, costs and expenses related thereto (collectively, the “Funding Obligations”). Notwithstanding anything contained in this Agreement to the contrary, Buyer affirms and agrees that it is not a condition to the Closing or to any of its obligations under this Agreement that Buyer obtain financing (including the Financing and any Permanent Financing) for, or related to, any of the transactions contemplated by this Agreement.

Section 3.5            Solvency. Assuming (i) the satisfaction of the conditions to Buyer’s obligation to consummate the transactions contemplated by this Agreement and the Ancillary Agreements, or the waiver of such conditions, (ii) the representations and warranties set forth in Article 2 are accurate in all material respects (iii) the latest projections provided to Buyer have been prepared on assumptions that were (when made) and continue to be fair and reasonable, immediately after giving effect to the consummation of the transactions contemplated by this Agreement (including the Financing and any Permanent Financing) and (iv) the Transferred Subsidiaries are Solvent and the Transferred Assets not held by the Transferred Subsidiaries exceed the Assumed Liabilities not held by the Transferred Subsidiaries, in each case, immediately prior to the Closing, Buyer and its Controlled Affiliates on a consolidated basis will be Solvent. For purposes of this Section 3.5, “Solvent” means, with respect to any Person, that the fair saleable value (determined on a going concern basis) of the assets of such Person shall be greater than the total amount of such Person’s Liabilities (including all Liabilities, whether or not reflected in a balance sheet prepared in accordance with applicable accounting principles, and whether direct or indirect, fixed or contingent, secured or unsecured, disputed or undisputed), such Person shall be able to pay its debts and obligations in the Ordinary Course of Business as they become due, and such Person shall have adequate capital to carry on its businesses and all businesses in which it is about to engage.

Section 3.6            Purchase for Investment. Buyer is purchasing the Transferred Subsidiaries Interests for investment for its own account and not with a view to, or for sale in connection with, any distribution thereof. Buyer (either alone or together with its advisors) has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risks of its investment in the Transferred Subsidiaries Interests and is capable of bearing the economic risks of such investment. Buyer acknowledges that the Transferred Subsidiaries Interests have not been registered under the Securities Act or any state securities Laws, and agrees that the Transferred Subsidiaries Interests may not be sold, transferred, offered for sale, pledged, hypothecated or otherwise disposed of without registration under the Securities Act, except pursuant to an exemption from such registration available under the Securities Act, and without compliance with foreign securities Laws, in each case, to the extent applicable.

Section 3.7            Litigation. As of the date hereof, there is no Litigation pending against, or, to the knowledge of Buyer, threatened in writing by or against or affecting, Buyer or any of its Controlled Affiliates before any court or arbitrator or any Governmental Authority which seeks to prevent, enjoin, alter or materially delay the transactions contemplated by this Agreement or that would reasonably be expected to cause a Buyer Material Adverse Effect.

Section 3.8            Finders’ Fees. No broker, finder, financial advisor or investment banker is entitled to any brokerage, finder’s, financial advisor’s or investment banker’s fee or commission or similar payment in connection with the transactions contemplated by this Agreement or the Ancillary Agreements based upon arrangements made by and on behalf of Buyer or any of its Controlled Affiliates for which Sellers or any of their Controlled Affiliates may become liable.

Section 3.9            No Additional Representations and Warranties; Inspection. Buyer is an informed and sophisticated purchaser, and has engaged advisors, experienced in the evaluation and purchase of companies and assets such as the Transferred Subsidiaries, including the Transferred Assets and Assumed Liabilities as contemplated hereunder. Buyer acknowledges and agrees that it (a) has conducted its own independent review and analysis that it has deemed adequate and sufficient of, and, based thereon, has formed an independent judgment concerning, the Business and the assets, condition, operations, prospects and liabilities of the Transferred Subsidiaries, including the Transferred Assets and Assumed Liabilities, and (b) has been furnished with or given access to information that it has deemed adequate and sufficient about the Business, the Transferred Assets, the Assumed Liabilities, the Transferred Subsidiaries. In entering into this Agreement, Buyer has relied solely upon its own investigation and analysis and the representations and warranties set forth in Article 2, and Buyer acknowledges that (i) neither Sellers nor any of their Affiliates nor any of their respective Representatives makes or has made any representation or warranty, either express or implied, at law or in equity, (A) as to the accuracy or completeness of any of the information provided or made available to Buyer, its Affiliates or any of Buyer’s and its Affiliates’ respective Representatives or any other Person prior to the execution of this Agreement or (B) with respect to any projections, forecasts, estimates, plans or budgets of future revenues, expenses or expenditures, future results of operations (or any component thereof), future cash flows (or any component thereof) or future financial condition (or any component thereof) of the Transferred Subsidiaries or the Business heretofore or hereafter delivered to or made available to Buyer, its Affiliates or any of Buyer’s and its Affiliates’ respective Representatives or any other Person and (ii) it has not been induced by or relied upon any representation, warranty or other statement, express or implied, made by Sellers or any of their Affiliates or any of their respective Representatives or any other Person, except in the case of clause (i)(A) or clause (ii) for the representations and warranties set forth in Article 2. Any estimate, projection, prediction, data, financial information, memorandum, presentation or any other materials or information provided or addressed to Buyer or any of its Affiliates or Representatives, including any materials or information made available in the electronic data room hosted by or on behalf of Sellers in connection with the transactions contemplated hereby or in connection with presentations by Seller’s management, are not and shall not be deemed to be or include representations or warranties, except to the extent expressly provided in the representations and warranties set forth in Article 2. Notwithstanding anything herein to the contrary, nothing in this Section 3.9 or otherwise in this Agreement shall impact, limit or modify any claim in respect of Fraud.

Section 3.10            No Other Representations and Warranties. Except for the representations and warranties expressly set forth in this Article 3, neither Buyer, its Affiliates nor any of Buyer’s and its Affiliates’ respective Representatives nor any other Person makes or shall be deemed to make any representation or warranty to Sellers or any of their Affiliates or any of their respective Representatives, express or implied, at law or in equity, on behalf of Buyer or any of its Affiliates, and Buyer, its Affiliates and any of Buyer’s and its Affiliates’ respective Representatives disclaim any such representation or warranty, whether by Buyer, its Affiliates or any of Buyer’s and its Affiliates’ respective Representatives or any other Person, notwithstanding the delivery or disclosure to Sellers or any of their Affiliates or any of their respective Representatives or any other Person of any documentation or other information by Buyer, its Affiliates or any of Buyer’s and its Affiliates’ respective Representatives or any other Person with respect to any one or more of the foregoing.

Article 4

Certain Covenants

Section 4.1            Conduct of the Business. From the date hereof until the earlier to occur of the Closing and the termination of this Agreement in accordance with its terms, except (i) as required by Law, (ii) as expressly provided by the Ancillary Agreements or as set forth in Section 4.1 of the Seller Disclosure Letter or (iii) as otherwise requested in writing or consented to in writing by Buyer, which consent shall not be unreasonably conditioned, withheld or delayed, Sellers shall (x) cause the Business to be conducted in the Ordinary Course of Business and (y) use reasonable best efforts to preserve intact its business organizations, material assets and the Business’s relationships with Governmental Authorities, customers, suppliers and others having material business dealings with the Business. Without limiting the generality of the foregoing, from the date hereof until the earlier to occur of the Closing and the termination of this Agreement in accordance with its terms, except (i) as required by Law, (ii) as expressly provided by the Ancillary Agreements or as set forth in Section 4.1 of the Seller Disclosure Letter or (iii) as otherwise consented to in writing by Buyer, which consent shall not be unreasonably conditioned, withheld or delayed, Sellers shall not permit any of the Transferred Subsidiaries to, or, to the extent within the control of Sellers or any of their Controlled Affiliates by way of consent, approval, veto or other rights with respect thereto, permit the Joint Venture to, and solely with respect to the Business, Sellers shall not, and shall not permit its other Controlled Affiliates to:

(a)            amend, supplement, restate, modify or rescind the certificate of incorporation or by-laws (or other comparable organizational documents) of any of the Transferred Subsidiaries or the Joint Venture in a manner materially adverse to Buyer;

(b)            except (1) as may be required under applicable Law, (2) by any Labor Agreement, or (3) by the terms of any Benefit Plan in existence as of the date of this Agreement and set forth on Section 2.15(a) of the Seller Disclosure Letter, (i) grant, materially increase or decrease, or take any action to accelerate the payment, vesting or funding of, any compensation or benefit, including change in control, incentive, retention severance, termination pay, to any Business Employee or other individual service provider of the Business, other than (A) compensation increases in the Ordinary Course of Business for any Business Employee or individual service provider of the Business whose annual base compensation does not exceed $150,000 or (B) payments for Grandfathered PTO or (ii) adopt, establish, enter into, amend, modify or terminate any Benefit Plan (or any other benefit or compensation plan, policy, program, agreement or arrangement that would be a Benefit Plan if in effect as of the date hereof) other than (A) any such action in respect of a Seller Plan that no current of former Business Employees or other individual service providers of the Business participate in and that would not cause any change to the compensation or benefits of any Business Employee or other individual service providers of the Business, (B) changes to any Benefit Plan that is a group health or welfare plan during the plan’s annual renewal or open enrollment process in the Ordinary Course of Business, (C) any adoption or amendment by Sellers that applies to Sellers and their Controlled Affiliates as a whole, or to one of more of Sellers’ business units as a whole, to the extent generally applied to all substantially similarly situated employees of Sellers or their Controlled Affiliates in a manner that does not disproportionately affect the Business Employees or that could reasonably be expected to materially increase the Liabilities of the Transferred Subsidiaries or (D) routine, immaterial or ministerial amendments that do not materially increase benefits or result in a material increase in administrative costs;

(c)            (A) hire or engage any new Business Employee or other individual service provider of the Business who provides services primarily dedicated or primarily related to the Business, unless such hiring or engagement is in the Ordinary Course of Business and is with respect to employees or service providers having an annual compensation not reasonably expected to exceed $150,000, (B) other than for “cause” and with prompt notice to Buyer, terminate the employment or service of any Business Employee or other individual service provider of the Business who provides services primarily dedicated or primarily related to the Business with annual compensation reasonably expected to exceed $150,000, (C) modify the services of any Business Employee such that he or she ceases to be a Business Employee, or (D) modify the services of any employee of Seller or its Affiliates who is not a Business Employee such that he or she becomes a Business Employee;

(d)            enter into, amend, terminate or otherwise modify any Labor Agreement;

(e)            issue, sell or grant any Transferred Subsidiaries Interests or equity interests in the Joint Venture, or any other shares of capital stock of or other voting or equity interests in (including any securities exercisable or exchangeable for or convertible into (including options, restricted equity units, warrants or other equity or equity-based awards), or rights to purchase or subscribe to, shares of capital stock of or other voting or equity interests in) any of the Transferred Subsidiaries or the Joint Venture, or enter into any arrangement or Contract with respect to the issuance, sale or grant thereof;

(f)            change in any material respect the accounting policies or practices presently used by the Transferred Subsidiaries or the Business, except as required by GAAP or necessary to conform to changes in applicable Law, statutory or regulatory accounting rules or GAAP;

(g)            effect any merger, consolidation, recapitalization, reclassification, stock split or like change in its capitalization of any of the Transferred Subsidiaries or the Joint Venture;

(h)            unless required by Law, voluntarily recognize or certify any labor union, labor organization, works council, or group of employees as the bargaining representative for any Business Employees;

(i)            amend or modify in any material respect or terminate any Material Contract or adopt or enter into a new Contract that would have been a Material Contract if adopted or entered into prior to the date hereof, in each case other than Contracts with customers and suppliers in the Ordinary Course of Business that would not be required to be set forth on Section 2.8(a)(v) or Section 2.8(a)(vi) of the Seller Disclosure Letter (other than those Contracts that would be listed on Section 2.8(a)(v) of the Seller Disclosure Letter solely because they contain most favored nations restrictions on the Business or the Transferred Subsidiaries; provided that (i) in the case of an amendment, modification, extension or renewal of such Contract, such most favored nations restrictions shall be not less favorable to the Business or the Transferred Subsidiaries following such amendment or modification than such obligations contained in the existing Contract with the applicable counterparty and (ii) in the case of an adoption or entry into a new Contract (other than a renewal of an existing Contract), such most favored nations restrictions shall not conflict with or result in a default under any of the other Material Contracts and shall be not less favorable to the Business or the Transferred Subsidiaries than such obligations contained in the form of most favored nations provision set forth on Section 4.1(i) of the Seller Disclosure Letter);

(j)            incur, create, assume or otherwise become liable for any Indebtedness for borrowed money, other than (i) Indebtedness under the Securitization Facility, the Existing Notes and any refinancing thereof and (ii) any Indebtedness for borrowed money that will be repaid, settled, and/or as to which the Business, as applicable, will be released from obligations thereunder at or prior to the Closing;

(k)            permit any Lien to be placed on any asset of the Business (other than on Excluded Assets) other than Permitted Liens;

(l)            make any loan or capital contribution to, or investment in, any Person, except for extensions of trade credit in the Ordinary Course of Business

(m)            sell, assign, transfer, convey, lease or otherwise dispose of any material tangible properties, rights or assets or Business Real Property of any of the Transferred Subsidiaries, the Business or, solely with respect to the Business, Sellers, in each case other than sales of inventory (including rotables) or disposal of obsolete assets in the Ordinary Course of Business;

(n)            sell, assign, transfer, convey, license, abandon, permit to lapse or otherwise dispose of any material Transferred Intellectual Property or Transferred Licensed Intellectual Property, except for non-exclusive licenses of Transferred Intellectual Property granted in the Ordinary Course of Business;

(o)            withdraw, fail to renew, or otherwise dispose of any Owned PMA or Owned DER;

(p)            (i) make any capital expenditures or commitments for capital expenditures in excess of $500,000 individually or $2,000,000 in the aggregate, other than in accordance with the budget of the Business that has previously been provided to Buyer or (ii) fail to make, materially delay, materially postpone or cancel any capital expenditures or commitments specifically contemplated by the budget of the Business that has previously been provided to Buyer;

(q)            acquire, by merger, consolidation, acquisition of stock or assets, or otherwise, any Person or material business, material assets or material division thereof, other than acquisitions of any raw materials or inventory in the Ordinary Course of Business;

(r)            settle or compromise any Litigation, or enter into any consent decree or settlement agreement with any Governmental Authority, against or affecting the Business, in each case, other than settlements or compromises of any Litigation that solely involves a monetary payment (and not any ongoing obligation of the Business) where the amount actually paid in settlement or compromise by Sellers or their Controlled Affiliates (net of any amounts to which Sellers or their Controlled Affiliates are entitled pursuant to insurance policies) does not exceed $500,000 individually or $1,500,000 in the aggregate;

(s)            (i) make, revoke, change or amend any material Tax election, (ii) amend any material Tax Return, (iii) enter into any closing agreement or similar agreement with any Governmental Authority with respect to Income Taxes or other material Taxes, (iv) settle or compromise any material Tax Liability, (v) extend or waive (or agree to extend or waive) the application of any statute of limitations regarding the assessment or collection of any material Tax, (vi) compromise or surrender any right to claim a refund or credit of any material Taxes or (vii) prepare any Income Tax or other material Tax Return (other than a Parent Tax Group Return) in a manner inconsistent with past practices, except as otherwise required by Law;

(t)            fail to make, materially delay, materially postpone or cancel any capital commitment or other investment into the joint venture arrangement set forth on Section 4.1(s) of the Seller Disclosure Letter (the “New JV”) specifically contemplated the budget that has previously been provided to Buyer or as otherwise set forth in any definitive agreements entered into in connection with the New JV;

(u)            hire or engage any Third Party in any territory outside the United States; or

(v)            authorize, agree, resolve or commit to do any of the foregoing.

Nothing contained in this Agreement shall give Buyer, directly or indirectly, the right to control or direct Sellers’ or any of their Affiliates’ (including the Transferred Subsidiaries’) business or operations.

Section 4.2            Access to Information; Confidentiality; Books and Records.

(a)            Subject to Section 4.2(b), from the date hereof until the earlier to occur of the Closing Date and the termination of this Agreement in accordance with its terms, upon reasonable notice, Sellers shall provide to Buyer and its authorized Representatives, during normal business hours at the reasonable prior request of Buyer in connection with the transactions contemplated hereby, reasonable access to all properties, books, records (excluding personnel files) and Contracts of the Transferred Subsidiaries and the Business (which materials will include to the extent in the possession of Sellers, copies of any existing title insurance policies and surveys of the Business Real Property), provided that any such access shall be conducted at Buyer’s expense, in accordance with applicable Law (including any applicable Law relating to antitrust, competition, employment or privacy issues), under the supervision of Sellers’ or their Controlled Affiliates’ personnel and in such a manner as to maintain confidentiality and not to unreasonably interfere with the normal operations of Sellers and their Controlled Affiliates (including the Transferred Subsidiaries), the Business and the other businesses of Sellers and their Controlled Affiliates.

(b)            Notwithstanding anything to the contrary in Section 4.2(a), Sellers may withhold any document (or portions thereof) or information (i) that is subject to the terms of a non-disclosure agreement with a third party, (ii) that constitutes privileged attorney-client communications or attorney work product and the transfer of which, or the provision of access to which, as reasonably determined by such party’s counsel, constitutes a waiver of any such privilege or (iii) if the provision of access to such document (or portion thereof) or information, as determined by such party’s counsel, would reasonably be expected to conflict with applicable Laws; provided, that Sellers will notify Buyer of the nature of any information so withheld and Sellers and Buyer shall work in good faith to make alternative arrangements to allow for such access or disclosures in a manner that does not result in the events set out in clauses (i) through (iii) above.

(c)            All information provided to Buyer pursuant to this Section 4.2 prior to the Closing shall be held by Buyer as “Evaluation Material” under the terms of that certain Confidentiality and Nondisclosure Agreement, dated as of July 28, 2023, by and between Buyer and Parent (the “Confidentiality Agreement”), and shall be subject to the Confidentiality Agreement, the terms of which are incorporated herein by reference. Buyer and Sellers agree that, if the Closing occurs, the Confidentiality Agreement shall automatically terminate effective upon the Closing. For a period of seven (7) years following the Closing Date (except with respect to (i) any trade secret, which will be kept confidential for as long as, and to the extent that, it remains a trade secret under applicable Law and (ii) any information related to any Owned PMA or Owned DER, which will be kept confidential for the longer of (x) seven (7) years following the Closing Date and (y) so long as such information is retained), (i) Sellers shall, and shall cause their Controlled Affiliates to keep confidential, and not disclose or use, except as otherwise expressly permitted herein or as required for the performance of the Ancillary Agreements, all Business Confidential Information and (ii) Buyer shall, and shall cause its Controlled Affiliates (including the Transferred Subsidiaries) to keep confidential, and not disclose or use, except as otherwise expressly permitted herein or as required for the performance of the Ancillary Agreements, all Excluded Confidential Information; provided that Sellers and their Controlled Affiliates may disclose Business Confidential Information and Buyer and its Controlled Affiliates may disclose Excluded Confidential Information, in each case (A) to the extent requested or required under any Law, rule or regulation applicable to such party, including reporting required under the Exchange Act, or as required by any Governmental Authority to be disclosed or (B) to their respective Controlled Affiliates and their and their respective Controlled Affiliates’ directors, offices, employees, agents and advisors (including auditors, legal counsel and insurance providers) who need to know such information and who are bound by obligations of confidentiality to the disclosing party or one of its Controlled Affiliates with respect to such information; provided, that, in the event of any such request or requirement, to the extent permitted by Law, the party requested or required to make such disclosure (1) shall give Buyer (in the case of Business Confidential Information) or Sellers (in the case of Excluded Confidential Information) prompt written notice of such request or requirement so that such other party may seek an appropriate protective order or other remedy or waive compliance, in whole or in part, with the non-disclosure terms of this Agreement as to such required, (2) may furnish only that portion of the Business Confidential Information or Excluded Confidential Information, as applicable, that, in the written opinion of its counsel, must be disclosed, (3) shall exercise reasonable best efforts to assist Buyer (in the case of Business Confidential Information) or Sellers (in the case of Excluded Confidential Information) (at such other party’s expense) in obtaining reliable assurance that confidential treatment will be accorded to such Business Confidential Information or Excluded Confidential Information, as applicable, and (4) shall provide Buyer (in the case of Business Confidential Information) or Sellers (in the case of Excluded Confidential Information), as far in advance as is practical, the nature, scope and contents of all Business Confidential Information or Excluded Confidential Information, as applicable, that will be furnished by such party or its Controlled Affiliates. It is understood that the foregoing shall not restrict Sellers, Buyer or their respective Controlled Affiliates from making such disclosure as Sellers, Buyer or their respective Controlled Affiliates, as applicable, deem appropriate in their reasonable judgment (x) in connection with any issuance, incurrence or refinancing of any Indebtedness (including in any relevant offering documents or information memoranda or other marketing materials), including the Financing, (y) in connection with any repayment or repurchase offer to the holders of Indebtedness under the Securitization Facility or any other Indebtedness of Sellers, Buyer or their respective Controlled Affiliates pursuant to the terms thereof or (z) pursuant to applicable reporting obligations under the Securitization Facility or the terms of any other Indebtedness of Sellers, Buyer or their respective Controlled Affiliates, in each case so long as the recipients of such information are bound by customary confidentiality obligations with respect to such information.

(d)            Buyer acknowledges and agrees that Sellers and their Affiliates shall have the right to retain copies of books and records (including personnel files) of the Transferred Subsidiaries or the Business relating to periods ending on or prior to the Closing Date (i) as may be required by applicable Law, (ii) as may be necessary for Sellers or their Affiliates to perform their respective obligations pursuant to this Agreement or any of the Ancillary Agreements or (iii) constituting an Excluded Asset.

(e)            After the Closing Date, Buyer shall, and shall cause the Transferred Subsidiaries to, until the seventh (7th) anniversary of the Closing Date, (i) retain all material books and records pertaining to the Business that are in existence on the Closing Date and make the same available for inspection and copying by Sellers and their Affiliates (at Sellers’ expense) to the extent necessary in connection with Sellers’ and their Affiliates’ ongoing financial reporting, accounting, regulatory filings, Tax Returns or other similar purpose related to Sellers and their Affiliates ownership of the Business prior to the Closing or any pending or threatened Litigation, claim or demand asserted by a third party (excluding Buyer or its Controlled Affiliates) against Sellers or their Controlled Affiliates relating to pre-Closing matters of the Business, and (ii) instruct the employees, counsel and financial advisors of Buyer and its Controlled Affiliates to reasonably cooperate with Sellers and their Affiliates in connection with such purposes, in each case during normal business hours, upon reasonable request and upon reasonable notice and in a manner so as to not unduly interfere with the normal business operations of Buyer and any of its Controlled Affiliates; provided that Buyer and the Transferred Subsidiaries may, prior to the seventh (7th) anniversary, elect to destroy any such information so long as Buyer notifies Sellers in writing at least sixty (60) days prior to the destruction of any such information and give Sellers a reasonable opportunity to obtain possession thereof.

(f)            After the Closing Date, Sellers shall, and shall cause their respective Controlled Affiliates to, until the seventh (7th) anniversary of the Closing Date (and, with respect to any information set forth in the following clause (i) pertaining to any Taxes or Tax Returns of TASA, until the tenth (10th) anniversary of the Closing Date), (i) retain all material books and records (excluding personnel files) pertaining to the Business that are in existence on the Closing Date (and retained by Sellers pursuant to the terms of this Agreement) and make the same available for inspection and copying by Buyer and its Affiliates (at Buyer’s expense) to the extent necessary in connection with Buyer’s and its Affiliates’ ongoing financial reporting, accounting, regulatory filings, Tax Returns or other similar purpose related to the Business prior to the Closing or any pending or threatened Litigation, claim or demand asserted by a third party (excluding Sellers or their Controlled Affiliates) against Buyer or its Controlled Affiliates relating to the Business, and (ii) instruct the employees, counsel and financial advisors of Sellers and their Controlled Affiliates to reasonably cooperate with Buyer and its Affiliates in connection with such purposes, in each case during normal business hours, upon reasonable request and upon reasonable notice and in a manner so as to not unduly interfere with the normal business operations of Sellers and any of their Controlled Affiliates; provided that Sellers and their Controlled Affiliates may, prior to the seventh (7th) anniversary, elect to destroy any such information so long as Sellers notify Buyer in writing at least sixty (60) days prior to the destruction of any such information and give Buyer a reasonable opportunity to obtain possession thereof.

(g)            Notwithstanding anything to the contrary in Section 4.2(c) or Section 4.2(f), Buyer or Sellers, as the case may be, may withhold any document (or portions thereof) or information (i) that is subject to the terms of a non-disclosure agreement with a third party, (ii) that may constitute privileged attorney-client communications or attorney work product and the transfer of which, or the provision of access to which, as reasonably determined by such party’s counsel, constitutes a waiver of any such privilege, (iii) if the provision of access to such document (or portion thereof) or information, as determined by such party’s counsel, would reasonably be expected to conflict with applicable Laws or (iv) that is a Parent Tax Group Return; provided, that such withholding party shall notify the other party of the nature of any information so withheld and Sellers and Buyer shall work in good faith to make alternative arrangements to allow for such access or disclosures in a manner that does not result in the events set out in clauses (i) through (iv) above.

(h)            With respect to the confidentiality agreements referenced in Section 1.3(b)(x)(B), at Buyer’s written request, Sellers shall (at Buyer’s sole cost and expense), and shall cause their Controlled Affiliates to, enforce the terms of such confidentiality agreements on behalf of Buyer and its Controlled Affiliates (including the Transferred Subsidiaries), including seeking specific performance or other equitable relief under the terms of such confidentiality agreements.

Section 4.3            Governmental Approvals.

(a)            Subject to the terms and conditions herein provided, Buyer shall, and shall cause its Controlled Affiliates to, and Sellers shall, and shall cause their Controlled Affiliates to, use reasonable best efforts to take, or cause to be taken, all action and to do, or cause to be done, all things reasonably necessary, proper or advisable to consummate and make effective as promptly as practicable, and not take any actions that would reasonably be expected to prevent, materially delay, impair, or impede, the transactions contemplated by this Agreement. Buyer shall, and shall cause its Controlled Affiliates to, and Sellers shall, and shall cause their Controlled Affiliates to, use reasonable best efforts to promptly obtain consents of all Governmental Authorities necessary, proper or advisable to consummate the transactions contemplated by this Agreement. Each party shall make an appropriate response as promptly as practicable to any request by a Governmental Authority for information and documentary material in connection with this Agreement or the consummation of the transactions contemplated hereby pursuant to the HSR Act. Without limiting the foregoing, Buyer and its Controlled Affiliates, and Sellers and their Controlled Affiliates, shall not extend any waiting period under the HSR Act or enter into any agreement with any Governmental Authority not to consummate the transactions contemplated hereby, except with the prior written consent of the other party (such consent not to be unreasonably withheld, conditioned or delayed).

(b)            Seller and Buyer shall (i) as promptly as practicable, but in no event later than January 9, 2024, file a notification and report form pursuant to the HSR Act and (ii) submit all other notifications (in final form or, where applicable, draft form) required to obtain consents of all Governmental Authorities necessary, proper or advisable to consummate the transactions contemplated by this Agreement.

(c)            Each of Buyer and Sellers will (i) promptly notify the other party of any written communication made to or received by either Buyer or any of its Controlled Affiliates or Sellers or any of their Controlled Affiliates, as the case may be, from any Governmental Authority regarding any of the transactions contemplated hereby, (ii) permit the other party a reasonable opportunity to review in advance any proposed written communication to any such Governmental Authority and consider in good faith the other party’s reasonable comments thereto, (iii) not agree to participate in any meeting or discussion with any such Governmental Authority in respect of any filing, investigation or inquiry concerning this Agreement or the transactions contemplated hereby unless it consults with the other party in advance and, to the extent permitted by such Governmental Authority, gives the other party the opportunity to attend, and (iv) furnish the other party with copies of all correspondence, filings and written communications (and summaries of any oral communications which a Governmental Authority does not permit the other party to attend) between them and their respective Controlled Affiliates and Representatives on the one hand and any such Governmental Authority or its respective staff on the other hand, with respect to this Agreement and the transactions contemplated hereby; provided, that any of the documents or information required to be provided pursuant to this Section 4.3 may be provided on an “outside counsel only” basis; provided, further, that materials may also be redacted (A) to remove references concerning the valuation of the Transferred Subsidiaries or the Business, (B) as necessary to comply with contractual arrangements, and (C) as necessary to address reasonable attorney-client or other privilege or confidentiality concerns. Buyer and Sellers shall consult with each other prior to taking any material position in discussions with or filings to be submitted to any Governmental Authority.

(d)            Notwithstanding anything in this Section 4.3 to the contrary, Buyer shall, and shall cause its Controlled Affiliates to, use its reasonable best efforts to take, or cause to be taken, any and all actions and do, or cause to be done, any and all things necessary, proper or advisable to avoid, eliminate and resolve each and every impediment and obtain all approvals (and cause to expire or terminate all applicable waiting periods under the HSR Act or any other applicable Law) in connection with the consummation of the Acquisition, as promptly as practicable. In furtherance of the foregoing, to the extent necessary to obtain all approvals (and cause to expire or terminate applicable waiting periods under the HSR Act or any other applicable Law) to consummate the Acquisition, Buyer shall proffer to (A) sell or otherwise dispose of, or hold separate and agree to sell or otherwise dispose of specific assets or categories of assets or businesses constituting the Business; (B) creating, terminating or divesting relationships, contractual rights or obligations of the Business; (C) take any and all actions and make any and all behavioral commitments, whether or not they limit or modify Buyer’s rights of ownership in, or ability to conduct the Business; and (D) enter into agreements, including with the relevant Governmental Authority, giving effect to the foregoing clauses (A) through (C), in each case as promptly as practicable (but in any event prior to the End Date). Notwithstanding the foregoing or anything in this Agreement to the contrary, in no event shall Buyer’s obligations under this Section 4.3 require Buyer to agree to take any actions described in this Section 4.3(d) (x) in relation to Buyer’s or its Controlled Affiliates’ assets, properties, businesses, products, product lines or services (other than the Business) or (y) to the extent such actions would be material to the business, assets or financial condition of the Business, taken as a whole. Buyer further agrees to use its reasonable best efforts to (A) contest any administrative or judicial action or proceeding that is initiated or threatened to be initiated challenging this Agreement or the consummation of the transactions contemplated by this Agreement and (B) seek to have vacated or terminated any order that could restrain, prevent or delay the consummation of the transactions contemplated by this Agreement, including in the case of either (A) or (B), by defending through litigation any action asserted by any Person in any court or before any Governmental Authority.

(e)            Buyer shall not, and shall cause its Controlled Affiliates not to, acquire or agree to acquire, by merger, consolidation, stock or asset purchase or otherwise, any business or corporation, partnership or other business organization or division thereof, or pursue or engage in any merger, business combination, consolidation, acquisition, sale or similar transaction with any other Person, to the extent it would reasonably be expected to materially delay the obtaining of, or result in not obtaining, any consent, clearance, expiration or termination of a waiting period, authorization, Order or approval of, or any exemption by, any Governmental Authority necessary to be obtained at or prior to the Closing or would reasonably be expected to result in the failure to satisfy, or any material delay in satisfying, any condition set forth in Article 6.

Section 4.4            Employees and Employee Benefits.

(a)            Prior to the Closing Date, Sellers or their Controlled Affiliates shall use reasonable best efforts to transfer the employment of each Business Employee who is not employed by a Transferred Subsidiary (unless such Person has ceased to be employed by Sellers or any of their Controlled Affiliates) to, and each such Business Employee shall become an employee of, a Transferred Subsidiary, without any interruption of employment, change to terms and conditions of employment or break in service; provided, however, that Sellers or their Controlled Affiliates shall not transfer the employment of any Business Employee who is employed by Seller or one of its Affiliates (other than a Transferred Subsidiary) and is on an approved medical or disability leave of absence (“Medical Leave Business Employees”). Prior to the Closing Date, Sellers or their Controlled Affiliates shall transfer the employment of each individual who is employed by a Transferred Subsidiary and is (i) not a Business Employee, or (ii) a Medical Leave Business Employee to, and each such individual shall become an employee of, Seller or one of its Affiliates (other than a Transferred Subsidiary), without any interruption of employment, change to terms and conditions of employment or break in service. If a Medical Leave Business Employee returns to active service with Sellers or their Controlled Affiliates within six (6) months of the Closing Date, Buyer or one of its Controlled Affiliates will offer such Medical Leave Business Employee employment on terms and conditions consistent with this Section 4.4. Each Business Employee employed by the Transferred Subsidiaries or Buyer or one of its Controlled Affiliates as of the Closing and each Medical Leave Business Employee who commences employment with Buyer or its Controlled Affiliates within six (6) months of the Closing Date shall be referred to herein as a “Transferred Business Employee”. As of the Closing Date, or such other date as set forth in the Transitional Services Agreement, Sellers shall cause Transferred Business Employees to cease accruing any benefits under any Seller Plan with respect to services rendered or compensation paid on or after the Closing Date and for the Transferred Subsidiaries to cease being participating employers under such Seller Plans. To the extent any Business Employee who is not employed by Transferred Subsidiary refuses the transfer of employment contemplated by the first sentence of this Section 4.4(a), Sellers shall, and shall cause their Affiliates to, terminate such Business Employee’s employment no later than the Closing Date.

(b)            During the period beginning on the Closing Date and ending on the first (1st) anniversary of the Closing Date (or until the termination of employment of the relevant Transferred Business Employee as permitted pursuant to this Agreement, if sooner) (the “Continuation Period”), Buyer shall provide (or cause to be provided) each Transferred Business Employee with (i) a base wage rate or cash base salary, as applicable, no less favorable than the base wage rate or cash base salary in effect for such Transferred Business Employee immediately prior to the Closing and (ii) target annual cash incentive compensation opportunities that are no less favorable than the target annual cash incentive compensation opportunities in effect for such Transferred Business Employee immediately prior to the Closing. During the period beginning on the Closing Date and ending on December 31, 2024 (or until the termination of employment of the relevant Transferred Business Employee as permitted pursuant to this Agreement, if sooner), Buyer shall provide (or cause to be provided) each Transferred Business Employee with other employee compensation and benefits (excluding severance, transaction or retention bonuses, defined benefit pension benefits, retiree welfare benefits and nonqualified deferred compensation benefits), that are substantially comparable in the aggregate to those provided to such Transferred Business Employee immediately prior to the Closing; provided, however, that Buyer (or its Affiliates, as applicable) may provide such Transferred Business Employee with cash payments to replace or offset the aggregate difference in the value of such compensation and benefits provided after the Closing and ending on December 31, 2024, if such compensation and benefits are not, in the aggregate, substantially comparable to those provided immediately prior to the Closing. Without limiting the generality of the foregoing, with respect to any Transferred Business Employee whose employment is terminated by Buyer without “cause” (as defined in the applicable Benefit Plan set forth on Section 4.4(b) of the Seller Disclosure Letter) during the Continuation Period, Buyer shall provide (or cause to be provided) severance pay that is no less favorable than the severance pay to which such Transferred Business Employee would have been entitled to receive upon such termination immediately prior to the Closing as set forth on Section 4.4(b) of the Seller Disclosure Letter. For the avoidance of doubt, Buyer shall not be prohibited by this Section 4.4(b) from terminating the employment of any Transferred Business Employee on or following the Closing Date.

(c)            Buyer shall cause its applicable Controlled Affiliates to give each Transferred Business Employee full credit for purposes of vesting and eligibility to participate under each employee benefit plan, policy or arrangement, maintained or made available by Buyer or any of its Controlled Affiliates for the benefit of Transferred Business Employees as of and after the Closing (any such plan, a “New Plan”), for such Transferred Business Employee’s service prior to the Closing with Sellers and their applicable Controlled Affiliates (including the Transferred Subsidiaries) and their respective predecessors, to the same extent and for the same purposes as such service was recognized by Sellers and their applicable Controlled Affiliates (including the Transferred Subsidiaries) under the Benefit Plans in which such Transferred Business Employee participated immediately prior to the Closing; provided that such credit shall not be given for purposes of benefit accrual under any defined benefit pension plan or to the extent that it would result in a duplication of benefits for the same period of service. In addition, Buyer shall use commercially reasonable efforts to cause its applicable Controlled Affiliate to (i) cause to be waived all pre-existing condition exclusions and actively at work requirements, eligibility waiting periods and evidence of insurability requirements under any New Plan to the extent waived or satisfied by a Transferred Business Employee under the comparable Benefit Plan in which such Transferred Business Employee participated immediately prior to the Closing, and (ii) during the plan year in which the Closing occurs, cause any deductible, co-insurance and out-of-pocket maximums paid under any Benefit Plan by any Transferred Business Employee (or covered dependent thereof) to be taken into account for purposes of satisfying the corresponding deductible, coinsurance and out-of-pocket maximums under any comparable New Plan. Buyer’s obligation under any provision of this Section 4.4(c) is expressly conditioned on, prior to Closing (or, if applicable, following the termination of any portion of the Transitional Services Agreement related to employee benefits continuation), Sellers’ and their Controlled Affiliates’ providing Buyer and its designees with all necessary information reasonably requested by Buyer and its Controlled Affiliates to comply with such provision of this Section 4.4(c).

(d)            Prior to the Closing Date, Sellers shall take all actions necessary to cause any equity or equity-based awards held by a Transferred Business Employee to vest (and become exercisable, as applicable) effective as of the Closing Date on a pro-rata basis reflecting the portion of the service period elapsing immediately prior to the Closing (with any applicable performance conditions to be deemed to have been satisfied at target level of performance).

(e)            From and after the Closing Date, Buyer shall cause the Transferred Subsidiaries to honor all vacation and other paid time off days accrued or earned but not yet taken as of the Closing Date by each Transferred Business Employee who was eligible to accrue paid time off under the policies of Sellers and their Controlled Affiliates immediately prior to the Closing Date (the “Outstanding PTO”), but only to the extent the associated Liability is included in Indebtedness or Closing Date Net Working Capital. For the avoidance of doubt, the Outstanding PTO shall not include any grandfathered amounts under any previous paid time off policies for Business Employees who switched from an accrual based policy to a flexible time off policy during their employment with the Sellers or any of their Controlled Affiliates (including the Transferred Subsidiaries) (the “Grandfathered PTO”). Sellers shall, prior to or as soon as practicable following the Closing, pay all Grandfathered PTO to Business Employees.

(f)            Sellers shall, immediately prior to or as soon as practical following the Closing, pay a pro-rata share of any annual cash bonus compensation (including short-term sales commissions) outstanding as of the Closing (determined based upon the target level of performance) that may become payable to each Transferred Business Employee under any Benefit Plan set forth on Section 2.15(a) of the Seller Disclosure Letter in respect of the fiscal year in which the Closing occurs, provided such Transferred Business Employee remains through the Closing (the “Pro-Rata Bonuses”). Sellers shall also timely remit all associated payroll taxes to the appropriate Governmental Authority.

(g)            Buyer and Sellers acknowledge and agree that, with effect from the Closing Date, the Transferred Business Employees shall cease to be eligible to contribute to Sellers’ and their Controlled Affiliates’ defined contribution savings plan(s) that are qualified under Section 401(a) of the Code (“Seller Savings Plans”). Prior to the Closing Date, Sellers shall take all actions necessary to cause Seller Savings Plans to fully vest, effective as of the Closing Date, any unvested account balances of the Transferred Business Employees under Seller Savings Plans and, as soon as administratively practicable following the Closing Date, shall make all employer contributions for such Transferred Business Employees for all periods up to and including the Closing Date without regard to any last day of the year or hours requirement. Buyer shall, or shall cause one of its Controlled Affiliates to, establish or designate a tax-qualified defined contribution retirement plan with a cash or deferred arrangement under Section 401(k) of the Code that is sponsored by Buyer or one of its Controlled Affiliates (the “Buyer 401(k) Plan”) that will cover Transferred Business Employees effective as of the Closing Date. In connection with the transactions contemplated by this Agreement, each Transferred Business Employee shall be given the opportunity to receive a distribution of his or her account balance (in cash, but also including any promissory notes for associated participant loans) from Seller Savings Plans and elect to roll over such account into the Buyer 401(k) Plan. Buyer shall cause the Buyer 401(k) Plan to accept from Seller Savings Plans the “direct rollover” of the account balance (including, subject to the next sentence, the in-kind rollover of promissory notes evidencing all outstanding loans) of each Transferred Business Employee who participated in a Seller Savings Plan prior to the Closing Date and who elects such direct rollover in accordance with the terms of Seller Savings Plans and the Code. Sellers and Buyer shall cooperate in good faith to work with Seller Savings Plans and the Buyer 401(k) Plan third-party administrators to develop a process and procedure for effecting the in-kind direct rollover of promissory notes evidencing participant loans from Seller Savings Plans to the Buyer 401(k) Plan. In the event that a process and procedure acceptable to Seller Savings Plans and the Buyer 401(k) Plan third-party administrator for effecting the in-kind rollover of loan promissory notes is agreed upon, Sellers and Buyer shall take any and all commercially reasonable actions needed to permit each Transferred Business Employee with an outstanding loan balance under Seller Savings Plans as of the Closing Date to continue to make scheduled loan payments to Seller Savings Plans following the Closing, pending the distribution and in-kind rollover of such promissory notes evidencing such loans, so as to prevent, to the extent reasonably possible, a deemed distribution or loan offset with respect to such outstanding loans.

(h)            Sellers shall be solely responsible for any obligations arising under COBRA with respect to all “M&A qualified beneficiaries” as defined in Treasury Regulation Section 54.4980B-9.

(i)            For a period of ninety (90) days after the Closing Date, Buyer and its Controlled Affiliates shall not engage in any conduct that would result in an employment loss or layoff for a sufficient number of employees of Buyer or its Controlled Affiliates which, if aggregated with any such conduct on the part of the Sellers or their Controlled Affiliates prior to the Closing Date, would trigger WARN, provided, that, upon request, Seller shall promptly provide Buyer with a complete and accurate list of all employees of Seller and its Controlled Affiliates at any point in the 90 days prior to the Closing, including (i) each such employee’s employing entity, primary work location (and the location to which any remote employees are assigned for WARN purposes) and hire date, (ii) how many hours, on average, each employee works per week, (iii) each employee’s termination date, if applicable, (iv) whether any employees suffered an employment loss (as that term is defined an applicable WARN) at any point during the ninety (90) days prior to the Closing, and (v) whether they were on a furlough or layoff or had their hours reduced by more than 50% for any of the six (6) months prior to the Closing, including the date on which such furlough or layoff or hours reduction occurred and when it ended.

(j)            Prior to the Closing Date, Sellers shall periodically make updates to the Census to reflect new hires and employment terminations. Effective no later than two (2) days prior to the Closing Date, Sellers shall provide Buyer an update to the Census as of such date.

(k)            This Section 4.4 shall be binding upon and shall inure solely to the benefit of each of the parties to this Agreement and nothing contained in this Section 4.4 or any other provision of this Agreement or any other related Contract, expressed or implied, is intended to or shall confer upon any Person any benefits under any benefit plans, programs, policies or other arrangements, including severance benefits or right to employment or continued employment with Buyer or any of its Affiliates for any period. In addition, except as otherwise expressly provided herein, the provisions of this Agreement, including this Section 4.4, are (i) solely for the benefit of the parties to this Agreement and no current or former employee shall be regarded for any purpose as a third-party beneficiary of this Agreement or otherwise entitled to enforce the provisions of this Section 4.4 and (ii) not intended to (A) constitute the establishment or waiver of, or an amendment to, any Benefit Plan or similar arrangement or (B) limit in any way the right of Sellers, Buyer or any of their respective Affiliates (including any Transferred Subsidiaries) to amend or terminate any Benefit Plan or other employee benefit plan, or any Labor Agreement in accordance with its terms.

Section 4.5            No Enforcement of Non-Compete. Sellers and their Controlled Affiliates agree to not enforce any restrictive covenant, agreement, term, provision or condition against any Transferred Employees nor take any other action against any Transferred Employees that may limit Transferred Employees’ ability to provides services to the Buyer or its Controlled Affiliates (including the Transferred Subsidiaries).

Section 4.6            Public Announcements. Buyer shall not, and shall not permit any of its Affiliates or Representatives to, and Sellers shall not, and shall not permit any of their Affiliates or Representatives to, make any public announcement in respect of this Agreement, the Ancillary Agreements or the transactions contemplated hereby or thereby without the prior written consent of the other party (which consent shall not be unreasonably withheld, conditioned or delayed), except (a) as may be required by Law, including reporting required of Buyer or Sellers under the Exchange Act (and only to the extent so required), in which case the party required to make the announcement shall, to the extent practicable and permissible by such Law, allow the other party reasonable time to comment on such announcement in advance of such issuance and the other party shall consider in good faith any proposed modifications provided reasonably promptly or (b) to enforce its rights or remedies under this Agreement. It is understood that the foregoing shall not restrict Buyer, Sellers and or their respective Affiliates from making disclosure as Buyer, Sellers or their respective Affiliates, as applicable, deem appropriate in their respective reasonable judgment (A) in connection with any issuance, incurrence or refinancing of any Indebtedness (including in any relevant offering documents or information memoranda or other marketing materials), including the Financing, (B) in connection with any repayment or repurchase offer to the holders of indebtedness for borrowed money under the Securitization Facility or any other indebtedness for borrowed money of Buyer, Sellers or their respective Affiliates pursuant to the terms thereof, (C) pursuant to applicable reporting obligations under the Securitization Facility or the terms of any other Indebtedness of Buyer, Sellers or their respective Affiliates, in each case of clauses (A) through (C), so long as the recipients of such information are bound by customary confidentiality obligations with respect to such information or (D) is consistent with any prior public announcement made by the parties in accordance with this Section 4.6.

Section 4.7            D&O Indemnification.

(a)            From and after the Closing Date until six (6) years from the Closing Date, Buyer shall or shall cause the Transferred Subsidiaries (as applicable) to indemnify, defend and hold harmless to the fullest extent permitted under Law and the Organizational Documents of the Transferred Subsidiaries as of the date hereof, the individuals who on or prior to the Closing Date were directors, officers, trustees, members, managers or employees (each, a “D&O Indemnified Person”) of the Transferred Subsidiaries (as applicable) with respect to all acts or omissions by them in their capacities as such or taken at the request of the Transferred Subsidiaries (if applicable), in each case, to the extent related to the Business at any time on or prior to the Closing Date. In addition, Buyer shall or shall cause the Transferred Subsidiaries (as applicable) to pay or reimburse any expenses of any D&O Indemnified Persons entitled to indemnification hereunder as incurred to the fullest extent permitted under applicable Law and the Organizational Documents of the Transferred Subsidiaries as of the date hereof; provided that the D&O Indemnified Person to whom expenses are advanced provides an undertaking to repay such advances to the extent required by applicable Law. If any D&O Indemnified Person makes any claim for indemnification or advancement of expenses under this Section 4.7 that is denied by any of the Transferred Subsidiaries, and a court of competent jurisdiction determines that the D&O Indemnified Person is entitled to such indemnification, then Buyer shall, and shall cause the Transferred Subsidiaries (as applicable) to, pay such D&O Indemnified Person’s costs and expenses, including reasonable legal fees and expenses, incurred in connection with pursuing such claim against the Transferred Subsidiaries (as applicable).

(b)            The certificates of incorporation, by-laws and all other organization documents of the Transferred Subsidiaries shall not be amended, repealed or otherwise modified for a period of six (6) years from the Closing Date in any manner that would adversely affect the rights thereunder of individuals who at or at any time prior to the Closing Date were D&O Indemnified Persons of the Transferred Subsidiaries. The rights of the D&O Indemnified Persons under this Section 4.7 shall be in addition to any rights such D&O Indemnified Persons may have under the certificates of incorporation, by-laws and all other organization documents of the Transferred Subsidiaries, or under any applicable Law or under any Contract of any D&O Indemnified Person with any of the Transferred Subsidiaries.

(c)            Buyer shall obtain, at Buyer’s sole cost and expense, with effect from the Closing Date and shall maintain in effect for six (6) years after the Closing Date a “run-off” or “tail” directors’ and officers’ liability insurance policy to the current policy (the “D&O Tail Policy”) for the Transferred Subsidiaries with respect to matters occurring prior to the Closing and having coverage limits in at least the same aggregate amount as provided in the current policy for such six (6)-year period and terms and conditions otherwise no less advantageous in the aggregate to the indemnitees than the terms and conditions of the current policy for the Transferred Subsidiaries; provided that in no event shall Buyer be required to expend an aggregate premium amount in excess of 250% of the annual premium currently payable by the Transferred Subsidiaries with respect to such current policy.

(d)            If after the Closing any of the Transferred Subsidiaries or Buyer or any of their respective successors or assigns shall (i) amalgamate, consolidate with or merge or wind-up into any other Person and, if applicable, shall not be the continuing or surviving corporation or entity, or (ii) transfer all or substantially all of its properties and assets to any Person or Persons, then, and in each such case, proper provisions shall be made so that the successors, assigns and transferees of such Transferred Subsidiary or Buyer, as the case may be, shall assume all of the obligations set forth in this Section 4.7.

(e)            The provisions of this Section 4.7 are intended to be for the benefit of, and shall be enforceable by, each D&O Indemnified Person entitled to indemnification under this Section 4.7, his or her heirs and his or her representatives and are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such person may have by Contract or otherwise.

Section 4.8            R&W Insurance. On or prior to the Closing, Buyer shall procure a buyer-side representation and warranty insurance policy, which provides coverage for the benefit of Buyer or its designee as the named insured for breaches of any of the representations and warranties of Sellers set forth in Article 2 (the “R&W Insurance Policy”), at Buyer’s sole cost and expense (including with respect to the premium, broker fee, underwriting fee, due diligence fee, carrier commissions, legal fees for counsel engaged by the underwriter and surplus lines taxes and fees). Any such R&W Insurance Policy shall include a customary waiver of subrogation rights against Sellers or their Affiliates or any former or current Representatives of Sellers or their Affiliates in connection with this Agreement and the transactions contemplated hereby with respect to any claim made by an insured thereunder, except in the case of Fraud in connection with this Agreement. Buyer shall not waive, amend or modify such subrogation provision, or allow such subrogation provision to be waived, amended or modified, without the prior written consent of Sellers. Prior to Closing, Sellers shall reasonably cooperate with Buyer and use reasonable best efforts with respect to any reasonable requests made by Buyer in connection with Buyer’s procurement of the R&W Insurance Policy, including responding to and facilitating any additional reasonable diligence investigation and providing to Buyer and its Representatives, as well as the applicable insurers, any additional diligence information reasonably requested in connection with binding such policy on or prior to the Closing and/or removing and/or limiting any exclusions under the R&W Insurance Policy.

Section 4.9            Resignations. On the Closing Date, unless instructed otherwise in writing by Buyer, Sellers shall cause to be delivered to Buyer duly signed resignations, effective immediately after the Closing, of all of the directors and officers of the Transferred Subsidiaries in office as of the Closing Date, or shall take such other action as a necessary to cause such persons to no longer be directors or officers of the Transferred Subsidiaries, as the case may be, immediately after the Closing.

Section 4.10            Affiliate Agreements; Intercompany Balances.

(a)            Prior to the Closing Date, Sellers shall cause all (i) Affiliate Contracts and (ii) all other intercompany accounts, notes balances, payables, transactions (and all Liabilities related to any of the foregoing), in each case, between the Business or the Transferred Subsidiaries, on the one hand, and Sellers and their respective Affiliates (other than the Business or the Transferred Subsidiaries), on the other hand, to be settled or terminated prior to the Closing without any Liability on the part of Buyer or any of its Affiliates, the Business or any of the Transferred Subsidiaries (including Liability arising from such termination), except for this Agreement, the Ancillary Agreements and the Contracts or other transactions set forth on Section 4.10(a) of the Seller Disclosure Letter.

(b)            From and after the Closing, Buyer and the Transferred Subsidiaries, jointly and severally, shall forever indemnify and hold harmless Sellers and any of their Affiliates against any Losses that Sellers or any of their Affiliates suffer, incur or are liable for by reason of or arising out of or in consequence of (i) Sellers or any of their Affiliates issuing, making payment under, being required to pay or reimburse the issuer of, or being a party to, any Substituted Guarantee or any other parent guarantee provided by Sellers or any of their Affiliates to the extent related to the Business and set forth on Section 4.10(b) of the Seller Disclosure Letter (the “Retained Guarantees”), (ii) any claim or demand for payment made on Sellers or any of their Affiliates with respect to any of the Substituted Guarantees or Retained Guarantees or (iii) any Litigation by any Person who is or claims to be entitled to the benefit of or claims to be entitled to payment, reimbursement or indemnity with respect to any Substituted Guarantees or Retained Guarantees, and shall reimburse Sellers for any expenses incurred in connection with any of the foregoing.

(c)            Without limiting Section 4.10(b) in any respect, each of Sellers and Buyer shall use their respective reasonable best efforts to, and to cause their respective Affiliates (including the Transferred Subsidiaries) to, cooperate to have Buyer or one of its Affiliates be substituted in all respects for Sellers and any of their Affiliates, and for Sellers and their Affiliates to be released, effective as of the Closing, in respect of, or otherwise terminate (and cause Sellers and their Affiliates to be released in respect of), all obligations of Sellers and any of their Affiliates under each of the guarantees, indemnities, letters of credit, letters of comfort, commitments, understandings, agreements and other obligations of such Persons to the extent related to the Business and set forth in Section 4.10(c) of the Seller Disclosure Letter (collectively, the “Substituted Guarantees”). For any of the Substituted Guarantees for which Buyer or any of its Affiliates (including the Transferred Subsidiaries), as applicable, is not substituted in all respects for Sellers and their Affiliates (or for which Sellers and their Affiliates are not released) effective as of the Closing and that cannot otherwise be terminated effective as of the Closing (with Sellers and their Affiliates to be released in respect thereof), Buyer shall continue to use its reasonable best efforts and shall cause its Affiliates (including the Transferred Subsidiaries) to use their reasonable best efforts to effect such substitution or termination and release after the Closing. Without limiting the foregoing, neither Buyer nor any of its Affiliates (including the Transferred Subsidiaries) shall extend or renew any Contract containing or underlying a Substituted Guarantee unless, prior to or concurrently with such extension or renewal, Buyer or its Affiliates (including the Transferred Subsidiaries) are substituted in all respects for Sellers and any of their Affiliates, and Sellers and their Affiliates are released, in respect of all obligations of Sellers and any of their Affiliates under such Substituted Guarantee.

Section 4.11            Third-Party Consents.

(a)            Prior to the Closing, Sellers agree to use reasonable best efforts to seek to obtain any consents and approvals of Persons (other than Governmental Authorities, which shall be subject to Section 4.3) that may be required in connection with the transactions contemplated by this Agreement and any Ancillary Agreement. Not later than ten (10) days prior to the Closing, Sellers shall provide to Buyer a list of any Material Contract under which the consummation of the transactions contemplated hereby would give rise to any counterparty’s right to notice of the transactions contemplated hereby, except as would not reasonably be expected to, individually or in the aggregate, (i) be (or reasonably be expected to be) material to the Business, taken as a whole, or (ii) prevent or materially delay or materially impair the consummation by Sellers of the transactions contemplated hereby.

(b)            Notwithstanding anything to the contrary in this Agreement, but subject to the satisfaction or waiver of the conditions set forth in Article 6, if any consent, approval or other action necessary for the transfer of any Transferred Assets as contemplated herein is not obtained or does not occur, as the case may be, prior to the Closing or the transfer of any Transferred Assets cannot be completed due to the fact that such transfer would violate applicable Law, the Closing shall (subject to the satisfaction or waiver of the conditions set forth in Article 6) nonetheless take place on the terms set forth herein and, thereafter until the earlier of when such consent, approval or other action is obtained or occurs, as the case may be, or such transfer would no longer violate applicable Law and the date that is twelve (12) months following the Closing, (i) each of Sellers and Buyer shall, and shall cause each of their respective Controlled Affiliates to, in cooperation with each other, use their reasonable best efforts to obtain or effect, as the case may be, such consent, approval or other action or effectuate such transfer in compliance with applicable Law, as promptly as practicable, (ii) upon Buyer’s prior written request, Sellers shall cooperate with Buyer and use reasonable best efforts to assist Buyer in entering into a new Contract or Contracts with the applicable third party on substantially similar terms (provided that such assistance shall not include assistance by Sellers with the negotiation of commercial terms between Buyer and the applicable third party related to such new Contract or Contracts) and (iii) each of Sellers and Buyer shall, to the extent permitted by applicable Law, reasonably cooperate with each other to provide to the Business the full benefits and burdens of such Transferred Assets to the same extent as if the applicable Transferred Assets were transferred to Buyer as of the Closing; provided, that nothing in this Section 4.11(b) shall require Sellers to pay any consideration, agree to any adverse economic considerations, incur any other economic liability or make any concession with respect to any novation or assignment in connection with this Section 4.11(b).

Section 4.12            Divided Commingled Contracts.

(a)            Sellers and Buyer acknowledge that Sellers and their Controlled Affiliates are parties to certain Contracts set forth on Section 4.12(a) of the Seller Disclosure Letter (the “Divided Commingled Contracts”). From the date hereof until the Closing, Sellers shall use their respective reasonable best efforts (i) to notify the third party that is the counterparty to each Divided Commingled Contract and, to the extent reasonably within the contractual or other ability or control of Sellers or their Controlled Affiliates, cause the applicable Divided Commingled Contract to be apportioned (including by obtaining the consent of such counterparty to enter into a new Contract or amendment, splitting or assigning in relevant part such Divided Commingled Contract) between (A) a Transferred Subsidiary (or Buyer or its Controlled Affiliate, as applicable) and (B) Sellers and their Controlled Affiliates (other than the Transferred Subsidiaries), pursuant to which Sellers and their Controlled Affiliates (other than the Transferred Subsidiaries) will assume all of the rights and obligations under such Divided Commingled Contract that relate to businesses other than the Business, on the one hand, and a Transferred Subsidiary (or Buyer or its Controlled Affiliate, as applicable) will assume all of the rights and obligations under such Divided Commingled Contract that relate to the Business, with terms and conditions related to the Business or Buyer and its applicable Controlled Affiliates (including the Transferred Subsidiaries) materially similar to those terms and conditions related to the Business or Sellers and their applicable Controlled Affiliates (including the Transferred Subsidiaries) prior to apportionment (except for changes reasonably necessary as a result of the transactions contemplated hereby), on the other hand, and (ii) to the extent reasonably within the contractual or other ability or control of Sellers or their respective Controlled Affiliates, (1) in the case of Sellers and their Controlled Affiliates, use reasonable best efforts to cause the applicable counterparty to release the Transferred Subsidiaries (or Buyer or its other Controlled Affiliates, as applicable), as applicable, from the obligations of Sellers and their Controlled Affiliates arising after the Closing Date under the portion of the Divided Commingled Contract apportioned to Sellers and their Controlled Affiliates and (2) in the case of the Transferred Subsidiaries (or Buyer or its Controlled Affiliates, as applicable), use reasonable best efforts to cause the applicable counterparty to release Sellers and their Controlled Affiliates from the obligations of the Transferred Subsidiaries (or Buyer or its Controlled Affiliates, as applicable) arising after the Closing Date under the portion of the Divided Commingled Contract apportioned to a Transferred Subsidiary (provided further that nothing in this Section 4.12(a) shall require Sellers to pay any consideration or make any concession with respect to any novation or assignment). Buyer shall and shall cause its Controlled Affiliates to use their respective reasonable best efforts to cooperate with Sellers’ obligations set forth in this Section 4.12(a).

(b)            If Sellers are not able to separate a Divided Commingled Contract in accordance with Section 4.12(a) prior to Closing, then until the date that is twelve (12) months following the Closing, Sellers shall cooperate with Buyer and use reasonable best efforts to (i) assist Buyer in entering into a new Contract or Contracts with the applicable third party on substantially similar terms (provided that such assistance shall not include assistance by Sellers with the negotiation of commercial terms between Buyer and the applicable third party related to such new Contract or Contracts) and (ii) to the extent permitted by applicable Law, reasonably cooperate with Buyer to provide to the Business, on the one hand, and Sellers and their Controlled Affiliates, on the other hand, the full benefits and burdens of the applicable portion of such Divided Commingled Contract to the same extent as if such Contract was separated as of the Closing; provided, that nothing in this Section 4.12(b) shall require Sellers to pay any consideration, agree to any adverse economic considerations, incur any other economic liability or make any concession with respect to any novation or assignment in connection with this Section 4.12(b).

(c)            From and after the Closing, (i) Buyer and its Controlled Affiliates shall indemnify and hold harmless Sellers and their Controlled Affiliates for all Losses arising from or relating to the portion of any Divided Commingled Contract apportioned to a Transferred Subsidiary (or Buyer or its Controlled Affiliate, as applicable) and (ii) Sellers shall indemnify and hold harmless Buyer and its Controlled Affiliates (including the Transferred Subsidiaries) for all Losses arising from or relating to the portion of any Divided Commingled Contract apportioned to Sellers and their Controlled Affiliates.

Section 4.13            Wrong-Pockets.

(a)            If, following Closing, Buyer or any of the Transferred Subsidiaries (i) except to the extent reflected or otherwise taken into account in the Final Purchase Price, receives a payment with respect to an Excluded Asset, including any refund or other amount which is related to claims, litigation, insurance or other matters for which Sellers are responsible hereunder, and which amount is not a Transferred Asset or an asset of any of the Transferred Subsidiaries, or is otherwise properly due and owing to Sellers or one of their Subsidiaries in accordance with the terms of this Agreement or (ii) becomes aware that it owns any Excluded Asset or is subject to any Retained Liability, Buyer shall or shall cause the applicable Transferred Subsidiary to promptly inform Sellers of that fact in writing. Thereafter, Buyer shall (and Sellers shall reasonably cooperate with Buyer), as applicable, (A) reimburse and/or cause the applicable Transferred Subsidiary to reimburse Sellers or their relevant Controlled Affiliates the amount referred to in clause (i) above or (B) execute and/or cause the applicable Transferred Subsidiary to execute such documents as may be reasonably necessary to procure the transfer of any such Excluded Asset or Retained Liability to Sellers or a Controlled Affiliate of Sellers nominated by Sellers.

(b)            If, following Closing, Sellers or any Controlled Affiliate of Sellers (other than the Transferred Subsidiaries) (i) receives a payment with respect to a Transferred Asset, including any refund or other amount which is related to claims, litigation, insurance or other matters for which Buyer is responsible hereunder, and which amount is not an Excluded Asset, or is otherwise properly due and owing to Buyer or one of its Controlled Affiliates (including the Transferred Subsidiaries) in accordance with the terms of this Agreement or (ii) becomes aware that it owns any Transferred Asset or is subject to any Assumed Liability, Sellers shall, or shall cause such Controlled Affiliate of Sellers to, promptly inform Buyer of that fact in writing. Thereafter, Sellers shall (and Buyer shall reasonably cooperate with Sellers), as applicable, (A) reimburse and/or cause its relevant Controlled Affiliate to reimburse the applicable Transferred Subsidiary (or Buyer or its Controlled Affiliate, as applicable) the amount referred to in clause (i) above or (B) execute and/or cause the relevant Controlled Affiliate of Sellers to execute such documents as may be reasonably necessary to procure the transfer of any such Transferred Asset or Assumed Liability to the applicable Transferred Subsidiary (or Buyer or its Controlled Affiliate, as applicable).

Section 4.14            Ancillary Agreements. Sellers and Buyer shall, or shall cause their respective Controlled Affiliates to, at or prior to the Closing, enter into the Ancillary Agreements.

Section 4.15            Use of Seller Marks; Other IP Matters.

(a)            Buyer acknowledges and agrees that (i) Sellers and their Controlled Affiliates (other than the Transferred Subsidiaries) are retaining all rights with respect to the Seller Marks and (ii) except as otherwise provided in this Section 4.15, neither Buyer nor its Controlled Affiliates (including, following the Closing, the Transferred Subsidiaries) will have any right to use any of the Seller Marks. As soon as reasonably practicable after the Closing Date, but in any event within one hundred eighty (180) days after the Closing Date, Buyer shall, and shall cause its Controlled Affiliates who receive any Transferred Assets or Assumed Liabilities (including the Transferred Subsidiaries) to, cease all use of Seller Marks alone or together with other words, or logos, slogans, symbols or designs, including by removing the Seller Marks from (A) any and all exterior signs and other identifiers located on or attached to any property, buildings, vehicles, signs or premises of the Business, (B) all letterhead, envelopes, invoices, supplies, labels, product packaging and inserts, websites, social media services, promotional materials, marketing collateral, advertisements and other communications media or materials of any kind, and (C) any corporate name of, or trade name used by, the Transferred Subsidiaries or Buyer or its other Controlled Affiliates.

(b)            Notwithstanding the limitations set forth in Section 4.15(a), (i) Buyer and its Controlled Affiliates shall not be in breach of this Section 4.15 by virtue of the appearance of any Seller Marks in or on any tools, dies, equipment, engineering/manufacturing drawings, manuals, work sheets, operating procedures, other written materials or other Transferred Assets that are used for internal purposes only in connection with the Business; provided that Buyer endeavors to remove such appearances of the Seller Marks as soon as reasonably practicable in the ordinary course of the operation of the Business, and (ii) nothing in this Agreement shall be deemed to limit or prevent Buyer or its Controlled Affiliates, from using the Seller Marks (A) as required by applicable Law, (B) for accurate historical reference purposes, in a non-marketing manner, or (C) for any other purpose that would constitute a “fair use” under applicable Law.

(c)            Sellers hereby grant to Buyer a non-exclusive, irrevocable, perpetual, worldwide right and license under and to all Intellectual Property owned by Parent or any of its Controlled Affiliates (other than Seller Marks and Transferred Intellectual Property) that is used in the Business as of the date hereof and as of immediately prior to the Closing (collectively, “Seller Business Intellectual Property”) to use and exploit the Seller Business Intellectual Property in connection with the Business. For clarity, the Seller Business Intellectual Property does not include Intellectual Property in the designs of any products or repairs developed by Sellers at the non-Transferred Facilities. The foregoing license may not be sublicensed or transferred without Sellers’ consent, except (i) in the same manner as it was sublicensed to and by the Business prior to Closing or otherwise to service providers providing services in support of the Business (but not for such service providers’ own benefit), and (ii) in connection with the sale of all or substantially all of the Business or a discrete business unit or division. The foregoing license is provided “as is” without representations or warranties of any kind.

(d)            Buyer grants to Sellers a non-exclusive, irrevocable, perpetual, worldwide right and license under and to the Transferred Intellectual Property (other than Trademarks) that is used in the businesses of Sellers and their Controlled Affiliates (other than the Business) (“Retained Businesses”) as of the date hereof and as of immediately prior to the Closing to use and exploit such Transferred Intellectual Property in connection with the Retained Businesses. For clarity, such Transferred Intellectual Property to be licensed to Sellers pursuant to the immediately foregoing sentence does not include any Intellectual Property related to the Owned PMAs or Owned DERs. The foregoing license may not be sublicensed or transferred without Buyer’s consent, except (i) in the same manner as it was sublicensed to and by the Retained Businesses prior to Closing or otherwise to service providers providing services in support of the Retained Businesses (but not for such service providers’ own benefit), and (ii) in connection with the sale of all or substantially all of the Retained Businesses or a discrete business unit or division. The foregoing license is provided “as is” without representations or warranties of any kind.

Section 4.16            Further Assurances. Each of Sellers and Buyer shall, and shall cause its respective Controlled Affiliates and its and its Controlled Affiliates’ respective Representatives to, execute and deliver such additional instruments, documents, conveyances or assurances and take such other actions as shall be necessary, or otherwise reasonably be requested by the other party, to confirm and assure the rights and obligations provided for in this Agreement and the other Ancillary Agreements and render effective the consummation of the transactions contemplated hereby and thereby; provided that nothing in this Section 4.16 shall require any party or any of their respective Controlled Affiliates or Representatives to make any payments or other concession, incur any other Liability, or commence or participate in any Litigation, in each case to or with respect to a third party, following the Closing.

Section 4.17            Exclusivity. During the period from the date of this Agreement until the earlier to occur of the Closing and the termination of this Agreement in accordance with its terms, Sellers shall not, and shall not permit any of their Controlled Affiliates (including the Transferred Subsidiaries) or their respective officers, directors, employees, partners, members, managers, equityholders, agents, advisors or other representatives (“Representatives”) to, (a) directly or indirectly, solicit, encourage or initiate any Acquisition Proposal, (b) participate in any discussions or negotiations regarding, furnish any information with respect to, assist or participate in or facilitate in any other manner any effort or attempt by any third party to do or seek any of the foregoing, or (c) furnish any information regarding the Business to any third party (except the furnishing of information to customers, suppliers, licensors, licensees, distributors and others that have a business relationship with the Business in the Ordinary Course of Business consistent with past practice for purposes of facilitating the Business’s ordinary business activities). Promptly after the execution of this Agreement, Sellers shall, and shall cause their Controlled Affiliates and Representatives to, immediately cease and cause to be terminated any solicitations, discussions or negotiations with any third party that may be ongoing with respect to any Acquisition Proposal and shall request each third party that has been provided by or on behalf of Sellers or their Controlled Affiliates any confidential information regarding the Business and the Transferred Subsidiaries in connection with considering an Acquisition Proposal to return or destroy all such confidential information. In the event that Sellers or any of their Controlled Affiliates or Representatives receives an inquiry, proposal or offer with respect to an Acquisition Proposal on or after the date hereof and prior to the Closing, Sellers will provide Buyer with prompt (and in any event within one (1) Business Day) notice thereof.

Section 4.18            Non-Competition; Non-Solicitation.

(a)            Except as expressly provided in this Agreement or any Ancillary Agreement or with the prior written consent of Buyer, Sellers shall not, and shall cause each of their Controlled Affiliates not to, directly or indirectly:

(i)            for a period of three (3) years from and after the Closing Date, directly or indirectly as a stockholder, investor, member, partner or otherwise, own, manage, operate or engage in any business that performs MRO services that compete with the Business (for the avoidance of doubt, as carried on by Sellers (directly or indirectly through their Controlled Affiliates, including the Transferred Subsidiaries) as of the date hereof and as of immediately prior to the Closing) in any jurisdiction in the world in which the Business sells or provides services as of the date hereof, as of immediately prior to the Closing or for the twelve months immediately prior to the Closing (the “Competing Activity”); provided that, this Section 4.18(a)(i) shall not be deemed breached as a result of (A) Sellers or their Controlled Affiliates performing any act expressly contemplated by this Agreement or any Ancillary Agreement or with the prior written consent of Buyer; (B) Sellers or their Controlled Affiliates performing MRO services on any products that any such Seller or Controlled Affiliate designed, developed or manufactured; (C) Sellers or their Controlled Affiliates performing MRO services on any of the products set forth on Section 9.1(a) of the Seller Disclosure Letter; or (D) the acquisition or ownership, directly or indirectly, by Sellers or their Controlled Affiliates of (x) the equity securities of any Person that engages in the Competing Activity if Seller and its Controlled Affiliates, directly or indirectly, do not own in aggregate more than 10% of the outstanding equity securities of such Person or (y) any Person that engages in the Competing Activity if the Competing Activity accounts for 20% or less of the consolidated annual revenues of such Person (based on such Person’s latest annual financial statements); or

(ii)            for a period of two (2) years from and after the Closing Date, solicit for employment or hire any Transferred Business Employee; provided, that this Section 4.18(a)(i) shall not preclude Sellers or any of their Controlled Affiliates from (A) soliciting for employment any Transferred Business Employee who responds to a general solicitation through a public medium or general or mass mailing by or on behalf of Sellers that is not targeted at Transferred Business Employees, or hiring any non-management Transferred Business Employee that responds to any such general solicitation, or (B) hiring any Transferred Business Employee whose employment has been terminated by Buyer or its Controlled Affiliates prior to commencement of solicitation by Sellers or their Controlled Affiliates or employment discussions between Sellers or their Controlled Affiliates and such individual.

(b)            Except as expressly provided in this Agreement or any Ancillary Agreement or with the prior written consent of Sellers, Buyer shall not, and shall cause each of its Controlled Affiliates not to, directly or indirectly, to the extent permitted by applicable Law, for a period of two (2) years from and after the Closing Date, solicit for employment or hire any employees of Sellers or their Affiliates set forth on Section 4.18(b) of the Seller Disclosure Letter; provided, that this Section 4.18(b) shall not preclude Buyer or any of its Controlled Affiliates from (i) soliciting for employment any employee of Sellers or their Affiliates who responds to a general solicitation through a public medium or general or mass mailing by or on behalf of Buyer or its Controlled Affiliates that is not targeted at such employees of Sellers or their Affiliates or (ii) soliciting for employment or hiring any employee of Sellers or their Affiliates whose employment has been terminated by Sellers or their Controlled Affiliates prior to commencement of solicitation by Buyer or its Controlled Affiliates or employment discussions between Buyer or its Controlled Affiliates and such individual.

(c)            Buyer and Sellers acknowledge and agree that (i) it would be difficult to calculate damages to Buyer or Sellers from any breach of the obligations under this Section 4.18, (ii) injury to Buyer or Sellers from any such breach would be irreparable and impossible to measure and (iii) the remedy at law for any breach or threatened breach of this Section 4.18, including monetary damages, would therefore be an inadequate remedy and, accordingly, Buyer and Sellers shall have the right to specific performance and injunctive or other equitable relief of its rights under this Section 4.18, in addition to any and all other rights and remedies at law or in equity, and all such rights and remedies shall be cumulative.

(d)            Buyer and Sellers acknowledge and agree that this Section 4.18 constitutes an independent covenant and shall not be affected by performance or nonperformance of any other provision of this Agreement by Sellers and Buyer or their respective Controlled Affiliates. Buyer and Sellers hereto further acknowledge and agree that the restrictive covenants and other agreements contained in this Section 4.18 are an essential part of this Agreement and the transactions contemplated hereby. It is the intent of Buyer and Sellers that the provisions of this Section 4.18 shall be enforced to the fullest extent permissible under the Laws and public policies applied in each jurisdiction in which enforcement is sought. Buyer and Sellers have independently consulted with its counsel and, after such consultation, agree that the covenants set forth in this Section 4.18 are intended to be reasonable and proper in scope, duration and geographical area and in all other respects. If any such covenant is found to be invalid, void or unenforceable in any situation in any jurisdiction by a final determination of a court or any other Governmental Authority of competent jurisdiction, Buyer and Sellers agree that: (i) such determination shall not affect the validity or enforceability of (A) the offending term or provision in any other situation or in any other jurisdiction, or (B) the remaining terms and provisions of this Section 4.18 in any situation in any jurisdiction; (ii) the offending term or provision shall be reformed rather than voided and the court or Governmental Authority making such determination shall have the power to reduce the scope, duration or geographical area of any invalid or unenforceable term or provision, to delete specific words or phrases, or to replace any invalid or enforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable provision, in order to render the restrictive covenants set forth in this Section 4.18 enforceable to the fullest extent permitted by applicable Law; and (iii) the restrictive covenants set forth in this Section 4.18 shall be enforceable as so modified.

Section 4.19            Financing Cooperation.

(a)            Subject to Section 4.19(b), prior to the Closing, Sellers shall, and shall cause its officers and, to the extent reasonably necessary, employees and non-legal advisors to, use reasonable best efforts to provide to Buyer such customary and necessary cooperation and assistance reasonably requested by Buyer in connection with Buyer’s efforts to obtain the Financing or any offering of debt or equity securities by Buyer or any of its Controlled Affiliates in place of the Financing as permitted herein, including (i) to participate in a reasonable number of meetings, presentations, road shows and due diligence sessions with Financing Sources, prospective lenders and investors and/or rating agencies, in each case, upon reasonable advance notice and at mutually agreed times, (ii) to provide reasonable and customary assistance to Buyer with its preparation of materials for customary rating agency presentations and other customary marketing materials, offering documents, registration statements and similar documents customarily required in connection with the Financing and any Permanent Financing funded in lieu thereof to the extent relating to the Business, including the delivery of customary authorization letters accompanying such materials; provided that such customary authorization letters (or the bank information memoranda in which such letters are included) shall include language that exculpates Sellers, each of the Transferred Subsidiaries and their respective Affiliates and Representatives from any liability in connection with the unauthorized use by the recipients thereof of the information set forth in any such bank confidential information memoranda or similar memoranda or report distributed in connection therewith, (iii) to cooperate with due diligence requests from the Financing Sources and sources of the Permanent Financing to the extent customary and reasonable, (iv) to furnish Buyer at least three (3) Business Days prior to the Closing Date (to the extent requested in writing by Buyer at least ten (10) Business Days prior to the Closing Date) with all documentation and other information required by any Governmental Authority with respect to the Financing and the Permanent Financing under applicable “know your customer” and anti-money laundering rules and regulations, including the PATRIOT Act and the requirements of 31 C.F.R. Section 1010.230, (v) to furnish to Buyer the Required Information and the Financing Deliverables, (vi) requesting that its independent auditors as of the Closing cooperate with the Financing and the Permanent Financing by participating in a reasonable number of drafting sections and providing the Specified Auditor Assistance and (vii) assisting Buyer with Buyer’s preparation of pro forma financial statements. Subject to the prior review by Sellers, Sellers consent to the reasonable use of its and any of its Controlled Affiliates’ logos in connection with the Financing and the Permanent Financing in a manner usual and customary for financings of a type similar to the Financing or the Permanent Financing; provided that such logos are used solely in a manner that is not intended to or reasonably likely to harm or disparage Sellers or the reputation or goodwill of Sellers and their Controlled Affiliates.

(b)            Notwithstanding anything in this Agreement or Section 4.19(a) to the contrary, (i) such requested cooperation shall not unreasonably disrupt or interfere with the business or the operations of Sellers and their Affiliates, (ii) such requested cooperation shall not be required to the extent that it would (A) subject any of Sellers’, or any of their respective Affiliates’, respective Representatives to any actual or potential personal liability with respect to matters related to the Financing or the Permanent Financing, (B) conflict with, or violate, any of Sellers’ or their Affiliates’ Organizational Documents or any applicable Law, (C) cause any condition to the Closing to not be satisfied, (D) cause any breach of this Agreement or (E) waive or amend any terms of this Agreement, (iii) Sellers, their respective Affiliates (including the Transferred Subsidiaries) and each of the respective Representatives of Sellers and such Affiliates (collectively, the “Related Parties”) shall not be required to deliver or provide opinions of internal or external counsel, (iv) Sellers and the Related Parties shall not be required to pay any commitment or other similar fee, incur or reimburse any costs or expenses or incur any other liability or obligation of any kind or give any indemnities in connection with the Financing or the Permanent Financing, including under any certificate, agreement, arrangement, document or instrument related thereto, (v) the board of directors (or similar governing body) of any Transferred Subsidiary shall not be required to approve (or enter into) any Financing (or any alternative financing) or agreements related thereto prior to the Closing, (vi) Sellers and the Related Parties shall not have any responsibility for, or incur any liability to any Person under, the Commitment Letter or the Financing or the definitive documentation related thereto, (vii) no Transferred Subsidiary or their respective Representatives shall be required to enter into any binding agreement or other arrangement the effectiveness of which is not conditioned on the consummation of the Closing, (viii) such requested cooperation shall not (A) require Sellers or the Related Parties to provide, or cause to be provided, any information the disclosure of which is prohibited or restricted under applicable Law or any binding agreement with a third party or that is legally privileged or consists of attorney work product or could jeopardize any attorney-client privilege or other applicable legal privilege, or (B) result in the contravention of, or that could result in a violation or breach of, or a default (with or without notice, lapse of time, or both) under, any agreement to which Sellers or any Affiliates of Sellers are party or by which they are bound and (ix) neither Sellers nor the Related Parties will be required to (A) except as provided in clause (a) above, provide or prepare any projections or pro forma financial statements or any other financial statements, (B) change any of their respective fiscal periods or (C) provide or prepare consolidating and other financial statements and data that would be required by Rules 3-09, 3-10, 3-16, 13-0 and 13-02 of Regulation S-X under the Securities Act or any segment information. Neither Sellers nor the Related Parties shall have any liability to Buyer in respect of any financial statements, other financial information or data or other information provided pursuant to Section 4.19(a). Unless otherwise agreed by Sellers in writing, all non-public or other confidential information provided by Sellers or the Related Parties to Buyer and its Affiliates pursuant to Section 4.19(a) shall be kept confidential in accordance with the Confidentiality Agreement.

(c)            Buyer will promptly (i) reimburse Sellers on an as-incurred basis for any reasonable and documented out-of-pocket costs or expenses (including attorney’s fees and accounting expenses) incurred or otherwise payable by Sellers and the Related Parties in connection with their cooperation or efforts pursuant to this Section 4.19 and (ii) indemnify, defend and hold harmless Sellers and the Related Parties from and against any and all Liabilities, losses, damages, claims, costs, expenses (including attorney’s fees), interest, awards, judgments and penalties suffered or incurred by them in connection with the cooperation or efforts pursuant to this Section 4.19 or otherwise in complying with their obligations in connection with the arrangement of the Financing (including actions taken in accordance with this Section 4.19) or any information utilized in connection therewith, except to the extent that any of the foregoing arises from the gross negligence, material breach or wilful misconduct of Sellers or their Affiliates. Notwithstanding anything to the contrary herein, the failure of Sellers to comply with this Section 4.19 shall not give rise to the failure of a condition precedent set forth in Section 6.2 or termination right pursuant to Section 7.1(c) unless Buyer failed to obtain the Financing primarily as a result of the material breach of the obligations of Sellers to comply with their obligations under this Section 4.19 (after notice and opportunity to cure).

Section 4.20            Financing.

(a)            Buyer shall, and shall cause its Affiliates to, use reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to arrange and obtain the Financing on the terms and conditions described in the Commitment Letter or any Permanent Financing in an aggregate amount (together with other available cash on hand or available and committed financing of Buyer (which shall have no additional or more onerous conditions than the Financing)) sufficient to pay the Estimated Purchase Price, including using reasonable best efforts to (i) maintain in effect the Commitment Letter or, upon the execution and delivery thereof, the definitive agreements related to the Financing or the Permanent Financing (the “Financing Agreements”), as applicable, and comply with Buyer’s obligations thereunder, (ii) satisfy on a timely basis (and, in any event, as of the Closing) all conditions within Buyer’s control and applicable to Buyer to obtaining the Financing or the Permanent Financing, as applicable, at the Closing as set forth therein, (iii) negotiate and enter into definitive agreements with respect thereto on the terms and conditions (including the market flex provisions) set forth in the Commitment Letter (subject to any modifications or amendments thereto or substitution and replacement thereof permitted by this Agreement and acceptable to the applicable Financing Sources) so that such definitive documents are in effect on or prior to the Closing, and (iv) consummate the Financing in accordance with the terms and conditions of the Commitment Letter or any Permanent Financing in accordance with the applicable Financing Agreements at or prior to the Closing (subject to any modifications or amendments thereto or substitution and replacement thereof permitted by this Agreement and acceptable to the applicable Financing Sources). Buyer shall have the right from time to time to amend, supplement or otherwise modify, or waive any of its rights under, the Commitment Letter and the definitive documentation for the Financing, including to add lenders, arrangers, bookrunners, agents, managers or similar entities that have not executed the Commitment Letter as of the date of this Agreement, amend titles, allocations and the fee arrangements with respect to the existing and additional lenders, arrangers, bookrunners, agents, managers or similar entities and implement or exercise any flex provisions set forth in the Commitment Letter on the date hereof, or replace and substitute other financing for all or any portion of the Financing from the same or alternative financing sources (any such replacement or substitute financing, the “Permanent Financing”), and in connection therewith terminate the Commitment Letter and/or any definitive documentation for the Financing; provided that no such amendment, supplement, modification, waiver, substitution or replacement shall, without the prior written consent of Sellers: (x) reduce the aggregate amount of the Financing or the net cash proceeds available from the Financing (including, in each case, by changing the amount of fees or other amounts to be paid (including original issue discount) with respect to the Financing) to an amount less than necessary to satisfy the Funding Obligations (when taken together with the net cash proceeds available from any Permanent Financing), (y) impose new or additional conditions or contingencies to the Financing or otherwise expand, amend or modify any of the conditions to the Financing in a manner that would reasonably be expected to (A) materially delay or prevent the Closing Date (for the avoidance of doubt, any such delay shall not extend past the termination of this Agreement or otherwise relieve Buyer of any of its obligations hereunder as a result of not Closing) or (B) materially delay, prevent or otherwise make less likely to occur the funding of the Financing (or satisfaction of the conditions to obtaining the Financing) (provided that no such delay referred to in this clause (y) shall extend the Closing Date beyond the date upon which the Closing would otherwise have occurred but for such delay) or (z) adversely impact the ability of Buyer to enforce its rights against the other parties to the Commitment Letter (provided, that Parent may amend the Debt Commitment Letter to add lenders, lead arrangers, bookrunners, syndication agents or similar entities who have not executed the Debt Commitment Letter as of the date hereof or in connection with an escrow arrangement to include conditions customary for escrow arrangements of this nature acceptable to the applicable Financing Sources). Buyer shall promptly deliver to Sellers copies of any amendment, modification or waiver to the Commitment Letter (provided, that the Fee Letters may be redacted as set forth in Section 3.4). References herein to “Debt Commitment Letter”, “Fee Letters”, and “Commitment Letter” shall include and mean such documents as amended, modified, replaced or waived in compliance with this Section 4.20(a), and references to “Financing” shall include and mean the financing contemplated by the Commitment Letter as amended, modified, replaced or waived in compliance with this Section 4.20(a), as applicable. In the event that any financing is consummated prior to Closing, Buyer shall keep the net proceeds of such financing available in all respects (which may include escrow arrangements with conditions customary for escrow arrangements of this nature acceptable to the applicable Financing Sources) to fund Buyer’s obligations herein and there shall not be any conditions or other restrictions on the use or release of such net proceeds that are more onerous to Buyer than those conditions and terms contained in the Commitment Letter as of the date hereof.

(b)            Buyer shall keep Sellers informed on a reasonably current basis and in reasonable detail of the status of its efforts to arrange the Financing and the Permanent Financing (including providing Sellers with copies of all material executed definitive agreements related to the Financing and the Permanent Financing). Buyer shall give Sellers prompt written notice (A) upon having knowledge of any violation, breach or default (or any event or circumstance that, with or without notice, lapse of time or both, would reasonably be expected to give rise to any violation, breach or default) by any party to the Commitment Letter or any definitive document with respect to the Financing, (B) upon receiving any notice or other communication from any Financing Source with respect to any actual or threatened breach, default, termination or repudiation of the Commitment Letter (including with respect to all or any portion of the Financing therein) or any definitive document related to the Financing, or (C) if for any reason Buyer has determined in good faith that it will not be able to obtain all or any portion of the Financing on the terms contemplated by the Commitment Letter. As soon as reasonably practicable, but in any event within five (5) Business Days following delivery by Sellers to Buyer of written request therefor, Buyer shall provide such information as may be reasonably requested by Sellers relating to any circumstance referred to in clauses (A) through (C) of the immediately preceding sentence.

(c)            If any portion of the Financing becomes unavailable on the terms and conditions (including any market flex provisions applicable thereto) contemplated in the Commitment Letter, Buyer shall promptly notify Sellers thereof and provide the reasons giving rise to such event and shall use reasonable best efforts to obtain alternative financing (the “Alternative Financing”) from the same or alternative debt sources as promptly as practicable following the occurrence of such event (A) on terms (including the market flex provisions) not less favorable to Buyer than those in the Commitment Letter and in an amount sufficient to satisfy the Funding Obligations and (B) containing conditions to draw, and other terms that would not reasonably be expected to negatively affect the availability thereof, that (x) are not more onerous to Buyer than those conditions and terms contained in the Commitment Letter as of the date hereof, (y) would not reasonably be expected to materially delay the Closing (for the avoidance of doubt, any such delay shall not extend past the termination of this Agreement or otherwise relieve Buyer of any of its obligations hereunder as a result of not Closing) and (z) do not adversely affect the ability of Buyer to enforce its rights against the other parties to the Alternative Financing (including all definitive documentation related thereto) relative to the ability of Buyer to enforce its respective rights against the other parties to the Financing as in effect on the date hereof or in the related definitive agreements. Buyer shall promptly deliver to Sellers true and complete copies of all agreements pursuant to which any such alternative source shall have committed to provide Buyer with all or any portion of the Alternative Financing, including true, correct and complete copies of any related executed fee letters (provided, that such fee letters may be redacted as set forth in Section 3.4) (the “Alternative Financing Commitment Letter”). References herein to “Financing” shall include the Alternative Financing, if applicable, and references to “Commitment Letter” and “Debt Commitment Letter” shall include the Alternative Financing Commitment Letter, if applicable.

(d)            Buyer expressly acknowledges and agrees that (i) obtaining the Financing is not a condition to the Closing and (ii) notwithstanding anything contained in this Agreement to the contrary, Buyer’s obligations hereunder are not conditioned in any manner upon Buyer obtaining the Financing, the Alternative Financing or any other financing.

Section 4.21            Litigation Support.

(a)            In the event and for so long as any party or any of its respective Controlled Affiliates is prosecuting, contesting or defending any Litigation by or against a third party (other than a Litigation brought against or by the other party or any Controlled Affiliate of such other party) in connection with (i) any transactions contemplated under this Agreement or (ii) any fact, situation, circumstance or transaction relating to, in connection with or arising from the Business, the Transferred Subsidiaries, as applicable, Buyer or Sellers, as applicable, shall, and shall cause their respective Controlled Affiliates (and shall use its reasonable best efforts to cause its and their other Representatives) to, at the expense of the other party, use reasonable best efforts to cooperate with the other party (or its applicable Controlled Affiliates), and its counsel in such prosecution, contest or defense, including using reasonable best efforts to make available its personnel, participate in meetings, provide such testimony and access to their books and records and take such other actions as shall be reasonably necessary in connection with such prosecution, contest or defense; provided, that if any party hereto reasonably believes upon advice of counsel that such cooperation, testimony or access would breach attorney-client, work product or similar privilege or any confidentiality obligations set forth in written agreements with third parties, the parties hereto shall cooperate in seeking a reasonable alternative means whereby the requesting party and its Controlled Affiliates and their respective Representatives are provided such cooperation, testimony or access in a manner that does not jeopardize such privilege or protection or breach such obligation.

(b)            From and after the Closing, Sellers and Buyer hereby agree to, to the extent applicable, (i) move for substitution or take similar actions under applicable Law for Buyer or one of its Controlled Affiliates (including, for the avoidance of doubt, any Transferred Subsidiary) to be substituted in any and all Litigation by or against any Person, in each case, that is (A) primarily related to the Business or the Transferred Assets and (B) included in the definition of Assumed Liabilities (other than any Litigation between Buyer and/or any of its Controlled Affiliates, on the one hand, and Sellers and/or any of their Controlled Affiliates, on the other hand, arising out of the transactions contemplated by this Agreement or the Ancillary Agreements) (collectively, “Assumed Litigation”) with respect to which the Sellers or any Controlled Affiliates of Sellers (other than, for the avoidance of doubt, any Transferred Subsidiary) is a party as of the Closing, and (ii) move for substitution or take similar actions under applicable Law for Sellers or one or more of their Controlled Affiliates (other than, for the avoidance of doubt, any Transferred Subsidiary) to be substituted in any Litigation other than Assumed Litigation with respect to which any Transferred Subsidiary is party as of the Closing. In the event of any conflict between this Section 4.21 and Article 5, Article 5 shall control.

Section 4.22            Carve-Out Financial Statements; Additional Carve-Out Financial Statements. Sellers shall use reasonable best efforts to deliver, or cause to be delivered, to Buyer as promptly as practicable after the date hereof (and in any event on or prior to January 31, 2024), the Carve-Out Financial Statements and Buyer shall promptly reimburse Sellers for the costs of such Carve-Out Financial Statements up to an aggregate amount equal to $2,500,000. Sellers shall use reasonable best efforts to deliver, or cause to be delivered, to Buyer as promptly as practicable after the date hereof (and, in any event, on or prior to January 17, 2024), drafts of such Carve-Out Financial Statements which drafts Sellers intend to deliver concurrently to their independent accountants for completion of the audit, and will include preliminary results of operations and footnotes on substantially all line items, and will have been subject to at least one management review, it being understood that such draft shall be subject to management’s internal controls as well as on-going audit procedures, and shall promptly update Buyer with respect to any material revisions to such drafts prior to delivery of the Carve-Out Financial Statements. If issuances and sales of debt or equity securities by Buyer necessary to consummate the aggregate Financing contemplated by the Commitment Letter have not priced and either (a) if a Marketing Period shall not have commenced or (b) the Carve-Out Financial Statements were not Compliant throughout the Marketing Period, and in each case, this agreement is extended past May 15, 2024 in accordance with its terms, then in connection with an issuance and sale of any offering of debt or equity securities by Buyer necessary to consummate the aggregate Financing contemplated by the Commitment Letter that prices after May 13, 2024, for purposes of the Marketing Period, Sellers shall, as promptly as practicable, deliver, or cause to be delivered, to Buyer the Additional Carve-Out Financial Statements. Buyer shall promptly reimburse Sellers for the one-half (50%) of any additional costs of such Additional Carve-Out Financial Statements. Sellers shall use reasonable best efforts to obtain a consent from Sellers’ auditors to the filing of any such financial statements in any public filing with the SEC (it being understood that any costs incurred in obtaining any such consent is paid by Buyer).

Section 4.23            Insurance. Buyer acknowledges and agrees that, upon the Closing, all insurance coverage provided under Sellers’ insurance policies to the extent such policies are not exclusively related to the Business shall cease, and no further coverage shall be available in respect of any Transferred Asset or Assumed Liability under any such policies; provided, that Sellers shall, and shall cause their Controlled Affiliates to, use their respective reasonable best efforts to, at the Buyer’s cost and expense, (a) direct any carriers under the occurrence-based insurance policies of Sellers and their Controlled Affiliates (“Occurrence Based Policies”) to continue to make any insurance coverage to the extent available thereunder to the Business following the Closing for claims relating to or arising out of events which have occurred, or conditions which are in existence prior to or on the Closing Date, and (b) direct any carriers under any claims-made insurance policies of Sellers and their Controlled Affiliates (other than the Transferred Subsidiaries) (“Claims Based Policies”) to continue to process any claims made thereunder by the Business, to the extent such claims were made prior to or on the Closing Date; provided, however, that, in connection with clauses (a) and (b), neither Sellers nor any of their Controlled Affiliates shall have any obligation to pay any additional premiums or other amount under any Occurrence Based Policies or Claims Based Policies or otherwise unless the Buyer pays such amounts; provided, further, that deductibles, self-insured retentions, claims handling fees or any other similar amounts payable under any such Occurrence Based Policies or Claims Based Policies shall be shared equitably between Sellers, on the one hand, and Buyer, on the other hand, relative to claims made by Buyer against such policies pursuant to this Section 4.23. Following the Closing, (i) upon Buyer’s reasonable request and at Buyer’s cost and expense, Sellers shall reasonably cooperate with and assist Buyer in issuing notices of such claims under the Occurrence Based Policies and Claims Based Policies, presenting such claims for payment and collecting insurance proceeds related thereto and (ii) subject to Buyer’s obligations set forth in this Section 4.23, Sellers shall use reasonable best efforts to maintain in effect the Claims Based Policies to the extent any such claims have been made prior to or on the Closing Date and the Occurrence-Based Policies to the extent related to the Pre-Closing period.

Section 4.24            Permit Transfer. Subject to the terms and conditions of this Agreement, the parties shall use commercially reasonable efforts to transfer or assign to, or have issued or reissued in the name of, Buyer or the Transferred Subsidiaries all Business Permits and Transferred DERs no later than the Closing, to the extent permitted by applicable Law.

Section 4.25            Notification of Certain Matters. During the period from the date of this Agreement until the earlier to occur of the Closing and the termination of this Agreement in accordance with its terms, Sellers shall give prompt written notice to Buyer and Buyer shall give prompt written notice to Sellers (as applicable) of:

(a)            any breach of any representation, warranty, covenant, or agreement of the applicable party in this Agreement or the occurrence of any other facts, circumstances or events such party is aware of, in each case that would be reasonably likely to cause any condition set forth in Article 6 to fail to be satisfied;

(b)            in the case of Sellers, the institution or the threat in writing of institution of any Litigation against Sellers or any of their respective Affiliates relating to the Business or the Transferred Subsidiaries and that would constitute an Assumed Liability or that would be reasonably likely to cause any condition set forth in Article 6 to fail to be satisfied;

(c)            in the case of Sellers, receipt of written notice from any counterparty to any Material Contract stating such counterparty’s intent to cancel or otherwise terminate or materially adversely modify such Material Contract or such counterparty’s relationship with respect to the Business (other than at the expiration of the term of such Material Contract); and

(d)            any material developments in connection with the planned amendment and extension of the Contract set forth on Section 4.25(d) of the Seller Disclosure Letter;

provided, however, that the delivery of any notice pursuant to this Section 4.25 shall not limit or otherwise affect any remedies available to the party receiving such notice, or the representations or warranties of, or the conditions to the obligations of, the parties under this Agreement; provided, further, however, that the delivery of any notice pursuant to this Section 4.25 shall not constitute an admission of breach, fault or default.

Section 4.26            Real Estate Matters.

(a)            On or prior to the Closing Date, Sellers shall provide to Buyer’s title insurer such owner’s affidavits, gap indemnities, non-imputation affidavits and other customary documentation and agreements as may be reasonably requested by such title company in order to provide extended coverage insuring fee simple title to each Owned Real Property and a senior leasehold interest with respect to each of the Wellington Ground Leases, subject only to Permitted Liens, including ALTA 3.1 endorsements and such other endorsements reasonably requested by Buyer, in form and substance reasonable satisfactory to Buyer.

(b)            On or prior to the Closing Date, Sellers shall deliver to Buyer an executed original of an assignment of each of the Transferred Leases, a quitclaim deed to the Owned Wellington Leasehold Improvements and a bill of sale with respect to the personal property in and on such leased properties, together with written consent to such assignment by (i) the applicable landlord under each such Transferred Lease, and (ii) with respect to the Wellington Ground Leases, the Federal Aviation Administration and any other entity with approval rights or authority thereover.

(c)            Sellers shall use commercially reasonable efforts to obtain from each landlord under each of the Leases and each tenant under each of the Landlord Leases an estoppel certificate executed no more than thirty (30) days prior to the Closing Date, in form and substance reasonably acceptable to Buyer, confirming in each case: that the applicable Lease or Landlord Lease is in full force and effect; the current base rent; that all amounts due and payable thereunder are paid current; that there is no uncured default or event of default by any party thereunder; any outstanding rent abatement, tenant improvement allowance or other landlord construction obligation; any rights of first offer or first refusal; any defenses, offsets or counterclaims; and any assignments or subleases.

(d)            On or prior to the Closing Date, Sellers shall (i) cause TASA to assign to a Person other than a Transferred Subsidiary (“BKK Assignee”), with such BKK Assignee assuming all liabilities and obligations thereunder, that certain Lease Agreement of O-NES Tower, by and between TASA and Thai Obayashi Corporation Ltd. (“BKK Landlord”), dated as of April 18, 2023 (the “Bangkok Lease”); and (ii) deliver to Buyer the executed assignment of the Bangkok Lease effective on or prior to the Closing Date, together with a consent to such assignment executed by BKK Landlord.  Sellers shall cause BKK Assignee to pay in full on or prior to the Closing Date any fees, penalties, advance rental payments or other charges or Liabilities incurred in connection with such assignment.  Sellers shall indemnify Buyer and TASA for any costs or Liabilities arising in connection with the assignment of the Bangkok Lease, whether arising post-Closing or otherwise.

Section 4.27            Third Parties. On or prior to the Closing Date, Sellers shall terminate, effective as of and conditional upon the Closing, any third party engaged to act on behalf of any of the Transferred Subsidiaries pursuant to any Foreign Sales Representative Agreement (a “Third Party”) as designated by Buyer as described on Section 4.27 of the Seller Disclosure Letter.

Section 4.28            Transitional Services Agreement. To the extent necessary to permit Buyer to operate the Business immediately after the Closing in substantially the same manner as the Sellers operated the Business immediately prior to the Closing and as may be reasonably requested by Buyer, Sellers and Buyer shall cooperate and use their respective reasonable best efforts to negotiate in good faith and finalize the schedules to and services to be provided under the Transitional Services Agreement.

Section 4.29            Thai Cash. Prior to the Closing Date, Sellers shall use its reasonable best efforts to remove all cash at TASA exceeding $4,000,000.

Section 4.30            FY2024 Audit Cooperation. If the Closing has not occurred by June 29, 2024, then Sellers shall, and shall cause their officers and, to the extent reasonably necessary, employees and non-legal advisors to, use reasonable best efforts to provide to Buyer such customary and necessary cooperation and assistance reasonably requested by Buyer prior to the Closing and through the seventy fourth (74th) calendar day following the Closing in connection with the preparation of, for the Transferred Subsidiary Interests and the Transferred Assets and Assumed Liabilities, an audited combined balance sheet as of, and audited combined statements of operations, cash flows and equity for, the fiscal year ended March 31, 2024, in each case, accompanied by a report thereon by Sellers’ independent accountants, which audit shall be performed in accordance with generally accepted auditing standards (including with respect to the new SEC rules related to cost allocations), for inclusion with respect to Buyer’s public filings with the SEC relating to the Closing. If Sellers have not previously delivered, or caused to be delivered, such financial statements to Buyer pursuant to Section 4.22, and to the extent not already borne by Buyer, Buyer shall promptly reimburse Sellers for fifty percent (50%) of any costs of preparing such financial statements.

Article 5

Tax Matters

Section 5.1            Cooperation / Parent Tax Group Return.

(a)            Each of Parent, Sellers and Buyer shall (and shall cause their respective Controlled Affiliates to) (i) assist the other party in connection with (A) preparing and filing any Tax Returns which such other party is responsible for preparing and filing in accordance with Section 5.6 and (B) any audit, examination or other proceedings relating to Taxes with respect to the Transferred Subsidiaries, the Business, any Transferred Assets, or any Assumed Liabilities, and (ii) retain (and provide the other party and its Controlled Affiliates with reasonable access to) all records or information which are reasonably relevant to such Tax Returns, audit, examination or other proceedings; provided that the foregoing shall be done in a manner so as not to interfere unreasonably with the conduct of the business of the parties and provided that the party requesting assistance shall reimburse the other party’s reasonable out-of-pocket costs and expenses in providing such assistance.

(b)            Notwithstanding anything in this Agreement to the contrary, neither Buyer nor any of its Affiliates shall have any right to inspect, review, comment on or approve any Parent Tax Group Return or to control or participate in, or consent to the settlement, compromise or resolution of, any proceeding related to any Parent Tax Group Return, and all rights with respect to each such Parent Tax Group Return shall remain solely with such Seller and its Affiliates; provided, however, any Parent Tax Group Return for Texas franchise Taxes that includes any Transferred Subsidiary shall be prepared in accordance with past practices with respect to each Transferred Subsidiary, except as otherwise required under applicable Law.

Section 5.2            Transfer Taxes. All transfer, stock transfer, real property transfer, indirect transfer, documentary, sales, use, deed, stamp, conveyance, recording, registration, goods and services, value added and other similar Taxes incurred in connection with the transactions contemplated by this Agreement (but, for the avoidance of doubt, excluding any Income Taxes) (collectively, “Transfer Taxes”) and the costs of preparing and filing any related Tax Returns shall be borne by Buyer and paid when due. The party responsible under applicable Law to file Tax Returns with respect to Transfer Taxes shall prepare and file, at such party’s own cost and expense (other than any reasonable out-of-pocket costs and expenses incurred by such party which shall be borne by Buyer), all necessary Tax Returns and other documentation with respect to such Transfer Taxes, and, if required by applicable Law, the other party will, and will cause its respective Controlled Affiliates to, join in the execution of any such Tax Returns and other documentation. Buyer and Sellers each agree to timely sign and deliver (or to cause to be timely signed and delivered) such certificates or forms as may be necessary or appropriate and otherwise to cooperate to establish any available exemption from (or otherwise reduce) any Transfer Taxes in accordance with applicable Law.

Section 5.3            Allocation of Purchase Price.

(a)            Within ninety (90) days following the determination of the Final Purchase Price pursuant to Section 1.5, Buyer shall prepare and deliver to Sellers a draft allocation of the purchase price (as determined for applicable Tax purposes) (the “Purchase Price Allocation”) in accordance with (i) Sections 338, 755 and 1060 of the Code, as applicable, and the Treasury Regulations thereunder and (ii) the methodology set forth in Section 5.3 of the Seller Disclosure Letter (such methodology, the “Allocation Methodology”). Sellers shall review the Purchase Price Allocation and provide any comments with respect thereto, together with reasonable particulars of the basis of such comments and in accordance with the Allocation Methodology, within fifteen (15) Business Days of receipt of the Purchase Price Allocation. Buyer and Sellers shall negotiate in good faith to resolve any disputed items. If Buyer and Seller are unable to agree on the Purchase Price Allocation within sixty (60) days after Buyer provides the draft Purchase Price Allocation, the parties shall request the Accounting Firm to decide any disputed items within thirty (30) days, provided that the Accounting Firm shall resolve any dispute in a manner consistent with Sections 338, 755 and 1060 of the Code, as applicable, and the Treasury Regulations thereunder and in accordance with the Allocation Methodology. The costs of the Accounting Firm shall be borne equally by Sellers and Buyer. The Purchase Price Allocation, as agreed to by the parties, or, if no such agreement is reached, as determined by the Accounting Firm, shall be non-appealable and final and binding on the parties, subject to adjustment as provided in Section 5.3(b).

(b)            Each of Sellers, Buyer and their respective Controlled Affiliates shall file all Tax Returns and otherwise act for all Tax purposes in a manner consistent with the Purchase Price Allocation, as finally determined pursuant to the procedures set forth in this Section 5.3, unless otherwise required by a change in Law occurring after the date that the Purchase Price Allocation becomes final and binding, a closing agreement with an applicable Governmental Authority or a final judgment of a court of competent jurisdiction. Any subsequent adjustments to the Final Purchase Price or any amounts that are treated as additional purchase price for U.S. federal (and applicable state and local) Income Tax purposes shall be incorporated into the Purchase Price Allocation in a manner consistent with the Purchase Price Allocation, Sections 338, 755 and 1060 of the Code, as applicable, and the Treasury Regulations thereunder and the Allocation Methodology, as jointly determined by Buyer and Sellers, acting reasonably and in good faith. Each of Sellers and Buyer shall promptly notify the other in writing upon receipt of notice of any pending or threatened Tax audit, proceeding or assessment challenging the Purchase Price Allocation. Nothing in this Agreement shall prevent a party from settling any proposed deficiency or adjustment by any Governmental Authority based upon or arising out of the Purchase Price Allocation, and neither party will be required to litigate before any court or pursue any administrative appeal concerning any proposed deficiency or adjustment by any Governmental Authority challenging the Purchase Price Allocation.

Section 5.4            Tax Proceedings.

(a)            Buyer and Sellers shall promptly notify the other in writing upon receipt any written communication from a Governmental Authority concerning any pending or threatened audit, claim, demand, proposed adjustment or deficiency, assessment or administrative or judicial proceeding relating to any Taxes or Tax Returns with respect to any Transferred Subsidiary or the Business (a “Tax Claim”) for any Pre-Closing Tax Period, and to the extent known, describing in reasonable detail the facts and circumstances with respect to the subject matter of such Tax Claim.

(b)            If any Tax Claim could reasonably be expected to result in (i) any Tax Liability imposed on or payable by Sellers or their Affiliates (other than, after the Closing, the Transferred Subsidiaries or the Joint Venture) for any Tax period, including any Seller Taxes, (ii) an increase in any Tax Liability taken into account in the calculation of the Closing Date Net Working Capital or Closing Indebtedness (in each case, as finally determined pursuant to Section 1.5) or (iii) any Buyer Indemnified Party being entitled to claim indemnification or reimbursement pursuant to Article 8 (a “Tax Contest”), Sellers shall have the right to control (at Sellers’ cost and expense) any Tax Contest for a Pre-Closing Tax Period (other than a Straddle Period) (a “Pre-Closing Tax Contest”). Except for a Pre-Closing Tax Contest solely relating to Seller Taxes or as otherwise provided in Section 5.1(b), Sellers shall not settle, compromise or resolve any Pre-Closing Tax Contest without Buyer’s prior written consent, not to be unreasonably withheld, conditioned or delayed. Except as provided in Section 5.1(b), Sellers shall (i) permit Buyer (at Buyer’s cost and expense) to participate in any Pre-Closing Tax Contest (including any meetings or telephone conferences with Governmental Authorities and employing counsel separate from the counsel employed by Sellers), (ii) notify Buyer of any material development with respect to any such Pre-Closing Tax Contest, (iii) provide Buyer with copies of any material documents submitted in connection with any such Pre-Closing Tax Contest and (iv) notify Buyer regarding any material action to be taken by Sellers with respect to such Pre-Closing Tax Contest.

(c)            Buyer shall have the right to control any Pre-Closing Tax Contest that Sellers do not control pursuant to Section 5.4(b) or Section 5.1(b) and any Tax Contest for a Straddle Period (each, a “Buyer Tax Contest”); provided, that Buyer shall (A) permit Sellers (at Sellers’ cost and expense) to participate in any such Buyer Tax Contest (including any meetings or telephone conferences with Governmental Authorities and employing counsel separate from the counsel employed by Buyer), (B) notify Sellers of any material development with respect to any such Buyer Tax Contest, (C) provide Sellers with copies of any material documents submitted in connection with any such Buyer Tax Contest, (D) notify Sellers regarding any material action to be taken by Buyer with respect to such Buyer Tax Contest and (E) any such Buyer Tax Contest shall not be settled, compromised or resolved without Sellers’ prior written consent, not be unreasonably conditioned, withheld or delayed.

Section 5.5            Tax Refunds. Except to the extent already specifically taken into account in the in the calculation of the Closing Date Net Working Capital or Closing Indebtedness (in each case, as finalized pursuant to Section 1.5), Sellers shall be entitled to any Tax refunds (and any interest received thereon from the applicable Governmental Authority) (or credits in lieu of cash Tax refunds) relating to any Pre-Closing Tax Period (“Pre-Closing Tax Refunds”) that are actually received (or, in the case of a credit, utilized to offset cash Taxes otherwise payable) by Buyer or any Controlled Affiliate of Buyer after the Closing Date (whether received in cash, credit, or applied to a subsequent taxable period) and solely to the extent a Liability for the specific Tax resulting in such Pre-Closing Tax Refund was (A) included in the calculation of the Closing Date Net Working Capital or Closing Indebtedness (in each case, as finalized pursuant to Section 1.5), (B) paid by the Transferred Subsidiaries prior to the Calculation Time, (C) paid by Sellers or any Controlled Affiliate of Sellers (other than the Transferred Subsidiaries) prior to the Closing with respect to the Business, any Transferred Asset or any Assumed Liability or (D) indemnified or reimbursed by Sellers pursuant to Article 8. Buyer shall pay, or cause to be paid, to Sellers any such Pre-Closing Tax Refund within fifteen (15) Business Days after receipt of such Pre-Closing Tax Refund, net of any reasonable out-of-pocket costs or expenses attributable thereto. To the extent such Pre-Closing Tax Refund is subsequently disallowed or required to be returned to the applicable Governmental Authority, Sellers agree to repay promptly to the Buyer the amount of such Pre-Closing Tax Refund, together with any interest, penalties or other additional amounts imposed by such Governmental Authority.

Section 5.6            Tax Returns.

(a)            Filing of Tax Returns by Sellers. Sellers shall, at Sellers’ cost and expense, (i) timely prepare and file (or cause to be timely prepared and filed) all Parent Tax Group Returns and (ii) timely prepare and file (or cause to be timely prepared and filed) all other Tax Returns required to be filed (and actually filed) on or prior to the Closing Date by any Transferred Subsidiary or with respect to the Business, any Transferred Asset or any Assumed Liability for any Pre-Closing Tax Period (collectively, the “Seller-Prepared Returns”), in each case, with the Seller-Prepared Tax Returns being prepared in accordance with past practices except as otherwise required under applicable Law. If any Seller-Prepared Tax Returns relate to standalone, entity-level Income Taxes payable by any of the Transferred Subsidiaries, then: (i) completed drafts of such Seller-Prepared Returns shall be submitted to Buyer for Buyer’s review not later than thirty (30) days before filing such Seller-Prepared Returns, (ii) Buyer shall have the right to review and comment in writing, setting forth in detail the basis for each such comment, and deliver any such comments to Sellers no later than ten (10) days after Buyer’s receipt of such Seller-Prepared Tax Return and (iii) Seller shall consider in good faith any such timely submitted and reasonable comments to such Seller-Prepared Returns. With respect to each Seller-Prepared Return, Sellers shall timely pay (or cause to be timely paid) any and all Taxes shown as due on such Seller-Prepared Return, except to the extent such Taxes were specifically taken into account in the calculation of the Closing Date Net Working Capital or Closing Indebtedness (in each case, as finally determined pursuant to Section 1.5), in which case such Taxes shall be remitted by Buyer (or its applicable Controlled Affiliate) to Sellers within five (5) Business Days of filing such Seller Prepared-Return. Sellers and Buyer shall take all necessary actions to request that (1) items of taxable income, gain, loss, deduction and credit of the Joint Venture for the Straddle Period shall be allocated among members of the Joint Venture, as applicable, using the “interim closing” method (as described in Treasury Regulations Section 1.706-4(c)) and the “calendar day convention” (as described in Treasury Regulations Section 1.706-4(c)(1)(i)) as of the end of the day on the Closing Date and (2) an election under Section 754 of the Code (and any corresponding state Tax election) is made with respect to the Joint Venture for the taxable year that includes the Closing Date.

(b)            Filing of Tax Returns by Buyer. Except for Seller-Prepared Returns described in Section 5.6(a), Buyer shall, at Buyer’s cost and expense, timely prepare and file (or cause to be timely prepared and filed) all Tax Returns of the Transferred Subsidiaries or with respect to the Business, any Transferred Asset or any Assumed Liability, including Tax Returns for any Straddle Periods (collectively, “Buyer-Prepared Returns”). If any Buyer-Prepared Tax Returns (1) are filed on or prior to the determination of the Final Purchase Price pursuant to Section 1.5 and reflect any Taxes which may impact the determination of the Final Purchase Price pursuant to this Agreement or (2) reflect any Pre-Closing Taxes that any Buyer Indemnified Party may be entitled to claim indemnification or reimbursement pursuant to Article 8, then: (i) Buyer shall prepare (or cause to be prepared) such Buyer-Prepared Returns in accordance with past practices except as otherwise required under applicable Law, (ii) completed drafts of such Buyer-Prepared Returns in respect of an Income Tax shall be submitted to Sellers for Sellers’ review not later than thirty (30) days before filing such Buyer-Prepared Returns (or, if the due date for such Buyer-Prepared Return is within thirty (30) days following the Closing Date, as promptly as practicable following the Closing Date), (iii) Sellers shall have the right to review and comment in writing, setting forth in detail the basis for each such comment, and deliver any such comments to Buyer no later than ten (10) days (or, if the due date for such Buyer-Prepared Return is within ten (10) days following receipt of such Buyer-Prepared Return, as promptly as practicable following such receipt) after Sellers’ receipt of such Buyer-Prepared Tax Return in respect of Income Taxes and (iv) Buyer shall consider in good faith any such timely submitted and reasonable comments to such Buyer-Prepared Returns in respect of Income Taxes. Sellers shall, at least two (2) days before any Buyer-Prepared Return that Buyer is obligated to file under this Section 5.6 is filed, pay Buyer (or its applicable Controlled Affiliate) the amount of Taxes shown as due thereon to the extent Sellers are liable for such Taxes pursuant to this Agreement, except to the extent such Taxes were specifically taken into account in the calculation of the Closing Date Net Working Capital or Closing Indebtedness (in each case, as finally determined pursuant to Section 1.5).

Section 5.7            Tax Actions and Elections.

(a)            Except as expressly permitted under this Agreement or under applicable Law, Buyer shall not, and shall cause its Affiliates (including the Transferred Subsidiaries) not to, without the prior written consent of Sellers (not to be unreasonably withheld, conditioned or delayed): take any action if such action would reasonably be expected to (i) increase any Liability of the Seller or its Affiliates for any Taxes (including Seller Taxes), (ii) increase any Tax Liability taken into account in the calculation of the Closing Date Net Working Capital or Closing Indebtedness (in each case, as finally determined pursuant to Section 1.5) or (iii) result in a Buyer Indemnified Party being entitled to claim indemnification or reimbursement pursuant to Article 8, including, without limitation, (A) taking any action after the Closing on the Closing Date outside the Ordinary Course of Business that was not expressly provided in this Agreement; (ii) making, changing or revoking any Tax election (including any entity classification election pursuant to Treasury Regulations Section 301.7701-3) or accounting method or practice of any Transferred Subsidiary with respect to, or that has retroactive effect to, any Pre-Closing Tax Period; (iii) amending any Tax Return of the Transferred Subsidiaries for any Pre-Closing Tax Period; or (iv) except as otherwise provided in Section 5.7(b) and Section 5.7(c), making an election under Section 338 of the Code with respect to any Transferred Subsidiary (collectively, “Buyer Tax Actions”).

(b)            Buyer shall make a timely and valid election under Section 338(g) of the Code (and any corresponding elections under applicable state or local Law) (collectively, a “Section 338(g) Election”) with respect to TASA.

(c)            The Buyer shall join with the appropriate Seller (or such Seller’s direct or indirect beneficial owner(s), as necessary) in making an election under Section 338(h)(10) of the Code (and any corresponding elections under applicable state or local Law) (collectively, a “Section 338(h)(10) Election”) with respect to Triumph Accessory Services – Grand Prairie, Inc.

(d)            With respect to the Section 338(g) Election pursuant to Section 5.7(b) and the Section 338(h)(10) Election pursuant to Section 5.7(c):

(i)            Sellers and Buyer shall cooperate in the timely filing of (1) IRS Forms 8023 and 8883 with respect to any Section 338(g) Election or Section 338(h)(10) Election and any comparable state or local forms or reports, and (2) to the extent permissible by or required by applicable Law, any corrections, amendments or supplements thereto. To the extent necessary for the valid filing of any such corrections, amendments, supplements, forms or reports, Sellers and Buyer shall cooperate in the timely execution thereof. Neither Sellers nor Buyer shall, nor shall they permit any of their respective Affiliates to, take any action to modify any of the forms or reports (including any corrections, amendments or supplements thereto) that are required for the making of any Section 338(g) Election or Section 338(h)(10) Election after their execution or to modify or revoke any Section 338(g) Election or Section 338(h)(10) Election following the filing of the IRS Forms 8023 without the prior written consent of the other party.

(ii)            As promptly as practicable after the Closing Date but in no event later than thirty (30) days after the Purchase Price Allocation has become final and binding pursuant to Section 5.3, Buyer shall prepare and deliver (1) a determination of the “Aggregate Deemed Sales Price” and the “Adjusted Grossed Up Basis” (each, as defined under applicable Treasury Regulations) with respect to the applicable Transferred Subsidiaries and (2) an allocation of each such “Aggregate Deemed Sales Price” and “Adjusted Grossed Up Basis” among the assets of the applicable Transferred Subsidiaries, which allocations shall be made in accordance with Section 338 of the Code and any applicable Treasury Regulations and the Allocation Methodology and shall be consistent with the Purchase Price Allocation as determined pursuant to Section 5.3 (the “Election Allocation”). Sellers shall review the Election Allocation and provide any comments with respect thereto, together with reasonable particulars of the basis of such comments and in accordance with the Allocation Methodology, within fifteen (15) Business Days of receipt of the Election Allocation. Buyer and Sellers shall negotiate in good faith to resolve any disputed items. If Buyer and Seller are unable to agree on the Election Allocation within sixty (60) days after Buyer provides the draft Election Allocation, the parties shall request the Accounting Firm to decide any disputed items within thirty (30) days, provided that the Accounting Firm shall resolve any dispute in a manner consistent with Sections 33 of the Code and any applicable Treasury Regulations, as applicable, and the Treasury Regulations thereunder and in accordance with the Allocation Methodology. The costs of the Accounting Firm shall be borne equally by Sellers and Buyer. The Election Allocation, as agreed to by the parties, or, if no such agreement is reached, as determined by the Accounting Firm, shall be non-appealable and final and binding on the parties, subject to adjustment as provided in Section 5.7(d)(iv). (the “Final Election Allocation”).

(iii)            Sellers shall pay when due any U.S. federal and state corporate and individual taxes attributable to the making of any Section 338(g) Election or Section 338(h)(10) Election including but not limited to any Tax imposed as a result of Treasury Regulation Section 1.338(h)(10)-1(d)(3) and (d)(6), or any state, local or non-U.S. Tax imposed on the applicable Transferred Subsidiaries’ gain.

(iv)            Each of Sellers, Buyer and their respective Controlled Affiliates shall file all Tax Returns (including IRS Form 8883) and otherwise act for all tax purposes in a manner consistent with the Final Election Allocation, as finally determined pursuant to the procedures set forth in this Section 5.7(d), unless otherwise required by a change in Law occurring after the date that the Final Election Allocation becomes final and binding, a closing agreement with an applicable Governmental Authority or a final judgment of a court of competent jurisdiction. Any subsequent adjustments to the Final Purchase Price or any amounts that are that are treated as additional purchase price for U.S. federal (and applicable state and local) Income Tax purposes shall be incorporated into the Final Election Allocation in a manner consistent with the Final Election Allocation, Section 338 of the Code, and the Treasury Regulations thereunder, and the Purchase Price Allocation as determined pursuant to Section 5.3, including the Allocation Methodology, as jointly determined by Buyer and Sellers, acting reasonably and in good faith. Each of Sellers and Buyer shall promptly notify the other in writing upon receipt of notice of any pending or threatened Tax audit, proceeding or assessment challenging the Final Election Allocation. Nothing in this Agreement shall prevent a party from settling any proposed deficiency or adjustment by any Governmental Authority based upon or arising out of the Final Election Allocation, and neither party will be required to litigate before any court or pursue any administrative appeal concerning any proposed deficiency or adjustment by any Governmental Authority challenging the Final Election Allocation.

Section 5.8            Determination of the Allocation of Taxes. For purposes of determining allocating Taxes for purposes of this Agreement to a Pre-Closing Tax Period with respect to any Straddle Period, the portion of any Tax that is allocable to the Pre-Closing Tax Period shall be (a) in the case of any property or other Taxes determined on a periodic basis, deemed to be the amount of such Taxes for the entire taxable period multiplied by a fraction, the numerator of which is the number of calendar days of such taxable period ending on and including the Closing Date (or, for purposes of determining Closing Date Net Working Capital, the day immediately preceding the Closing Date) and the denominator of which is the number of calendar days in the entire taxable period, and (b) in the case of all other Taxes, determined as though the taxable period of Parent and its Subsidiaries terminated as of the close of business on the Closing Date (or, for purposes of determining Closing Date Net Working Capital, the day immediately preceding the Closing Date); provided that, (i) exemptions, allowances or deductions that are calculated on a periodic basis (including depreciation and amortization deductions) shall be allocated on a per diem basis, unless otherwise required by applicable Law, and (ii) in the event that Taxes that are imposed on a periodic basis are attributable to any property which is revalued or re-assessed on or after the Closing Date as a result of the transactions contemplated by this Agreement, the portion of such Taxes allocated to a Pre-Closing Tax Period shall be determined without taking into account such revaluation or re-assessment.

Section 5.9            Overlap. To the extent of any inconsistency or conflict between this Article 5 and any other provision of this Agreement, this Article 5 shall control as to Tax matters.

Article 6

Conditions Precedent

Section 6.1            Conditions to Obligations of Buyer and Sellers. The obligations of Buyer and Sellers to consummate the transactions contemplated hereby shall be subject to the fulfilment as of the Closing of the following conditions:

(a)            HSR Act. Any applicable waiting period under the HSR Act relating to the transactions contemplated by this Agreement either shall have expired or been terminated, and no voluntary agreement between Buyer or Sellers and any Governmental Authority not to consummate the transactions contemplated by this Agreement shall be in effect.

(b)            No Injunction, etc. No statute, rule, regulation, executive order, decree, temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other Governmental Authority having competent jurisdiction preventing the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements (each, a “Closing Legal Impediment”) shall be in effect.

Section 6.2            Conditions to Obligations of Buyer. The obligation of Buyer to consummate the transactions contemplated hereby shall be subject to the fulfilment as of the Closing, or, if permitted by applicable Law, waiver by Buyer, of the following additional conditions:

(a)            Representations and Warranties. (i) Each of the representations and warranties of Sellers contained in Article 2, other than the Seller Fundamental Representations and the representations and warranties contained in clause (a) of Section 2.7, shall be true and correct (without giving effect to any limitations as to “materiality” or “Material Adverse Effect” set forth therein) as of the date of this Agreement and at and as of the Closing with the same effect as though made at and as of such time (except for representations and warranties that are as of a specific date, which representations and warranties shall be true and correct as of such date), except where the failure of such representations and warranties to be so true and correct would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (ii) the Seller Fundamental Representations shall be true and correct in all respects except for any de minimis inaccuracies as of the date of this Agreement and at and as of the Closing with the same effect as though made at and as of such time (except for representations and warranties that are as of a specific date, which representations and warranties shall be true and correct as of such date) and (iii) the representations and warranties contained in clause (a) of Section 2.7 shall be true and correct in all respects at and as of the period between the date hereof and the Closing with the same effect as though made at and as of such time.

(b)            Covenants and Agreements. Sellers shall have performed and complied in all material respects with all covenants required by this Agreement to be performed or complied with by Sellers at or prior to the Closing.

(c)            Officer’s Certificate. Sellers shall have delivered to Buyer a certificate, dated as of the Closing Date, signed by a duly authorized officer of Sellers stating that the conditions specified in Section 6.2(a) and Section 6.2(b) have been satisfied.

(d)            Material Adverse Effect. Since the date of this Agreement, there shall not have been, and be continuing as of the Closing, a Material Adverse Effect.

(e)            Form W-9. Prior to the Closing Date, each Seller shall have delivered to Buyer a duly executed IRS Form W-9; provided, that Buyer’s sole right or remedy if Sellers fail to provide such IRS Forms W-9 shall be to make any withholding required under Sections 1445 and 1446(f) of the Code.

(f)            Form 8023. Sellers shall have delivered, or caused to be delivered, to Buyer a duly executed IRS Form 8023 (and any comparable state or local forms or reports), in form and substance reasonably satisfactory to Buyer making the Section 338(h)(10) Election with respect to Triumph Accessory Services – Grand Prairie, Inc.

Section 6.3            Conditions to Obligations of Sellers. The obligation of Sellers to consummate the transactions contemplated hereby shall be subject to the fulfilment at or prior to the Closing, or, if permitted by applicable Law, waiver by Sellers, of the following additional conditions:

(a)            Representations and Warranties. (i) Each of the representations and warranties of Buyer contained in this Agreement, other than the representations and warranties contained in Section 3.1, Section 3.2(a) and Section 3.8 (the “Buyer Fundamental Representations”), shall be true and correct (without giving effect to any limitations as to “materiality” or “Buyer Material Adverse Effect” set forth therein) as of the date of this Agreement and at and as of the Closing with the same effect as though made at and as of such time (except for representations and warranties that are as of a specific date, which representations and warranties shall be true and correct as of such date), except where the failure of such representations and warranties to be so true and correct would not reasonably be expected to have, individually or in the aggregate, a Buyer Material Adverse Effect and (ii) each of the Buyer Fundamental Representations shall be true and correct in all respects except for any de minimis inaccuracies as of the date of this Agreement and at and as of the Closing with the same effect as though made at and as of such time (except for representations and warranties that are as of a specific date, which representations and warranties shall be true and correct as of such date).

(b)            Covenants and Agreements. Buyer shall have performed and complied in all material respects with all covenants required by this Agreement to be performed or complied with by Buyer at or prior to the Closing.

(c)            Officer’s Certificate. Buyer shall have delivered to Sellers a certificate, dated as of the Closing Date, signed by a duly authorized officer of Buyer stating that the conditions specified in Section 6.3(a) and Section 6.3(b) have been satisfied.

(d)            Forms 8023. Buyer shall have delivered, or caused to be delivered, to Sellers (i) a duly executed IRS Form 8023 (and any comparable state or local forms or reports), in form and substance reasonably satisfactory to Sellers, making the Section 338(g) Election with respect to TASA, and (ii) a duly executed IRS Form 8023 (and any comparable state or local forms or reports), in form and substance reasonably satisfactory to Sellers, making the Section 338(h)(10) Election with respect to Triumph Accessory Services – Grand Prairie, Inc.

Article 7

Termination

Section 7.1            Termination. This Agreement may be terminated at any time prior to the Closing Date:

(a)            by the mutual written agreement of Buyer and Sellers;

(b)            by either Buyer or Sellers by written notice to the other party, if:

(i)            the Closing shall not have been consummated on or before the close of business on May 15, 2024 (the “End Date”); provided, that if, on May 15, 2024, all of the conditions set forth in Article 6 are satisfied other than Section 6.1(a) and Section 6.1(b) (but solely with respect to Closing Legal Impediments relating to or arising under the HSR Act) (and those conditions that, by their nature, are to be satisfied at the Closing and which are capable of being satisfied on such date), then the End Date shall be extended to August 15, 2024 (in which case any reference to the “End Date” herein shall mean the End Date as so extended); provided, further, that the right to terminate this Agreement pursuant to this Section 7.1(b)(i) shall not be available to any party if the failure of the Closing to be consummated by the End Date was primarily due to such party’s material breach of its obligations under this Agreement; or

(ii)            any statute, rule, regulation, executive order, decree, restraining order, injunction or other order issued by any court of competent jurisdiction or other Governmental Authority of competent jurisdiction permanently preventing the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements is enacted or entered, as applicable, and shall remain in effect and have become final and nonappealable; provided, that the right to terminate this Agreement pursuant to this Section 7.1(b)(ii) shall not be available to any party if such statute, rule, regulation, executive order, decree, restraining order, injunction or other order primarily resulted from such party’s material breach of its obligations under this Agreement;

(c)            by Buyer, upon written notice to Sellers, if a breach of any representation or warranty or failure to perform any covenant or agreement on the part of Sellers set forth in this Agreement shall have occurred that would cause a condition set forth in Section 6.2(a) or Section 6.2(b) not to be satisfied, and such breach is incapable of being cured prior to the End Date or, if curable, is not cured prior to the earlier of (i) the Business Day prior to the End Date or (ii) the date that is thirty (30) days from the date that Sellers are notified in writing by Buyer of such breach or failure to perform; provided that Buyer shall not have the right to terminate this Agreement pursuant to this Section 7.1(c) if Buyer is then in breach or violation of its representations, warranties or covenants contained in this Agreement such that Sellers have the right to terminate this Agreement pursuant to Section 7.1(d); or

(d)            by Sellers, upon written notice to Buyer, if a breach of any representation or warranty or failure to perform any covenant or agreement on the part of Buyer set forth in this Agreement shall have occurred that would cause a condition set forth in Section 6.3(a) or Section 6.3(b) not to be satisfied, and such breach is incapable of being cured prior to the End Date or, if curable, is not cured prior to the earlier of (i) the Business Day prior to the End Date or (ii) the date that is thirty (30) days from the date that Buyer is notified in writing by Sellers of such breach or failure to perform; provided that Sellers shall not have the right to terminate this Agreement pursuant to this Section 7.1(d) if Sellers are then in breach or violation of their representations, warranties or covenants contained in this Agreement such that Buyer has the right to terminate this Agreement pursuant to Section 7.1(c).

Section 7.2            Effect of Termination. If this Agreement is validly terminated pursuant to Section 7.1, this Agreement shall become void and of no effect without Liability of any party (or any of its directors, officers, employees, stockholders, Affiliates, agents, successors or assigns) to the other party except as provided in this Section 7.2; provided that no such termination shall relieve any party from Liability for Willful Breach or Fraud prior to such termination. The provisions of Section 4.2(c), this Section 7.2, Article 9, Sections 10.1 through 10.10, Section 10.12 and the Confidentiality Agreement shall survive any termination hereof pursuant to Section 7.1.

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Article 8

Indemnification

Section 8.1            Survival.

(a)            Each of Buyer and Sellers, intending to modify any applicable statute of limitations, hereby agrees that:

(i)            except with respect to the Seller Fundamental Representations and the Buyer Fundamental Representations, the representations and warranties in this Agreement or in any certificate delivered hereunder shall terminate at, and not survive, the Closing for any purpose (other than the R&W Insurance Policy), and thereafter there shall be no Liability on the part of, nor shall any claim be made by, any party in respect thereof (in each case, other than in the event of Fraud);

(ii)            the Seller Fundamental Representations and the Buyer Fundamental Representations shall survive the Closing and continue in full force and effect for a period of six (6) years following the Closing;

(iii)            all covenants and agreements of Sellers and Buyer contained in this Agreement which by their terms are to be performed at or prior to the Closing (each, a “Pre-Closing Covenant”) shall survive the Closing and continue in full force and effect for a period of twelve (12) months following the Closing;

(iv)            all covenants and agreements of Sellers and Buyer contained in this Agreement which by their terms are to be performed after the Closing (each, a “Post-Closing Covenant”) shall survive the Closing in accordance with their terms;

(v)            all Pre-Closing Warranty Claims shall survive the Closing and continue in full force and effect for a period of three (3) years following the Closing; and

(vi)            Sellers’ indemnity obligations for Pre-Closing Taxes pursuant to Section 8.2(d) shall survive the Closing and continue in full force and effect until the date that is sixty (60) days after the expiration of the full period of all applicable statutes of limitations.

(b)            Each of Buyer and Sellers further acknowledges that (i) the survival periods set forth in clauses (i) through (iii) of Section 8.1(a) are the result of arm’s-length negotiations between Buyer and Sellers and (ii) Buyer and Sellers intend for such survival periods to be enforced as agreed by Buyer and Sellers. Neither Buyer nor Sellers shall have any liability whatsoever with respect to any of the matters described in clause (i) through clause (iii) of Section 8.1(a), as the case may be, unless notice of a claim is given hereunder prior to the expiration of the applicable survival period specified therein, in which case such matter shall survive and be subject to indemnification hereunder as to such claim until such claim has been finally resolved.

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Section 8.2            Indemnification by Sellers. From and after the Closing, and subject to this Article 8, Sellers shall defend, indemnify and hold harmless Buyer and each of its Affiliates and its and their respective officers, directors, employees and agents (collectively, the “Buyer Indemnitees”) from and against, and pay or reimburse the Buyer Indemnitees for, any and all Losses to the extent resulting from, arising from or relating to:

(a)            any breach by Sellers of the Seller Fundamental Representations;

(b)            any breach by Sellers of their Pre-Closing Covenants or Post-Closing Covenants;

(c)            without duplication, any Excluded Assets or Retained Liabilities;

(d)            Pre-Closing Taxes;

(e)            Pre-Closing Warranty Claims; and

(f)            the portion of any Divided Commingled Contracts apportioned to or intended to be apportioned to Sellers and/or their Controlled Affiliates as provided in Section 4.12.

Section 8.3            Indemnification by Buyer. From and after the Closing, and subject to this Article 8, Buyer shall defend, indemnify and hold harmless Sellers and each of their Affiliates and its and their respective officers, directors, employees and agents (collectively, the “Seller Indemnitees”) from and against, and pay or reimburse the Seller Indemnitees for, any and all Losses to the extent resulting from, arising from or relating to:

(a)            any breach by Buyer of the Buyer Fundamental Representations;

(b)            any breach by Buyer of its Pre-Closing Covenants or Post-Closing Covenants;

(c)            without duplication, any Transferred Assets or Assumed Liabilities; and

(d)            the portion of any Divided Commingled Contracts apportioned to or intended to be apportioned to Buyer and/or its Controlled Affiliates, as provided in Section 4.12.

Section 8.4            Limitations on Indemnity. Buyer and Sellers agree, for themselves and on behalf of the Buyer Indemnitees and Seller Indemnitees:

(a)            The amount of any and all Losses indemnifiable pursuant to Section 8.2 or Section 8.3 shall be determined net of any amounts which an Indemnified Party has recovered (whether by reason of a contractual right, a right to take or bring a claim, availability of insurance, or a right to require a payment discount or otherwise) from another Person in respect of any matter giving rise to a Loss that may be recoverable pursuant to the provisions of Section 8.2 or Section 8.3, as applicable (whether before or after the Indemnifying Party have made a payment to any Indemnified Party hereunder and in respect thereof), and the Indemnified Party shall promptly notify the Indemnifying Party and provide such information as the Indemnifying Party may require relating to any such right of recovery and the steps taken or to be taken by the Indemnified Party in connection therewith. With respect to each indemnification obligation contained in this Agreement, all Losses shall also be reduced by any net Tax Benefit actually realized by the Indemnified Party or its Affiliates in the same or immediately following Tax year in which such Loss is incurred. In any case where an Indemnified Party recovers or becomes entitled to recover any amount in respect of a matter for which such Indemnified Party was indemnified pursuant to Section 8.2 or Section 8.3, as applicable, in each case to the extent not already taken into account pursuant to this Section 8.4(a), such Indemnified Party shall promptly (and in any event within five (5) Business Days after receipt) pay over to the applicable Indemnifying Party the amount so recovered, but not in excess of the sum of (1) any amount previously so paid to or on behalf of such Indemnified Party in respect of such matter and (2) any amount expended by the applicable Indemnifying Party in pursuing or defending any claim arising out of such matter.

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(b)            No Indemnified Party shall be entitled to indemnification pursuant to Section 8.2 or Section 8.3 for any such Loss to the extent that such Loss was taken into account in the Final Purchase Price as finally determined pursuant to Section 1.5.

(c)            In no event shall an Indemnifying Party have Liability to the Indemnified Party for (i) any special, punitive, or exemplary damages of any kind or nature, or (ii) any lost profits, revenue or income, opportunity costs, loss of use, business interruption, diminution in value or damages based upon a multiple of earnings or similar financial measure damages items, in the case of each item in this clause (ii) that were not reasonably foreseeable as a result of the facts giving rise to such indemnification claim against the Indemnifying Party, in each case except if and to the extent any such damages are actually recovered by a third party pursuant to a Third-Party Claim.

(d)            No Indemnified Party shall be entitled to recover for the same Loss more than once under this Article 8 or otherwise under this Agreement or any Ancillary Agreement even if a claim for indemnification or otherwise in respect of such Loss has been made as a result of a breach of more than one covenant, agreement or representation or warranty contained in this Agreement or any Ancillary Agreement. For the avoidance of doubt, notwithstanding anything in this Agreement to the contrary, nothing herein shall prohibit, limit or otherwise preclude Buyer or Sellers from exercising their respective rights pursuant to Section 4.12 (but without duplication).

(e)            Each of Buyer and Sellers shall use their reasonable best efforts to mitigate any Loss upon and after becoming aware of any event that would reasonably be expected to give rise thereto. Except for claims for Fraud and claims related to Retained Liabilities (other than Retained Liabilities related to Pre-Closing Taxes, Pre-Closing Warranty Claims, or the liabilities set forth in Sections 1.4(b)(iv), (vi), (viii) and (ix)), Buyer shall seek to recover (and shall use commercially reasonable efforts to recover) for any matters that are the basis for making claims for indemnification pursuant to Section 8.2 (i) first from the R&W Insurance Policy or if applicable, the D&O Tail Policy (in each case, to the extent such claim is covered and collectible thereunder and not excluded or otherwise not covered and collectible thereunder due to, without limitation, retention, cap, exclusion, or other limitations set forth in the R&W Insurance Policy), and (ii) then from the Sellers if applicable pursuant to, and in accordance with, the terms and conditions of this Agreement.

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Section 8.5            Notification of Claims; Third-Party Claims.

(a)            A Person that may be entitled to be indemnified under this Agreement (the “Indemnified Party”) shall promptly notify the party or parties liable for such indemnification (the “Indemnifying Party”) in writing of any claim in respect of which indemnity may be sought under this Article 8, (i) describing in reasonable detail the facts and circumstances with respect to the subject matter of such claim (including the facts underlying each particular claim and an identification of all of the particular sections of this Agreement pursuant to which indemnification is being sought, to the extent then known), (ii) attaching copies of any material written evidence upon which such claim is based (it being understood that, to the extent that such written evidence is not reasonably available at such time, the Indemnified Party shall so indicate, and shall promptly provide such evidence when it becomes available) and (iii) sets forth the estimated amount for which the Indemnifying Party may be liable (to the extent then known), and thereafter shall keep the Indemnifying Party reasonably informed with respect thereto; provided, that the failure to provide such notice shall not release the Indemnifying Party from any of its obligations under this Article 8 except to the extent the Indemnifying Party is actually and materially prejudiced by such failure.

(b)            Upon receipt of notice of a claim for indemnity from an Indemnified Party pursuant to this Section 8.5 in respect of a pending or threatened claim or demand by a third party that the Indemnified Party has determined has given or could reasonably give rise to a right of indemnification under this Agreement (other than with respect to Taxes which shall be addressed in Article 5) (such claim or demand being a “Third-Party Claim” and including a pending or threatened claim or demand asserted by a third party against the Indemnified Party), the Indemnifying Party may, by notice to the Indemnified Party delivered within twenty (20) Business Days of the receipt of notice of such Third-Party Claim, assume the defense and control of such Third-Party Claim, with its own counsel and at its own expense and the Indemnified Party shall, at its sole cost and expense, cooperate with the Indemnifying Party in connection therewith; provided that the Indemnifying Party shall allow the Indemnified Party a reasonable opportunity to participate in the defense of such Third-Party Claim with its own counsel and at its own expense. Notwithstanding the foregoing in this Section 8.5, the Indemnifying Party shall not be entitled to assume the defense and control of such Third-Party Claim, and if the Indemnifying Party has assumed the defense and control of such Third-Party Claim, shall cease to defend and control such Third-Party Claim if (i) the Third-Party Claim includes (or could reasonably be expected to result in) any criminal charges against any Indemnified Party, (ii) the Third-Party Claim involves any injunctive relief or equitable remedy against any Indemnified Party (except where such injunctive relief or equitable remedy is merely incidental to a primary claim or monetary damages), (iii) the Indemnified Party shall have reasonably concluded, based on the advice of counsel, that there are legal defenses available to it that are different from or in addition to those available to the Indemnifying Party and, in the reasonable opinion of the Indemnified Party, counsel for the Indemnifying Party could not adequately represent the interests of the Indemnified Party because such interests could be in conflict with those of the Indemnified Party, (iv) the named parties in any such proceeding (including any impleaded parties) include both the Indemnifying Party and Indemnified Party and representation of both sets of parties by the same counsel would be inappropriate due to actual or potential conflicts of interest between them or (v) the Indemnifying Party shall have failed to actively pursue the defense of such Third-Party Claim in good faith. So long as the Indemnifying Party is reasonably contesting any such Third-Party Claim in good faith, the Indemnified Party shall not pay or settle any such Third-Party Claim. If the Indemnifying Party elects to conduct the defense and settlement of a Third-Party Claim, then the Indemnified Party shall have the right to pay or settle such Third-Party Claim; provided that in such event it shall waive any right to indemnity by the Indemnifying Party for all Losses related to such Third-Party Claim unless the Indemnifying Party shall have consented in writing to such payment or settlement (such consent not to be unreasonably withheld, conditioned or delayed). If the Indemnifying Party does not notify the Indemnified Party within twenty (20) Business Days after the receipt of the Indemnified Party’s notice of a claim hereunder that it elects to undertake the defense thereof, the Indemnified Party shall have the right to contest, settle or compromise the claim but shall not thereby waive any right to indemnity therefor pursuant to this Agreement. The Indemnifying Party shall not, except with the written consent of the Indemnified Party, enter into any settlement that (A) does not include as a term thereof the giving by the Person(s) asserting such claim to all Indemnified Parties of a release from all Liability with respect to such claim or consent to entry of any judgment, (B) involves equitable relief or admission of any violation of Law or admission of any wrongdoing by any Indemnified Party, and (C) does not result in the Indemnifying Party paying or causing to be paid all amounts in such settlement or judgment.

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(c)            The parties shall cooperate in the defense or prosecution of any Third-Party Claim in respect of which indemnity may be sought hereunder and each of Buyer and Sellers (or a duly authorized representative of such party) shall furnish such records, information, access to relevant personnel and testimony, and attend such conferences, discovery proceedings, hearings, trials and appeals, as may be reasonably requested in connection therewith.

(d)            In the event any Indemnifying Party receives notice of a claim for indemnity from an Indemnified Party pursuant to this Section 8.5 that does not involve a Third-Party Claim, the Indemnifying Party shall notify the Indemnified Party within thirty (30) days following its receipt of such notice whether the Indemnifying Party disputes its Liability to the Indemnified Party under this Article 8. The Indemnified Party shall reasonably cooperate with and assist the Indemnifying Party in determining the validity of any such claim for indemnity by the Indemnified Party.

Section 8.6            Exclusive Remedy. Notwithstanding anything to the contrary in this Agreement and except (a) with respect to Fraud and the matters covered by Section 1.5, (b) in the case where a party seeks to obtain specific performance pursuant to Section 10.9, or (c) in connection with the Ancillary Agreements, Sellers and Buyer hereby agree that following the Closing, the sole and exclusive remedy of a party for any Losses that such party may at any time suffer or incur, or become subject to, as a result of, or in connection with the Agreement, including breach or inaccuracy of any representation, warranty, covenant or agreement contained in this Agreement, shall be the applicable indemnification rights set forth in this Article 8. In furtherance of the foregoing and subject to Section 1.5, Section 10.9 and the indemnification provisions set forth in this Article 8, and except in the case of Fraud or in connection with the Ancillary Agreements, (i) Buyer hereby waives, from and after the Closing Date, any and all rights, claims and causes of action any Buyer Indemnitee may have against Sellers or any of their Affiliates, or its or their respective Representatives, successors or assigns, and (ii) Sellers hereby waive, from and after the Closing Date, any and all rights, claims and causes of action any Seller Indemnitee may have against Buyer or any of its Affiliates, or its or their respective Representatives, successors or assigns, in each of the foregoing clauses (i) and (ii), to the extent such rights, claims and causes of action arise under or are based upon any federal, state, provincial, local or foreign Law, in each case in connection with this Agreement.

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Section 8.7            Tax Treatment. Amounts paid pursuant to this Article 8 shall be treated as an adjustment to the Final Purchase Price for Tax purposes to the extent permitted by applicable Law.

Article 9

Definitions

Section 9.1            Certain Terms. The following terms have the respective meanings given to them below:

“Accounting Firm” has the meaning set forth in Section 1.5(e)(iii).

“Accounting Principles” means the accounting principles, practices, methodologies and procedures set forth in Schedule A.

“Acquisition Proposal” means, other than the transactions contemplated hereby, any inquiry, proposal or offer for (a) any direct or indirect sale, lease, exchange, transfer or other disposition, in one or a series of related transactions, of all or a material portion of the Transferred Assets or the Business, including the assets or business of any of the Transferred Subsidiaries, by any Person or group of related Persons, whether by merger, consolidation, business combination, stock or asset sale, disposition, similar transaction or otherwise, other than the sale of their respective products or services in the Ordinary Course of Business, or (b) any acquisition, whether by tender offer, share exchange, merger or in any other manner, by any Person or group of related Persons, in one or a series of related transactions, of more than 50% of the total equity securities (determined by either total voting power or fair market value) of Sellers of any of the Transferred Subsidiaries.

“Additional Carve-Out Financial Statements” means for the Transferred Subsidiaries Interests and the Transferred Assets and Assumed Liabilities, an audited combined balance sheet as of, and audited combined statements of operations, cash flows and equity for, the fiscal year ended March 31, 2024, in each case, accompanied by a report thereon by Seller’s independent accountants, which audit shall be performed in accordance with generally accepted auditing standards (including with respect to the new SEC rules related to cost allocations).

“Affiliate” means, with respect to any Person, any other Person who directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise, and the terms “controlled” and “controlling” have meanings correlative thereto.

“Affiliate Contract” has the meaning set forth in Section 2.19.

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“Agreement” has the meaning set forth in the Preamble.

“Allocation Methodology” has the meaning set forth in Section 5.3.

“Alternative Financing” has the meaning set forth in Section 4.20(c).

“Alternative Financing Commitment Letter” has the meaning set forth in Section 4.20(c).

“Ancillary Agreements” means the Transitional Services Agreement.

“Assumed Liabilities” has the meaning set forth in Section 1.4(a).

“Benefit Plans” means each compensation and benefit plan, scheme, program, policy, agreement, arrangement and Contract (including any “employee benefit plan,” as defined in Section 3(3) of ERISA, whether or not subject to ERISA, and any bonus, incentive, deferred compensation, stock bonus, stock purchase, restricted stock, stock option, equity, equity-based, phantom equity, employment, consulting, termination, retention, change in control, transaction, sale, severance, separation pay, stay, pension, retirement, profit sharing, savings, incentive, commission, consulting, welfare, accident, disability, health, vacation, sick pay, paid time off, employee loan or any other compensation or benefit plan, program, policy, agreement, arrangement or Contract, in each case, whether written or unwritten) sponsored, maintained, contributed to or required to be contributed to by the Transferred Subsidiaries, Sellers or any other Controlled Affiliates thereof for the benefit of any current or former Business Employee or other individual service provider who provides services primarily dedicated or primarily related to the Business, or under or respect to which the Transferred Subsidiaries, Sellers or any Controlled Affiliates thereof has any Liability or obligation, whether or not contingent, including on account of an ERISA Affiliate, but shall exclude, in each case, any such plan, program, policy, agreement or other arrangement sponsored by a Governmental Authority.

“Business” means the business of (i) MRO services of aviation equipment, aircraft or parts thereof, including structural components, engine and airframe accessories, interior refurbishment and wheels and brakes, aircraft inspection services, used aircraft part services, and out of production aircraft parts, among other services, and (ii) design, manufacture or production of PMA parts and the design and performance of DER repairs, in the case of each of (i)-(ii) above as developed or carried on by Sellers (directly or indirectly through their Controlled Affiliates, including the Transferred Subsidiaries and the Joint Venture) (x) at the Transferred Facilities or (y) at other locations to the extent primarily related to or primarily used to support the work done at the Transferred Facilities (but excluding for purposes of this clause (y), for the avoidance of doubt, any MRO services of products that that were designed and manufactured by Sellers (directly or indirectly through their Controlled Affiliates) at facilities other than the Transferred Facilities), in each case as of the date hereof and for the twelve-months immediately prior to the Closing. For avoidance of doubt, MRO services of the products set forth on Section 9.1(a) of the Seller Disclosure Letter performed at facilities operated by the Sellers and their Controlled Affiliates (other than at the Transferred Facilities) as well as the products thereunder will not be considered part of the Business.

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“Business Confidential Information” means all information (whether or not specifically labeled or identified as “confidential” and whether written or oral) that relates to the Business as of the Closing and is not an Excluded Asset; provided that “Business Confidential Information” shall not include information that (a) was already in the possession of Sellers or any of their Controlled Affiliates (other than the Transferred Subsidiaries) or its or their Representatives, provided that such Person is not subject to a confidentiality agreement with or other obligation of secrecy to Buyer or its Affiliates with respect to such information, (b) is generally available to the public, other than as a result of disclosure by Sellers or any of their Controlled Affiliates (other than the Transferred Subsidiaries) or its or their Representatives in breach of this Agreement; (c) becomes available to Sellers or any of their Controlled Affiliates (other than the Transferred Subsidiaries) or its or their Representatives on a non-confidential basis from a source other than Buyer or its Representatives, provided that such source is not known by Sellers or any of their Controlled Affiliates (other than the Transferred Subsidiaries) or its or their Representatives, as applicable, to be bound by a confidentiality agreement with or other obligation of secrecy to Buyer or its Affiliates with respect to such information; or (d) is lawfully and independently developed by Sellers or any of their Controlled Affiliates (other than the Transferred Subsidiaries) or its or their Representatives without reference to the Business Confidential Information and without violation of this Agreement.

“Business Day” means any day that is not (a) a Saturday, (b) a Sunday or (c) any other day on which commercial banks are authorized or required by law to be closed in the City of New York, New York.

“Business Employee” means (i) other than the Excluded Employees, each employee of Sellers or their Controlled Affiliates (including, prior to Closing, the Transferred Subsidiaries) whose regular employment duties or responsibilities are primarily dedicated or primarily related to the Business and (ii) each employee of Seller or their Controlled Affiliates (including, prior to Closing, the Transferred Subsidiaries) listed on Section 9.1(b) of the Seller Disclosure Letter.

“Business Permits” has the meaning set forth in Section 2.12(b).

“Business Real Property” means the Owned Real Property, the Leased Real Property and the Owned Wellington Leasehold Improvements.

“Buyer” has the meaning set forth in the Preamble.

“Buyer 401(k) Plan” has the meaning set forth in Section 4.4(g).

“Buyer Indemnitees” has the meaning set forth in Section 8.2.

“Buyer Material Adverse Effect” means any event, change, development, occurrence or effect that would reasonably be expected to, individually or in the aggregate, prevent or materially delay or materially impair the consummation by Buyer of the transactions contemplated hereby.

“Buyer-Prepared Returns” has the meaning set forth in Section 5.6(b).

“Buyer Tax Actions” has the meaning set forth in Section 5.7(a).

“Buyer Tax Contest” has the meaning set forth in Section 5.4(c).

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“Calculation Time” means 11:59 p.m. local time on the day prior to the Closing Date.

“Carve-Out Financial Statements” means for the Transferred Subsidiaries Interests and the Transferred Assets and Assumed Liabilities:

(a) an audited combined balance sheet as of, and audited combined statements of operations, cash flows and equity for, the fiscal year ended March 31, 2023, in each case, accompanied by a report thereon by Seller’s independent accountants, which audit shall be performed in accordance with generally accepted auditing standards (including with respect to the new SEC rules related to cost allocations);

(b) an unaudited combined balance sheet as of, and unaudited combined statements of operations and cash flows for the nine month period ended, December 31, 2023; and

(c) an unaudited statement of operations for the twelve month period ended December 31, 2023 for the inclusion in a disclosure document for the Financing contemplated by the Commitment Letter (for avoidance of doubt, such statement shall not include a separate statement for the three month period ended March 31, 2023 or for the nine month period ended December 31, 2022, but will include a customary tickmark indicating agreement with analyses derived from accounting records in connection with the Specified Auditor Assistance to the extent included in a disclosure document for an offering of securities).

“Cash” means, as of any specified time, all cash, cash equivalents (including bank balances, cash on deposit, checks, other wire transfers, deposits in transfer and drafts deposited or received but not yet cleared, but reduced for any bank overdrafts or outstanding checks or outbound wire transfers not yet cashed or received by the applicable counterparty) and short-term investments that are readily convertible to cash, including short-term deposits with original maturities of three months or less, demand deposits, savings accounts, certificates of deposit and U.S. treasury bills; provided, that “Cash” shall not include (and, for the avoidance of doubt, Closing Date Net Working Capital shall not include) cash or cash equivalents (i) subject to any contractual or other legal restrictions on the Business’s ability to use or distribute such cash in the Ordinary Course of business and (ii) any dividend or distribution of which is subject to Tax, including any withholding or other similar Tax, or the dividend or distribution of which would produce other adverse Tax consequences for Buyer, its Affiliates or any of the Transferred Subsidiaries but only to the extent of such Tax or other adverse Tax consequence to which the dividend or distribution of such cash or cash equivalents are subject; provided, further, that, if such cash or cash equivalents are held by TASA, such exclusion shall apply only to the extent such cash or cash equivalents exceeds $3,000,000.

“Census” has the meaning set forth in Section 2.14(a).

“Closing” has the meaning set forth in Section 1.1.

“Closing Date” has the meaning set forth in Section 1.1.

“Closing Date Cash” means the Cash constituting Transferred Assets as of the Calculation Time.

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“Closing Date Indebtedness” means the Indebtedness constituting Assumed Liabilities as of the Calculation Time; provided, however, notwithstanding the foregoing, the amount of the Estimated Accrued Income Taxes shall be calculated as set forth in the definition thereof.

“Closing Date Net Working Capital” means an amount equal to, without duplication, (a) as of the Calculation Time, the current assets (other than Cash) constituting Transferred Assets, which shall be calculated net of reserves, allowances and depreciation minus (b) as of the Calculation Time, the current liabilities (other than Indebtedness and Transaction Expenses) constituting Assumed Liabilities, in each case calculated in accordance with the Accounting Principles including only the line items set forth in the sample calculations in Schedule A. For the avoidance of doubt, Closing Date Net Working Capital shall not include any Seller Taxes or Income Taxes.

“Closing Legal Impediment” has the meaning set forth in Section 6.1(b).

“Closing Statement” has the meaning set forth in Section 1.5(e)(i).

“COBRA” has the meaning set forth in Section 2.15(b).

“Code” means the U.S. Internal Revenue Code of 1986, as amended.

“Commitment Letter” has the meaning set forth in Section 3.4.

“Competing Activity” has the meaning set forth in Section 4.18(a)(i).

“Compliant” means, with respect to the Required Information, (a) the Required Information does not, taken as a whole, contain any untrue statement of a material fact or omit to state any material fact, in each case with respect to the Business, necessary to make such Required Information, in light of the circumstances under which the statements contained in the Required Information are made, not materially misleading, (b) the Required Information complies in all material respects with all applicable requirements of Regulation S-K and Regulation S-X under the Securities Act by a target business carved out of a broader entity that did not maintain separate financial statements of the target business, (c) Parent shall not have announced any intention to restate any historical financial statements contained in the Required Information or that any such restatement is under consideration, (d) Parent’s auditors have not withdrawn any audit opinion with respect to any financial statements contained in the Required Information, and (e) the combined financial statements contained in the Required Information are sufficient for Parent’s independent accounting firm to deliver a customary accountants’ comfort letter (including customary negative assurance and change period comfort, it being understood that monthly financial statements will not be separately prepared) with respect to financial information regarding Parent and its Subsidiaries contained in any offering memoranda. For the avoidance of doubt, the Required Information shall not be considered non-compliant (i) for not including periods before those specified under the definition of Required Information or (ii) if the Required Information becomes “stale” for purposes of providing the customary “comfort letters” in connection with the Specified Auditor Assistance after the pricing and before the closing of any offering of debt or equity securities by Buyer necessary to consummate the Financing contemplated by the Commitment Letter.

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“Confidentiality Agreement” has the meaning set forth in Section 4.2(c).

“Continuation Period” has the meaning set forth in Section 4.4(b).

“Contract” means any written or oral contract, subcontract, lease, sublease, conditional sales contract, purchase order, sales order, license, indenture, note, bond, loan, arrangement, commitment, option, instrument, understanding, concession contract, franchise contract, commitment, partnership contract, limited liability company agreement or other legally binding agreement.

“Controlled Affiliates” means, with respect to any Person, the controlled Affiliates of such Person.

“Counterfeit Parts” means unauthorized copies, imitation, substitute or modified parts (e.g., materials, parts, components, subassemblies) which are misrepresented as a specified genuine part(s) of an original or authorized manufacturer, including, but not limited to, the false identification of marking or labeling, grade, serial number, lot number, date code, documentation or performance characteristics (including but not limited to used parts represented as new).

“D&O Indemnified Person” has the meaning set forth in Section 4.7(a).

“Data Partners” has the meaning set forth in Section 2.10(g).

“Data Privacy Obligations” has the meaning set forth in Section 2.10(g).

“Debt Commitment Letter” has the meaning set forth in Section 3.4.

“DER” has the meaning set forth in Section 2.12(g).

“Divided Commingled Contracts” has the meaning set forth in Section 4.12(a).

“EASA” means the European Aviation Safety Agency.

“Election Allocation” has the meaning set forth in Section 5.7(d)(ii).

“End Date” has the meaning set forth in Section 7.1(b)(i).

“Enterprise Value” means seven hundred twenty-five million dollars ($725,000,000).

“Environmental Law” means all Laws relating to pollution or protection of the environment, natural resources, or human health and safety (to the extent relating to exposure to Hazardous Substances), including Laws relating to Releases or threatened Releases of Hazardous Substances or otherwise relating to the generation, manufacture, processing, distribution, use, treatment, storage, transportation, disposal, or handling of, or exposure to, Hazardous Substances.

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“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means any Person that, together with the Transferred Subsidiaries, Sellers or any of their Subsidiaries, is (or at any relevant time has been or would be) treated as a single employer under Section 414 of the Code.

“Estimated Accrued Income Taxes” means amounts in respect of unpaid entity-level Income Taxes of the Transferred Subsidiaries for any Pre-Closing Tax Period, which shall be equal to the sum of the amounts separately calculated pursuant to this definition with respect to each jurisdiction (provided that such amount shall not be a negative number in any jurisdiction), determined (i) by allocating any Transaction Tax Deductions to such Pre-Closing Tax Period to the extent “more likely than not” deductible (or deductible at a higher confidence level) in a Pre-Closing Tax Period (which, for the avoidance of doubt, the Transaction Tax Deductions shall not cause the amount of Estimated Accrued Income Taxes in any jurisdiction to be a negative number to the extent the Transaction Tax Deductions are greater than the unpaid Income Taxes in such jurisdiction); (ii) as if such Pre-Closing Tax Period ended on the Closing Date based on a “closing of the books” as of the end of the day on the Closing Date; (iii) for the avoidance of doubt, by including any unpaid entity-level Income Taxes arising or resulting from any Section 338(g) Election and Section 338(h)(10) Election, (iv) without regard to any accruals or reserves established or required to be established under GAAP methodologies for contingent Income Taxes or with respect to uncertain Tax positions; (v) by excluding any Taxes attributable to any action taken by Buyer or any of its Affiliates after the Closing on the Closing Date outside the Ordinary Course of Business; (vi) in accordance with the accounting methodology and the past practices (including reporting positions, elections and accounting methods) of the applicable Transferred Subsidiary in preparing its Tax Returns with respect to entity-level Income Taxes, except as otherwise required by applicable Law; and (vii) by reducing Estimated Accrued Income Taxes (as otherwise determined and, for the avoidance of doubt, which reduction shall not cause Estimated Accrued Income Taxes to be a negative number) by any estimated Income Tax payments for any Pre-Closing Tax Period paid by the applicable Transferred Subsidiary prior to the Calculation Time. For the avoidance of doubt, Estimated Accrued Income Taxes shall (1) not include any Seller Taxes and (2) be calculated without reference to Taxes paid after the Calculation Time.

“Estimated Closing Statement” has the meaning set forth in Section 1.5(a).

“Estimated Purchase Price” has the meaning set forth in Section 1.5(a).

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Excluded Assets” has the meaning given to such term in Section 1.3(b).

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“Excluded Confidential Information” means all information (whether or not specifically labeled or identified as “confidential” and whether written or oral) of Sellers or any of their Affiliates other than Business Confidential Information; provided that “Excluded Confidential Information” shall not include information that that (a) was already in the possession of Buyer or any of its Controlled Affiliates (including the Transferred Subsidiaries) or its or their Representatives, provided that such Person is not subject to a confidentiality agreement with or other obligation of secrecy to Sellers or their Affiliates with respect to such information, (b) is generally available to the public, other than as a result of disclosure by Buyer or any of its Controlled Affiliates (including the Transferred Subsidiaries) or its or their Representatives in breach of this Agreement; (c) becomes available to Buyer or any of its Controlled Affiliates (including the Transferred Subsidiaries) or its or their Representatives on a non-confidential basis from a source other than Sellers or their Representatives, provided that such source is not known by Buyer or any of its Controlled Affiliates (including the Transferred Subsidiaries) or its or their Representatives, as applicable, to be bound by a confidentiality agreement with or other obligation of secrecy to Sellers or their Affiliates with respect to such information; or (d) is lawfully and independently developed by Buyer or any of its Controlled Affiliates (including the Transferred Subsidiaries) or its or their Representatives without reference to the Excluded Confidential Information and without violation of this Agreement.

“Excluded Employees” means those individuals listed on Section 9.1(c) of the Seller Disclosure Letter.

“Excluded Intellectual Property” means all Intellectual Property owned by Sellers or their Affiliates that is not Transferred Intellectual Property, including the Seller Marks.

“Existing Notes” means the 7.750% Senior Notes due August 15, 2025 and the 9.000% Senior Secured 2028 First Lien Notes First Lien Notes due 2028, in each case of Triumph Group, Inc.

“FAA” means the Federal Aviation Administration of the United States.

“Fee Letters” has the meaning set forth in Section 3.4.

“Final Closing Date Cash” means (a) if a notice of disagreement with respect thereto is not delivered pursuant to a Purchase Price Dispute Notice, the Closing Date Cash set forth in the Closing Statement; or (b) if a notice of disagreement with respect thereto is delivered pursuant to a Purchase Price Dispute Notice, the Closing Date Cash, as agreed by Sellers and Buyer pursuant to Section 1.5(e)(ii) or, in the absence of such agreement, as shown in the Accounting Firm’s calculation delivered pursuant to Section 1.5(e)(iii).

“Final Closing Date Indebtedness” means (a) if a notice of disagreement with respect thereto is not delivered pursuant to a Purchase Price Dispute Notice, the Closing Date Indebtedness set forth in the Closing Statement or (b) if a notice of disagreement with respect thereto is delivered pursuant to a Purchase Price Dispute Notice, the Closing Date Indebtedness, as agreed by Sellers and Buyer pursuant to Section 1.5(e)(ii) or, in the absence of such agreement, as shown in the Accounting Firm’s calculation delivered pursuant to Section 1.5(e)(iii).

“Final Election Allocation” has the meaning set forth in Section 5.7(d)(ii).

“Final Net Working Capital Adjustment Amount” means (a) if a notice of disagreement with respect thereto is not delivered pursuant to a Purchase Price Dispute Notice, the Net Working Capital Adjustment Amount set forth in the Closing Statement or (b) if a notice of disagreement with respect thereto is delivered pursuant to a Purchase Price Dispute Notice, the Net Working Capital Adjustment Amount, as agreed by Seller and Buyer pursuant to Section 1.5(e)(iv) or, in the absence of such agreement, as shown in the Accounting Firm’s calculation delivered pursuant to Section 1.5(e)(iii).

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“Final Purchase Price” has the meaning set forth in Section 1.5(d).

“Final Transaction Expenses” means (a) if a notice of disagreement with respect thereto is not delivered pursuant to a Purchase Price Dispute Notice, the Transaction Expenses set forth in the Closing Statement or (b) if a notice of disagreement with respect thereto is delivered pursuant to a Purchase Price Dispute Notice, the Transaction Expenses, as agreed by Sellers and Buyer pursuant to Section 1.5(e)(ii) or, in the absence of such agreement, as shown in the Accounting Firm’s calculation delivered pursuant to Section 1.5(e)(iii).

“Financing” has the meaning set forth in Section 3.4.

“Financing Deliverables” means the following documents required to be delivered (and, where applicable, executed) in connection with the Financing: (a) customary perfection certificates required in connection with the Financing and organizational documents and good standing certificates required by the Debt Commitment Letter; (b) documentation and other information reasonably requested by the Financing Sources under applicable “know-your-customer” and anti-money laundering rules and regulations and 31 C.F.R Section 1010.230; (c) agreements, documents or certificates that facilitate the creation, perfection or enforcement, in each case as of the Closing, of Liens securing the Financing (including original copies of all certificated securities (with transfer powers executed in blank), control agreements, and surveys and title insurance) or other customary certificates or documents as may be reasonably requested by Buyer and otherwise reasonably facilitating the pledging of collateral; provided that the effectiveness of any documentation executed by Sellers or any of their Controlled Affiliates shall be subject to the occurrence of the Closing, (d) customary certificates or other documents and instruments as may be reasonably requested by Buyer, as in each such case, necessary and customary in connection with the Financing, and (e) customary payoff letters, Lien terminations, guarantee releases and instruments of discharge to be delivered at Closing to allow for the payoff, discharge and termination in full on the Closing Date of all indebtedness and Liens of the Business in accordance with the Debt Commitment Letter, subject to the occurrence of the Closing.

“Financing Sources” means any Persons that provide or arrange all or any part of the Financing in connection with the transactions contemplated by this Agreement (or that have otherwise agreed to arrange or provide financing in lieu of the Financing), including the parties to the Commitment Letter, any joinder agreements and/or amendments thereto, and their respective Affiliates, and each of the representatives, members, managers, partners, officers, directors, employees and agents of each of such Persons and their respective Affiliates, and each of their respective successors and assigns; provided, however, that in no event shall Buyer or any of its Affiliates be a Financing Source for any purpose hereunder.

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“Fraud” means a knowing and intentional fraud by a party in the making of any representation or warranty expressly set forth in Article 2 or Article 3 of this Agreement; provided that (i) such representation or warranty was materially false or materially inaccurate at the time such representation or warranty was made, (ii) the party making such representation or warranty had actual knowledge (and not imputed or constructive knowledge), without any duty of inquiry or investigation, that such representation or warranty was materially false or materially inaccurate, and (iii) such party had the specific intent to deceive the other party and induce such other party to enter into this Agreement. “Fraud” shall not include any cause of action, including fraud, based on constructive or imputed knowledge, negligence or recklessness.

“Funding Obligations” has the meaning set forth in Section 3.4.

“GAAP” means generally accepted accounting principles consistently applied in the United States.

“Governmental Authority” means any United States, foreign or supra-national federal, tribal, state, provincial, local, municipal or other (a) government, (b) governmental or quasi-governmental entity of any nature (including any governmental agency, branch, department, ministry, official, or entity and any court or other tribunal) or (c) body exercising, or entitled to exercise any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power of any nature, including any arbitral tribunal (public or private).

“Government Contract” means any Contract (including any delivery or task order, basic ordering agreement, pricing agreement, letter contract, teaming agreement, joint venture, grant, cooperative agreement, other transactional authority agreement, or change order), between any Transferred Subsidiary or, with respect to the Business, Sellers or any of its Controlled Affiliates, on one hand, and any Governmental Authority or any prime contractor or sub-contractor (at any tier) of any Governmental Authority, on the other hand. A purchase, task, or delivery order issued under a Government Contract shall not constitute a separate Government Contract, for purposes of this definition, but shall be part of the Government Contract to which it relates.

“Hazardous Substances” means any chemical, substance, waste or material that is listed, classified, defined, or regulated as “toxic” or “hazardous,” or as a “pollutant” or “contaminant,” or words of similar meaning or effect, or for which Liability or standards of conduct may be imposed, under any Environmental Law, including asbestos, asbestos-containing materials, per- or polyfluoroalkyl substances, lead, polychlorinated biphenyls, petroleum and petroleum products and by-products, and radioactive materials.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976 and the rules and regulations promulgated thereunder.

“Income Taxes” means any U.S. federal, state, local or non-U.S. Tax based on or measured by income or gains (however denominated) and any similar Tax (including any franchise or business profits Tax incurred in lieu of a Tax on net income).

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“Indebtedness” means, with respect to any Person, as of any specified time, without duplication, (a) all indebtedness of such Person for borrowed money, (b) all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments, (c) all reimbursement obligations of such Person under letters of credit, bank guarantees or similar facilities, but only to the extent drawn upon at such time, (d) any obligations under leases with respect to which a Person is liable, contingently or otherwise, as obligor, guarantor or otherwise, or with respect to which obligations a Person assures a creditor against loss or otherwise required to be capitalized under GAAP, (e) “earnout” obligations, contingent or otherwise, any other obligations for the deferred purchase price of property, goods or services, and any non-recurring professional service fee accruals, (f) all deferred warranty revenue, customer advances, billings in excess of revenue recognition or deposits due, (g) termination costs associated with non-Business personnel, (h) any net payment obligations under any interest rate or currency swaps, caps or other derivatives, commodity or hedging arrangements, (i) any and all accrued or earned but unpaid vacation and other paid time off (excluding Grandfathered PTO) and all earned but unpaid compensation payable by the Transferred Subsidiaries (including cash incentive bonuses and commissions, nonqualified deferred compensation, severance payments or other benefits, excluding the Pro-Rata Bonuses), together with the employer portion of any employment, payroll, social security, unemployment or similar Tax payable as a result thereof, (j) any unfunded obligations of any Transferred Subsidiary under any retirement plan of such Transferred Subsidiary, including any defined benefit or retiree welfare plan, (k) the Estimated Accrued Income Taxes, (l) any obligations under any synthetic leases, Tax retention operating leases, off-balance sheet loans or similar off-balance sheet financing products where the transaction is considered indebtedness for borrowed money for Tax purposes but is classified as an operating lease in accordance with GAAP for financial reporting purposes, (l) all Indebtedness of others referred to in clauses (a) through (l) above guaranteed directly or indirectly in any manner by such Person, and (m) all accrued interest, prepayment penalties, make-whole payments and termination or breakage costs or penalties with respect to any Indebtedness referred to above; provided that Indebtedness shall not include (i) any amounts outstanding under arrangements settled or terminated in accordance with Section 4.10, (ii) any amounts included in Transaction Expenses or (iii) any amounts included in Closing Date Net Working Capital.

“Indebtedness Release Documentation” has the meaning set forth in Section 1.5(b).

“Indemnified Party” has the meaning set forth in Section 8.5(a).

“Indemnifying Party” has the meaning set forth in Section 8.5(a).

“Intellectual Property” means all intellectual property and proprietary rights throughout the world, including (i) patents and patent applications, together with all continuations, continuations-in-part, divisions, revisions, extensions, and reexaminations thereof; (b) Trademarks; (c) copyrights, mask works, and designs (and all registrations and applications therefor) and other rights in original works of authorship; rights in software, data and databases; and trade secrets and other rights in confidential or proprietary information, including rights in know-how, discoveries, and inventions.

“IRS” means the Internal Revenue Service.

“IT Systems” means the hardware, software, data, databases, data communication lines, network and telecommunications equipment, Internet-related information technology infrastructure, wide area network and other information technology equipment, owned or leased by, licensed to, or otherwise provided to or used on behalf of, Sellers or their Controlled Affiliates in connection with the Business.

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“Joint Venture” means xCelle Americas, LLC, a Delaware limited liability company.

“Knowledge of Sellers” means the actual knowledge, as of the Business Day prior to the date hereof, of the individuals set forth on Section 9.1(d) of the Seller Disclosure Letter.

“Labor Agreement” means any collective bargaining agreement, labor union contract, trade union agreement or similar agreement with any labor union, labor organization, or works council.

“Labor Organization” has the meaning set forth in Section 2.14(b).

“Landlord Lease” has the meaning set forth in Section 2.9(c).

“Law” means any law (including common law), statute, act, treaty, requirement, code, order, ordinance, rule, regulation, judgment, injunction, award, writ or decree, in each case, promulgated, issued, enacted, adopted, implemented or otherwise put into effect by any Governmental Authority in any jurisdiction.

“Leased Real Property” has the meaning set forth in Section 2.9(b).

“Leased Real Property Subleases” means all subleases, licenses or other agreements pursuant to which Parent or any of its Controlled Affiliates conveys or grants to any Person a subleasehold estate in, or the right to use or occupy, any Leased Real Property or portion thereof, including the right to all security deposits and other amounts and instruments deposited with or on behalf of Parent or any of its Controlled Affiliates thereunder.

“Leases” has the meaning set forth in Section 2.9(b).

“Liability” means any direct or indirect liability, indebtedness, claim, loss, damage, deficiency, obligation or responsibility, fixed or unfixed, choate or inchoate, liquidated or unliquidated, secured or unsecured, accrued, absolute, known or unknown, contingent or otherwise.

“Lien” means, with respect to any property or asset, any mortgage, lien, pledge, charge, security interest, lease, license or encumbrance.

“Litigation” means any action, cease and desist letter, demand, suit, arbitration proceeding, administrative or regulatory proceeding, claim, citation, Tax audit or other audit, investigation, summons or subpoena of any nature, civil, criminal, regulatory or otherwise, in law or in equity.

“Losses” means any and all Liabilities of any kind, interest and expenses (including reasonable fees and expenses of attorneys).

“Marketing Period” means the first period of 20 consecutive Business Days (such term shall be construed for purposes of this definition to have the same meaning as in the Debt Commitment Letter) beginning on the first day after the date hereof on which Parent shall have delivered to Buyer all Required Information, and all such Required Information is Compliant when delivered and remains Compliant through the end of the Marketing Period; provided that:

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(a)            the Marketing Period shall not commence prior to January 31, 2024 (the “Marketing Inside Date”), provided, further, that:

(i)            the Marketing Inside Date shall be shortened by the number of Business Days (if any, but not exceed three (3) Business Days in total) before January 17, 2024 by which Parent shall have delivered to Buyer the Draft Carve-Out Financial Statements (by way of example, if the Draft Carve-Out Financial Statements are delivered on January 16, 2024, then the Marketing Inside Date shall be shortened by one Business Day to January 30, 2024);

(ii)            the Marketing Inside Date shall be shortened by the number of Business Days (if any, but not exceed three (3) Business Days in total) before January 31, 2024 by which Parent shall have delivered to Buyer the Carve-Out Financial Statements if the Draft Carve-Out Financial Statements have been delivered on or before January 17, 2024 (by way of example, if the Draft Carve-Out Financial Statements are delivered on January 17, 2024 and the Carve-Out Financial Statements are delivered on January 30, 2024 then the Marketing Inside Date shall be shortened by one Business Day to January 30, 2024);

(iii)            the Marketing Inside Date shall be extended by the number of Business Days (if any) after January 22, 2024 by which Parent shall have delivered to Buyer the Draft Carve-Out Financial Statements (by way of example, if the Draft Carve-Out Financial Statements are delivered on January 24, 2024, then the Marketing Inside Date shall be extended by two Business Days to February 2, 2024); and

(iv)            for the avoidance of doubt, except as provided in clause (a)(ii) above, if Parent delivers the Draft Carve-Out Financial Statements to Buyer between January 17, 2024 and January 22, 2024, the Marketing Inside Date shall remain January 31, 2024);

(b)            the dates of February 19, 2024 (Washington’s Birthday), May 27, 2024 (Memorial Day) and July 4, 2024 (Independence Day) shall not be included in (but shall not reset) the calculation of the Marketing Period;

(c)            if the Marketing Period shall not have ended on or prior to March 8, 2024, then the Marketing Period shall be deemed not to have commenced until the date the Buyer’s quarterly report on Form 10-Q for the fiscal quarter ending February 29, 2024 has been filed with the SEC; and

(d)            if the Marketing Period shall not have ended on or prior to June 21, 2024, then the Marketing Period shall be deemed not to have commenced until the date the Buyer’s annual report on Form 10-K for the fiscal year ending May 31, 2024 has been filed with the SEC, provided, further, however, that the pricing of the offerings of debt or equity securities by Buyer necessary to consummate the aggregate Financing contemplated by the Commitment Letter will need to occur on or prior to August 12, 2024, and if there are not 20 Business Days between (1) the date Buyer’s annual report on Form 10-K for the fiscal year ended May 31, 2024 is filed with the SEC and (2) August 12, 2024, any such Marketing Period need only be for the period between (x) the date that Buyer’s annual report on Form 10-K for the fiscal year ended May 31, 2024 is filed with the SEC and (y) August 12, 2024 (it being understood that the Marketing Period shall not be shorter than fifteen (15) Business Days (such term shall be construed for purposes of this definition to have the same meaning as in the Debt Commitment Letter)).

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For purposes of this definition of Marketing Period, (1) if Parent shall in good faith believe that the Marketing Period has commenced and that it has provided the Required Information, Parent may deliver to Buyer a written notice to that effect (stating when it believes it completed such delivery), in which case Parent shall be deemed to have complied with this clause unless Buyer in good faith reasonably believes that either the Marketing Period has not commenced or that Parent has not completed the delivery of the Required Information, and within two Business Days after the delivery of such notice by Parent, Buyer delivers a written notice to Parent to that effect stating with specificity which Required Information Seller has not delivered, (2) the Marketing Period shall end on any earlier date that is the date on which the Financing is consummated (including by funding such Financing into escrow), (3) for the avoidance of doubt, once the Marketing Period has been completed, the Marketing Period shall not thereafter restart or be deemed not to have previously occurred under any circumstances and (4) Buyer shall use commercially reasonable efforts to (x) file its quarterly and annual reports referred to in subsections (c) and (d) above by such dates as are necessary to allow for the Marketing Period to commence as soon as reasonably practicable after the dates specified in subsections (c) and (d) above consistent with Buyer’s past practice for the dates of such filings and (y) file its quarterly report on Form 10-Q for the fiscal quarter ending February 29, 2024 with the SEC on or before March 29, 2024 (and the Marketing Period shall be reduced to fifteen (15) Business Days beginning on April 1, 2024 if the Buyer shall not have filed such Form 10-Q by such date).

“Material Adverse Effect” means any change, effect, development, state of facts, event or occurrence that, individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect on the assets, liabilities, condition (financial or otherwise) or results of operations of the Business, taken as a whole; provided that any such change, effect, development, state of facts, event or occurrence resulting from any of the following shall not be considered when determining whether a Material Adverse Effect has occurred: (a) any national, international, foreign, domestic or regional conditions generally affecting the economy or credit, debt, banking, capital or financial markets in the United States or elsewhere in the world, including changes in interest or exchange rates, (b) any change or effect generally impacting the industry in which the Business operates, (c) any change in legal or regulatory conditions, including changes or proposed changes in Laws or GAAP after the date hereof, (d) any national, international, foreign, domestic or regional social or political conditions, including hostilities, protests, riots, unrest, acts of war (whether declared or undeclared), sabotage, terrorism, cyberterrorism, cybercrime or military actions, or any escalation or worsening of any of the foregoing, (e) any change resulting from the negotiation, announcement, pendency or consummation of the transactions contemplated by this Agreement or the Ancillary Agreements (provided that this clause (e) shall not apply to the representations or warranties set forth in Section 2.3 or Section 2.13(f) or with respect to the condition to Closing set forth in Section 6.2(a)), (f) any act of God, hurricane, flood, tornado, fire, explosion, landslide, earthquake or other weather event, natural disaster or any other force majeure event, (g) any actions taken or omissions to act at Buyer’s express written request, (h) any actions taken or omissions to act by Sellers or their Affiliates expressly required by the Agreement, (i) any actions taken by Buyer with respect to the Business, including any Buyer communication or disclosure of its plans with respect to the Business, including any losses of, or any adverse change in the relationship with, employees, customers, suppliers, vendors, distributors, financing sources, licensors, licensees or others having relationships with the Business directly resulting from such actions, communication or disclosures, (j) the failure of the Business to achieve any financial projections or forecasts or revenue or earnings predictions (it being understood that for purposes of this clause (j), the changes or effects giving rise to such failure that are not otherwise excluded from the definition of “Material Adverse Effect” may be taken into account in determining whether there has been a Material Adverse Effect), or (k) any epidemic, pandemic, plague, outbreak of illness or public health event; provided, that any change or effect referred to in clause (a), (b), (c), (d), (f) or (k) immediately above may be taken into account in determining whether a Material Adverse Effect has occurred or would reasonably be expected to occur only to the extent that such change, effect, event or occurrence has a disproportionate effect on the Business relative to other companies in the industries in which the Business operates.

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“Material Contracts” has the meaning set forth in Section 2.8(a).

“MRO” means maintenance, repair and overhaul.

“Multiemployer Plan” means a “multiemployer plan” within the meaning of section 4001(a)(3) or 3(37) of ERISA.

“Net Working Capital Adjustment Amount” means (i) if Closing Date Net Working Capital is more than $130,000,000, the dollar amount of such excess (expressed as a positive number), (ii) if Closing Date Net Working Capital is less than $110,000,000, the dollar amount of such difference (expressed as a negative number), or (iii) if Closing Date Net Working Capital is between $110,000,000 and $130,000,000, $0.

“New Plan” has the meaning set forth in Section 4.4(c).

“Ordinary Course of Business” means, with respect to any Person, the ordinary course of business of such Person consistent with past practice.

“Organizational Documents” means the articles of incorporation, certificate of incorporation, charter, by-laws, articles of formation, certificate of formation, regulations, limited liability company agreement, operating agreement, certificate of limited partnership, partnership agreement and all other similar documents, instruments or certificates executed, adopted or filed in connection with the creation, formation or organization of a Person, including any amendments thereto.

“Owned DER” has the meaning set forth in Section 2.12(g).

“Owned PMA” has the meaning set forth in Section 2.12(f).

“Owned Real Property” has the meaning set forth in Section 2.9(a).

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“Owned Real Property Leases” means all leases, licenses or other agreements pursuant to which Parent or any of its Controlled Affiliates conveys or grants to any Person a leasehold estate in, or the right to use or occupy, any Owned Real Property or portion thereof, including the right to all security deposits and other amounts and instruments deposited with or on behalf of Parent or any of its Controlled Affiliates thereunder.

“Owned Wellington Leasehold Improvements” means all buildings, structures, improvements and fixtures located on the Leased Real Property covered by the Wellington Ground Leases, which are owned by Parent or any of its Controlled Affiliates.

“Parent Tax Group” means any group that files a consolidated, combined or unitary non-U.S. or U.S. federal, state or local Tax Return relating to Income Taxes with respect to any Pre-Closing Tax Period of which Parent or any of its Subsidiaries (other than any of the Transferred Subsidiaries) is a parent.

“Parent Tax Group Return” means any consolidated, combined, unitary or similar Tax Return required to be filed by the Parent Tax Group (other than, for the avoidance of doubt, any separate company entity-level Tax Returns required to be filed by any of the Transferred Subsidiaries or any Tax Returns of which any of the Transferred Subsidiaries is a parent of any group comprised solely of Transferred Subsidiaries that files a consolidated, combined or unitary non-U.S. or U.S. federal, state or local Tax Return).

“Permanent Financing” has the meaning set forth in Section 4.20(a).

“Permits” means any licenses, franchises, permits, variances, certificates (including certificates of occupancy), consents, waivers, exemptions, registrations, approvals or other similar authorizations or instruments issued by Governmental Authorities.

“Permitted Liens” means (a) Liens for Taxes, assessments or other governmental charges not yet due and payable or due and payable but not delinquent or the amount or validity of which is being contested in good faith by appropriate proceedings and for which adequate reserves are maintained on the financial statements in accordance with GAAP, (b) mechanics’, materialmen’s, carriers’, workers’, repairers’ and other Liens arising or incurred in the Ordinary Course of Business or in connection with construction Contracts for amounts that are not yet due and payable or which are being contested in good faith by appropriate proceedings and for which adequate reserves are maintained in accordance with GAAP, (c) Liens securing the obligations under the Securitization Facility (to the extent released at Closing), (d) Liens granted to any lender at Closing in connection with the Financing, (e) non-exclusive licenses to Intellectual Property granted in the Ordinary Course of Business, (f) easements, covenants, conditions, restrictions and other similar matters of record affecting title to such real property which do not or would not materially impair the use or occupancy of such real property in the operation of the Business conducted thereon, (g) Liens arising under applicable securities Laws, (h) Liens arising under this Agreement and (i) any other Liens that will be released at or prior to the Closing Date or which Buyer or Seller will have the right to remove of record as of the Closing Date.

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“Person” means an individual, corporation, partnership, limited liability company, association, trust or other entity or organization (whether or not a legal entity), including a government or political subdivision or an agency or instrumentality thereof.

“Personal Information” means any information that identifies, alone or when combined with other information in the possession of or accessible by the recipient can reasonably be used to identify, contact, or locate a particular individual, household, or device and/or that is considered “personally identifiable information,” “personal information,” “personal data,” “cardholder data,” or any similar or equivalent term defined under such Law.

“PMA” has the meaning set forth in Section 2.12(f).

“Post-Close Costs” means (a) any severance payments payable to any Transferred Business Employee whose employment or engagement is involuntarily terminated without “cause” by Buyer or any of its Controlled Affiliates following the Closing and (b) any payments to any Transferred Business Employee pursuant to any arrangement entered into with Buyer or any of its Controlled Affiliates.

“Post-Closing Covenant” has the meaning set forth in Section 8.1(a)(iv).

“Pre-Closing Warranty Claims” means any and all Liabilities to the extent related to product liability or warranty claims arising out of or related to the conduct of the Business or the ownership, use or operation of the Transferred Assets on or prior to the Closing to the extent exceeding an aggregate amount as to all Pre-Closing Warranty Claims equal to $1,000,000, it being understood and agreed that Buyer shall be responsible for all such Liabilities up to $1,000,000; provided, that such Liabilities shall be calculated without regard to any changes or modifications to warranty terms by Buyer or its Controlled Affiliates from and after the Closing.

“Pre-Closing Tax Contest” has the meaning set forth in Section 5.6(b).

“Pre-Closing Tax Period” means any taxable period ending on or before the Closing Date and the portion through the end of the Closing Date for any Straddle Period.

“Pre-Closing Taxes” means, without duplication, (i) any and all Taxes of, or attributable to, the Transferred Subsidiaries, the Business or the Transferred Assets or for which the Transferred Subsidiaries are liable, in each case for any Pre-Closing Tax Period (including, for the avoidance of doubt, any Taxes arising or resulting from any Section 338(g) Election and Section 338(h)(10) Election), determined, for a Straddle Period, in accordance with Section 5.8, (ii) any and all Taxes attributable to Sellers’ membership interests in the Joint Venture for any Pre-Closing Tax Period, including any Taxes arising or resulting from Sellers’ items of taxable income, gain, loss, deduction and credit of the Joint Venture for any Pre-Closing Tax Period (determined, for a Straddle Period, in accordance with Section 5.8 and clause (1) in the last sentence of Section 5.6(a) to the extent the elections described in such clause (1) are made and the method and conventions described in such clause (1) are used), (iii) any and all Taxes imposed on or payable by Sellers for any Tax period, including Seller Taxes, (iv) any and all Taxes imposed on any Transferred Subsidiary as a transferee or successor or otherwise by operation of Law or contract, including under Treasury Regulation Section 1.1502-6 (or under any similar provision of state, local or non-U.S. Law), if such Taxes are imposed on the Transferred Subsidiary as a result of any action taken by or transaction entered into by the Transferred Subsidiary (or Sellers or any of Sellers’ Controlled Affiliates) prior to the Closing or as a result of being a member of the Parent Tax Group on or prior to the Closing, (v) any and all Taxes arising out of or relating to any breach of any covenant or agreement of Sellers contained in this Agreement, (vi) any and all Taxes (including, for the avoidance of doubt, withholding Taxes) attributable to the settlement or termination prior to the Closing of the Affiliate Contracts and all other intercompany accounts, notes balances, payables and transactions, in each case, pursuant to Section 4.10 or (vii) any and all Taxes arising from, or attributable to, any breach by Sellers of the representations and warranties set forth in Section 2.16(c)(v), Section 2.16(d) and Section 2.16(e)(i), except, in each case for clauses (i) through (vii), to the extent such Taxes (A) were specifically taken into account in the determination of the Closing Date Net Working Capital or Closing Indebtedness (in each case, as finalized pursuant to Section 1.5), (B) were attributable to any Buyer Tax Actions that were not permitted under Section 5.7(a) or (C) were recovered under the R&W Insurance Policy.

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“Privacy Laws” means all applicable Law, guidance and standards relating to the privacy, security, or processing of Personal Information, data breach notification, website and mobile application privacy policies and practices, wiretapping, the interception of electronic communications, the tracking or monitoring of online activity, processing and security of payment card information, and email, text message, or telephone communications.

“Pro-Rata Bonuses” has the meaning set forth in Section 4.4(f).

“Purchase Price Allocation” has the meaning set forth in Section 5.3.

“Purchase Price Dispute Notice” has the meaning set forth in Section 1.5(e)(ii).

“Pre-Closing Tax Refunds” has the meaning set forth in Section 5.4(a).

“Proposed Purchase Price Calculations” has the meaning set forth in Section 1.5(e)(i).

“R&W Insurance Policy” has the meaning set forth in Section 4.8.

“Related Parties” has the meaning set forth in Section 4.19(b)(iii).

“Release” means releasing, disposing, discharging, dumping, injecting, spilling, leaking, pumping, pouring, leaching, migration, emitting, escaping or emptying into, under, on, through or upon the environment, including any soil, sediment, subsurface strata, surface water, drinking water supply, wetland, ambient or indoor air or groundwater.

“Representatives” has the meaning set forth in Section 4.17.

“Required Information” means the Carve-Out Financial Statements and, if applicable, the Additional Carve-Out Financial Statements.

“Resolution Period” has the meaning set forth in Section 1.5(e)(ii).

“Retained Liabilities” has the meaning set forth in Section 1.4(b).

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“Retention Bonus Payments” mean the retention bonuses payable pursuant to the form Retention Bonus Letter, attached hereto as Schedule C, to certain Transferred Business Employees in the amounts as set forth on Schedule 9.1(e) to the Seller Disclosure Letter.

“San Antonio Customer” means the customer of Sellers set forth on Section 9.1(e) of the Seller Disclosure Letter at whose facility in San Antonio, TX Wellington Seller conducts certain operations related to the Business.

“Sanctioned Country” means, at any time, a country or territory that is itself the subject or target of comprehensive Sanctions (as of the date of this Agreement, Cuba, Iran, North Korea, Syria, the Crimea region of Ukraine, the so-called “Donetsk People’s Republic” and the so-called “Luhansk People’s Republic”, and the non-government controlled areas of the Kherson and Zaporizhzhia regions of Ukraine).

“Sanctioned Person” means any Person that is the subject or target of Sanctions or restrictions under Sanctions including: (a) any Person listed on any U.S. or non-U.S. sanctions- or export-related restricted party list, including the U.S. Department of the Treasury Office of Foreign Assets Control’s (“OFAC”) List of Specially Designated Nationals and Blocked Persons, any other OFAC, U.S. Department of Commerce Bureau of Industry and Security, or U.S. Department of State sanctions- or export-related restricted party list; the Consolidated List of Persons, Groups and Entities Subject to EU Financial Sanctions maintained by the European Commission and/or the Consolidated List of Financial Sanctions Targets maintained by His Majesty’s Treasury in the United Kingdom; (b) any Person located, organized or ordinarily resident in a Sanctioned Country; (c) the government or any agency or instrumentality of the government of a Sanctioned Country or the Government of Venezuela; or (d) any Person that is, in the aggregate, fifty percent (50%) or greater owned, directly or indirectly, or otherwise controlled, as applicable, by a Person or Persons described in clauses (a) through (c), if prohibited under relevant regulations.

“Sanctions” means all U.S. and non-U.S. Laws relating to economic or trade sanctions, including the Laws administered or enforced by the United States (including by OFAC or the U.S. Department of State), the United Kingdom, the European Union and its Member States and the United Nations Security Council and any other relevant jurisdiction.

“SEC” means the Securities and Exchange Commission.

“Section 338(g) Election” has the meaning set forth in Section 5.7(b).

“Section 338(h)(10) Election” has the meaning set forth in Section 5.7(c).

“Securities Act” means the Securities Act of 1933, as amended.

“Securitization Facility” means the receivables securitization facility described in that certain Amended and Restated Receivables Purchase Agreement, dated as of September 29, 2020 (as amended, amended and restated, modified or supplemented from time to time), among certain affiliates of Sellers, the several purchasers named therein, PNC Bank National Association, as administrator, and PNC Capital Markets LLC, as structuring agent.

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“Security Incident” means any loss, theft, or accidental, unlawful or unauthorized access, use, loss, disclosure, denial, alteration, destruction, compromise, modification, or other unauthorized processing of Personal Information and/or IT Systems.

“Sell-Side Party” has meaning set forth in Section 10.11.

“Seller” has the meaning set forth in the Preamble.

“Seller Designated Accounts” has the meaning set forth in Section 1.5(a).

“Seller Disclosure Letter” means the letter, dated as of the date hereof, delivered by Seller to Buyer prior to the execution of this Agreement and identified as the Seller Disclosure Letter.

“Seller Fundamental Representations” means Section 2.1, clause (a) of Section 2.2, clause (a) of Section 2.3, Section 2.4, and Section 2.18.

“Seller Taxes” means any (i) non-Income Taxes imposed on Parent, any of Sellers or any of their Controlled Affiliates (other than the Transferred Subsidiaries) and (ii) any Income Taxes imposed on the Parent Tax Group or any member thereof (other than separate company entity-level Income Taxes imposed on the Transferred Subsidiaries).

“Seller Indemnitees” has the meaning set forth in Section 8.3.

“Seller Marks” means all Trademarks owned by Sellers or their Controlled Affiliates (excluding the Transferred Subsidiaries).

“Seller Plan” means each Benefit Plan that is not a Transferred Plan.

“Seller-Prepared Returns” has the meaning set forth in Section 5.6(a).

“Seller Savings Plans” has the meaning set forth in Section 4.4(g).

“Skadden” has the meaning set forth in Section 10.11.

“Solvent” has the meaning set forth in Section 3.5.

“Specified Auditor Assistance” means (a) providing customary “comfort letters” (including customary “negative assurance” and change period comfort, it being understood that monthly financial statements will not be separately prepared) for a registration statement, prospectus supplements, offering documents and similar documents customarily required in connection with the Financing and any Permanent Financing funded in lieu thereof or private placement transaction and assistance with the due diligence activities of the Financing Sources, (b) providing customary consents to the inclusion of audit reports in any relevant registration statement, prospectus supplement or filings, offering documents or similar documents, (c) providing customary consents to references to the auditor as an expert in any registration statement, prospectus supplement or filings, offering documents or similar documents after review thereof, and (d) participating in a reasonable number of accounting due diligence sessions.

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“Straddle Period” means any taxable period that includes (but does not end on) the Closing Date.

“Subsidiary” means, with respect to any Person, any entity of which securities or other ownership interests (a) having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions or (b) representing more than fifty percent (50%) of such securities or ownership interests are at the time directly or indirectly owned by such Person. The term “Subsidiary” shall include all Subsidiaries of a Subsidiary. For the avoidance of doubt, the Transferred Subsidiaries shall be deemed to be (a) prior to the Closing, “Subsidiaries” of Sellers (and not of Buyer), and (b) following the Closing, “Subsidiaries” of Buyer (and not of Sellers).

“Substituted Guarantees” has the meaning set forth in Section 4.10(b).“Tax” means any U.S. federal, state, or local or non-U.S. income, alternative, minimum, capital gains, specific business, accumulated earnings, personal holding company, franchise, capital stock, profits, windfall profits, gross receipts, sales, use, value added, transfer, registration, stamp, premium, excise, customs duties, severance, environmental, real property, personal property, ad valorem, escheat or unclaimed property, occupancy, license, occupation, employment, payroll, social security, disability, unemployment, workers’ compensation, withholding, estimated, or other taxes of any kind whatsoever or any assessments, governmental charges, duties, fees or levies of any kind in the nature of (or similar to) a tax, in each case, imposed by a Governmental Authority (including all interest, surcharges, fines and penalties thereon and additions thereto).

“Tax Benefit” shall mean a reduction in the Indemnified Party’s (or its Affiliate’s) cash Tax liability, calculated on a with-and-without basis, arising out of any Losses that create a Tax deduction, which deduction shall be taken as the last item of deduction for the applicable Tax period.

“Tax Claim” has the meaning set forth in Section 5.4(a).

“Tax Contest” has the meaning set forth in Section 5.6(b).

“Tax Return” means any federal, state, local or non-U.S. return, declaration, statement, report, schedule, form or information return, claim for refund or any amendment to any of the foregoing relating to Taxes filed or required to be filed with any Governmental Authority.

“Third-Party Claim” has the meaning set forth in Section 8.5(b).

“Trade Controls” means (a) all applicable trade, export control, import, and antiboycott laws and regulations imposed, administered, or enforced by the U.S. government, including the Arms Export Control Act (22 U.S.C. § 1778), the International Emergency Economic Powers Act (50 U.S.C. §§ 1701–1706), Section 999 of the Internal Revenue Code, the U.S. customs laws at Title 19 of the U.S. Code, the Export Control Reform Act of 2018 (50 U.S.C. §§ 4801-4861), the International Traffic in Arms Regulations (22 C.F.R. Parts 120–130), the Export Administration Regulations (15 C.F.R. Parts 730-774), the U.S. customs regulations at 19 C.F.R. Chapter 1, and the Foreign Trade Regulations (15 C.F.R. Part 30); (b) all applicable trade, export control, import, and antiboycott laws and regulations imposed, administered or enforced by the European Union and its Member States and the United Kingdom; and (c) all applicable trade, export control, import, and antiboycott laws and regulations imposed, administered or enforced by any other country except to the extent inconsistent with (a) and (b).

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“Trademarks” means trademarks and service marks, including common law trademarks, trade dress, logos, tag lines, domain names and all other identifiers of source or origin (including all goodwill associated therewith and all registrations and applications therefor).

“Transaction Expenses” means (a) the aggregate amount of fees and expenses of legal counsel, investment bankers, accountants and other advisors, incurred by or on behalf of the Transferred Subsidiaries or the Business prior to or at the Closing in connection with this Agreement and the consummation of the transactions contemplated hereby that remain unpaid immediately prior to Closing and are payable by Sellers and their Affiliates (including the Transferred Subsidiaries) at or after the Closing, (b) any change of control, transaction, retention, sale bonus or severance payments or benefits payable to any current or former employees, directors or other individual service providers that become due or payable by Sellers or their Controlled Affiliates (including the Transferred Subsidiaries) solely as a result of the consummation of the transactions contemplated by this Agreement (other than the Retention Bonus Payments), together with the employer portion of any employment, payroll social security, unemployment or similar Taxes payable in respect of any such payments or amounts described in this clause (b), and (c) any payments made in connection with terminating the contracts with Third Parties designated by Buyer pursuant to Section 4.27; provided that “Transaction Expenses” shall exclude Post-Close Costs and shall exclude any amounts included in Indebtedness or any amounts included in Closing Date Net Working Capital.

“Transaction Tax Deductions” means any Tax deductions of the applicable Transferred Subsidiary in connection with the consummation of the transactions contemplated by this Agreement resulting from (i) any pay down or satisfaction of Indebtedness, including any unamortized debt issuance cost deductible in connection with the transaction contemplated herein, (ii) the payment or incurrence of any Transaction Expenses, (iii) any payment by or with respect to any Transferred Subsidiary in connection with the consummation of the transactions contemplated herein and (iv) any investment banking, legal, and accounting costs. For this purpose, any success-based fees shall be treated as deductible in accordance with Rev. Proc. 2011-29.

“Transfer Taxes” has the meaning set forth in Section 5.2.

“Transferred Assets” has the meaning set forth in Section 1.3(a).

“Transferred Benefits Liabilities” has the meaning set forth in Section 1.4(a)(iii).

“Transferred Business Contracts” has the meaning set forth in Section 1.3(a)(xi).

“Transferred Business Employee” has the meaning set forth in Section 4.4(a).

“Transferred DERs” has the meaning set forth in Section 1.3(a)(x).

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“Transferred Facilities” means the facilities operated by Sellers (directly or indirectly through their Controlled Affiliates, including the Transferred Subsidiaries or the Joint Venture) as of immediately prior to the Closing in Grand Prairie, Texas, Hot Springs, Arkansas, Wellington, Kansas, San Antonio, Texas (at a customer-owned facility), and Chonburi, Thailand.

“Transferred Intellectual Property” has the meaning set forth in Section 1.3(a)(viii).

“Transferred IT Systems” means the IT Systems owned, leased or licensed by Parent or any of its Controlled Subsidiaries and (i) used or held for use primarily in connection with the Business, excluding any IT Systems provided or otherwise made available under the Transitional Services Agreement and (ii) used or held for use exclusively in connection with the Business.

“Transferred Plan” means each Benefit Plan that any Transferred Subsidiary sponsors or maintains as set forth on Section 2.15(a)(i) of the Seller Disclosure Letter.

“Transferred Subsidiaries” means each of Triumph Airborne Structures, LLC, Triumph Accessory Services – Grand Prairie, Inc. and TASA.

“Transferred Subsidiaries Interests” has the meaning set forth in Section 2.4(a).

“Transitional Services Agreement” means the transitional services agreement relating to the transitional support services for the Business, substantially in the form attached as Schedule B, to be entered into on the Closing Date.

“Treasury Regulations” means the final and temporary regulations prescribed under the Code.

“Trial Balances” has the meaning set forth in Section 2.5(a).

“WARN” means Worker Adjustment and Retraining Notification Act of 1988.

“Wellington Ground Leases” means collectively (i) that certain Ground Lease dated July 15, 1975 between The Port Authority of the City of Wellington, Kansas (as successor to the City of Wellington, Kansas), as landlord, and Triumph Accessory Services, Inc. (as successor to Lamar Electro-Air, Inc.), as tenant (as amended and/or assigned), and (ii) that certain Airport Ground Lease dated October 25, 1984 between The Port Authority of the City of Wellington, Kansas, as landlord, and Triumph Accessory Services, Inc. (as successor to Lamar Electro-Air, Inc.), as tenant (as amended and/or assigned).

“Willful Breach” means, with respect to any agreement or covenant, a material breach that is the consequence of an action or omission by the breaching party with actual knowledge or intention that such action or omission is, or would reasonably be expected to be or result in, a breach of such agreement or covenant.

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Section 9.2            Construction. The words “hereof”, “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The words “party” or “parties” shall refer to parties to this Agreement. References to “Affiliate” or “Affiliates” of a party shall, except as otherwise expressly provided in this Agreement, only be deemed to include any Person so long as such Person remains an Affiliate of such party; provided that, for the avoidance of doubt, the Transferred Subsidiaries shall be deemed to be (a) prior to the Closing, “Affiliates” of Sellers (and not of Buyer), and (b) following the Closing, “Affiliates” of Buyer (and not of Sellers). The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof. References to Articles, Sections and Exhibits are to Articles, Section and Exhibits of this Agreement unless otherwise specified. Any capitalized term used in any Exhibit or the Seller Disclosure Letter but not otherwise defined therein shall have the meaning given to such term in this Agreement. Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”, whether or not they are in fact followed by those words or words of like import. The word “or” shall not be exclusive. “Writing”, “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form. A document or item will be deemed “delivered,” “provided” or “made available” to Buyer within the meaning of this Agreement if such document or item is included in the electronic data room titled “Project Renew,” maintained on https://services.intralinks.com at least one (1) Business Day prior to the execution of this Agreement. References to any Person include the successors and permitted assigns of that Person. Any Law defined or referred to in this Agreement or in any agreement or instrument that is referred to herein means such Law as from time to time amended, modified or supplemented, including (in the case of statutes) by succession of comparable successor Laws and the related regulations and published interpretations thereof. Any Contract defined or referred to in this Agreement means such Contract as amended, modified or supplemented from time to time in accordance with its terms thereof and hereof. References from or through any date mean, unless otherwise specified, from and including or through and including that date, respectively. Any reference to “days” means calendar days unless Business Days are expressly specified. If any action under this Agreement is required to be done or taken on a day that is not a Business Day, then such action shall be required to be done or taken not on such day but on the first succeeding Business Day thereafter. To the extent that Sellers are required to cause its Controlled Affiliates, or Buyer is required to cause its Controlled Affiliates, to take, or use efforts to take, any action, and any one or more of such Controlled Affiliates fails to so take, or use efforts to, take such action, as applicable, then Sellers or Buyer, as applicable, shall be deemed in breach of this Agreement. The parties intend that each representation and warranty contained herein shall have independent significance. If any party has breached any representation or warranty contained herein in any respect, the fact that there exists another representation or warranty relating to the same subject matter (regardless of the relative levels of specificity) which the party has not breached shall not detract from or mitigate the fact that the party is in breach of the first representation or warranty.

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Article 10

Miscellaneous

Section 10.1            Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given by delivery in person, electronic mail, or by certified mail to the other party as follows:

if to Buyer,

AAR CORP.
1100 N. Wood Dale Rd.
Wood Dale, IL 60191 USA
Attention:	Jessica Garascia
Email:	[***]

with a copy (which shall not constitute notice) to:

Latham & Watkins LLP
330 North Wabash Avenue, Suite 2800
Chicago, IL 60611
Attention:	Bradley C. Faris; Jason Morelli
Email:	bradley.faris@lw.com; jason.morelli@lw.com

if to Sellers,

Triumph Group, Inc.
555 E. Lancaster Avenue, Suite 400
Radnor, Pennsylvania 19087
Attention:	Jennifer Allen
Email:	[***]

with a copy (which shall not constitute notice) to:

Skadden, Arps, Slate, Meagher & Flom LLP
One Manhattan West
New York, NY 10001-8602
Attention:	Marie L. Gibson
Email:	marie.gibson@skadden.com

or such other address or Email as such party may hereafter specify for the purpose by notice to the other party. All such notices, requests and other communications shall be deemed received (a) when personally delivered, (b) when delivered by e-mail transmission with receipt confirmed or (c) one (1) Business Day after the date when sent to the recipient by reputable overnight express courier services (charges prepaid).

Section 10.2            Amendment; Waivers, Etc. No amendment, modification or discharge of this Agreement, and no waiver hereunder, shall be valid or binding unless set forth in writing and duly executed by the party against whom enforcement of the amendment, modification, discharge or waiver is sought. Any such waiver shall constitute a waiver only with respect to the specific matter described in such writing and shall in no way impair the rights of the party granting such waiver in any other respect or at any other time. Neither the waiver by any of the parties of a breach of or a default under any of the provisions of this Agreement, nor the failure by any of the parties, on one or more occasions, to enforce any of the provisions of this Agreement or to exercise any right or privilege hereunder, shall be construed as a waiver of any other breach or default of a similar nature, or as a waiver of any of such provisions, rights or privileges hereunder. The rights and remedies herein provided are cumulative and none is exclusive of any other, or of any rights or remedies that any party may otherwise have at law or in equity.

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Section 10.3            Expenses. Except as otherwise set forth in this Agreement and the Ancillary Agreements (as applicable), whether or not the transactions contemplated by this Agreement and the Ancillary Agreements are consummated, all fees and expenses incurred in connection with this Agreement and the Ancillary Agreements and the transactions contemplated by this Agreement and the Ancillary Agreements, including the fees and disbursements of counsel, financial advisors and accountants, shall be paid by the party incurring such fees or expenses. Notwithstanding the foregoing, the parties agree that Buyer shall pay all fees, costs and expenses with respect to any title commitments, title policies and surveys.

Section 10.4            Governing Law, etc.

(a)            This Agreement shall be governed in all respects, including as to validity, interpretation and effect, by the Laws of the State of Delaware, without giving effect to its principles or rules of conflict of laws, to the extent such principles or rules are not mandatorily applicable by statute and would permit or require the application of the Laws of another jurisdiction. Each of the parties (i) submits to the jurisdiction of the Chancery Court of the State of Delaware and the federal court sitting in the State of Delaware, in any action or proceeding arising out of or relating to this Agreement or any of the transactions contemplated hereby, and (ii) (A) agrees to bring all claims under any theory of liability in respect of such action or proceeding exclusively in any such court and (B) agrees not to bring any action or proceeding arising out of or relating to this Agreement in any other court. Each of the parties waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety or other security that might be required of any other party with respect thereto. Each party agrees that service of summons and complaint or any other process that might be served in any action or proceeding may be made on such party by sending or delivering a copy of the process to the party to be served at the address of the party and in the manner provided for the giving of notices in Section 10.1. Nothing in this Section 10.4, however, shall affect the right of any party to serve legal process in any other manner permitted by Law. Each party agrees that a final, non-appealable judgment in any action or proceeding so brought shall be conclusive and may be enforced by suit on the judgment or in any other manner provided by Law.

(b)            Each party to this Agreement hereby waives, to the fullest extent permitted by Law, any right to trial by jury of any claim, demand, action, or cause of action (i) arising out of or relating to this Agreement or any of the transactions contemplated hereby or (ii) in any way connected with or related or incidental to the dealings of the parties in respect of this Agreement or any of the transactions related hereto, in each case whether now existing or hereafter arising, and whether in contract, tort, equity or otherwise. Each party to this Agreement hereby agrees and consents that any such claim, demand, action, or cause of action shall be decided by court trial without a jury and that the parties to this Agreement may file an original counterpart of a copy of this Agreement with any court as written evidence of the consent of the parties to the waiver of their right to trial by jury.

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Section 10.5            Successors and Assigns. This Agreement and the Ancillary Agreements shall be binding upon and inure to the benefit of the parties and their respective heirs, successors and permitted assigns; provided that, other than assignments of this Agreement by Buyer to any of its Controlled Affiliates (in which case no such assignment will relieve Buyer of its obligations under this Agreement), this Agreement and the rights and obligations hereunder shall not be assigned by any party (whether by operation of Law or otherwise), without the prior written consent of the other party; provided, that following the Closing, Buyer may assign its rights or interests without such prior written consent to any Person in connection with any disposition or transfer of all or substantially all of the Business; provided, further, that Buyer may assign its rights or interests to any Financing Source for the purposes of creating a security interest herein or otherwise assigning as collateral in respect of any debt financing (in which case no such assignment will relieve Buyer of its obligations under this Agreement). Any attempted assignment of this Agreement or any of the rights or obligations hereunder not in accordance with the terms of this Section 10.5 shall be void.

Section 10.6            Entire Agreement. This Agreement, the Ancillary Agreements (when executed and delivered) and the Confidentiality Agreement constitute the entire agreement of the parties with respect to the matters covered hereby and thereby and supersede all prior agreements, understandings and representations, both written and oral, between the parties with respect to the subject matter hereof and thereof.

Section 10.7            Severability. If any term or other provision of this Agreement is determined by a court of competent jurisdiction to be invalid, illegal or unenforceable, all other provisions of this Agreement shall remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon any such determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

Section 10.8            Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed an original and all of which shall together constitute one and the same instrument. Delivery of an executed counterpart of a signature page to this Agreement by facsimile or scanned pages shall be effective as delivery of a manually executed counterpart to this Agreement.

Section 10.9            Specific Performance. Each party acknowledges and agrees that the other party would be damaged irreparably in the event that any provision of this Agreement is not performed in accordance with its specific terms or otherwise breached, so that, in addition to any other remedy that a party may have under law or equity, a party shall be entitled to injunctive relief to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof. Each party acknowledges and agrees that monetary damages would be inadequate in the event of any such failure to perform or breach, and waives any equitable defense to the granting of specific performance or other injunctive relief available to such party. Any party seeking an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement shall not be required to provide any bond or other security in connection with any such order or injunction.

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Section 10.10            Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party and its successors and permitted assigns and, except for Section 4.7 and Article 8 (each of which shall be for the benefit of the Persons set forth therein, and each such Person shall be an intended third party beneficiary thereof and shall have the rights, benefits and remedies provided for therein) and as set forth in Section 10.13, nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement.

Section 10.11            Legal Representation of Sellers and their Affiliates. Buyer on its own behalf and on behalf of its Controlled Affiliates (including, after the Closing, the Transferred Subsidiaries) and its and its Controlled Affiliates’ directors, shareholders, members, partners, officers and employees, hereby (i) acknowledges and agrees that Skadden, Arps, Slate, Meagher & Flom LLP (“Skadden”) has acted as external counsel to Sellers in connection with the negotiation of this Agreement and consummation of the transactions contemplated hereby and (ii) agrees, that, in the event that a dispute arises after the Closing arising from the transactions contemplated by this Agreement between Buyer or any of its Controlled Affiliates, on the one hand, and Sellers or any of their Affiliates (excluding, after the Closing, the Transferred Subsidiaries) or its or its Affiliates’ respective directors, shareholders, members, partners, officers or employees (any of the foregoing, a “Sell-Side Party”), on the other hand, or in which the interests of any Sell-Side Party may otherwise be directly adverse to Buyer or any of its Controlled Affiliates, Skadden may represent the Sell-Side Party in such dispute even though the interests of the Sell-Side Party may be directly adverse to Buyer, the Transferred Subsidiaries, and even though Skadden may have represented any of the Transferred Subsidiaries in a matter substantially related to such dispute, and (iii) irrevocably waives and agrees not to assert any conflict of interest arising from or in connection with Skadden’s prior representation of Sellers or the Transferred Subsidiaries in any matter involving this Agreement or the transactions contemplated by this Agreement. Buyer further agrees that, as to all legal information, information subject to attorney-client privilege, attorney work product privilege, and/or the expectation of client confidence, and communications among Skadden, the Transferred Subsidiaries and the Sell-Side Parties that relate in any way to (i) the sale of the Business, (ii) this Agreement, and (iii) the transactions contemplated by this Agreement, the privilege and the expectation of client confidence belongs to Sellers (on behalf of the Sell-Side Parties) and may be controlled by Sellers and shall not pass to or be claimed by Buyer or any of the Transferred Subsidiaries, and all such information and communications shall remain the property of Sellers. Notwithstanding the foregoing, in the event that a dispute arises between Buyer or any of the Transferred Subsidiaries and a third party other than a Sell-Side Party after the Closing, any of the Transferred Subsidiaries may assert the attorney-client privilege to prevent disclosure of confidential communications by Skadden to such third party; provided, however, that any such Transferred Subsidiaries may not waive such privilege without the prior written consent of Sellers.

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Section 10.12            Exhibits and Schedules. The Seller Disclosure Letter and all exhibits or other documents expressly incorporated into this Agreement, are hereby incorporated into this Agreement and are hereby made a part hereof as if set out in full in this Agreement. Without limiting the terms of the Seller Disclosure Letter, any fact or item disclosed in the Seller Disclosure Letter referenced by a particular section in this Agreement shall be deemed to have been disclosed with respect to every other section in this Agreement to the extent the relevance of such disclosure to such other section is reasonably apparent on the face of such disclosure. Certain information set forth in the Seller Disclosure Letter is included solely for informational purposes. The inclusion of any information in the Seller Disclosure Letter shall not be deemed to be an admission or acknowledgment, in and of itself, that such information is required by the terms hereof to be disclosed, is material, has had, or would reasonably be expected to have, a Material Adverse Effect, or is outside the Ordinary Course of Business, nor shall such disclosure establish a standard of materiality or Ordinary Course of Business for any purpose whatsoever. The specification of any dollar amount in the representations or warranties contained in this Agreement or the inclusion of any specific item in the Seller Disclosure Letter is not intended to imply that such amounts, or higher or lower amounts or the items so included or other items, are or are not material, and no party shall use the fact of the setting of such amounts or the inclusion of any such item in any dispute or controversy as to whether any obligation, items or matter not described herein or included in the Seller Disclosure Letter is or is not material for purposes of this Agreement. The disclosure of any item or matter relating to any possible breach or violation of any Law or Contract shall not be construed as an admission or indication to any Person that any such breach or violation exits or has actually occurred. The Seller Disclosure Letter and the information and statements contained therein are qualified in their entirety by reference to the provisions of this Agreement, and are not intended to constitute, and shall not be construed as constituting, representations, warranties or covenants of Sellers or their Affiliates except as and to the extent expressly provided in this Agreement. The Seller Disclosure Letter is intended only to qualify and limit the representations, warranties, covenants and agreements of Seller contained in this Agreement. In no event shall the listing of any matters in the Seller Disclosure Letter be deemed or interpreted to broaden the representations, warranties, covenants or agreements contained in this Agreement. The information provided in the Seller Disclosure Letter is being provided in confidence on the terms and subject to the conditions set forth in this Agreement, solely for the purpose of making disclosures under this Agreement, and shall be subject in all respects to the Confidentiality Agreement and the confidentiality obligations set forth in this Agreement. In disclosing this information, Sellers do not waive any attorney-client privilege associated with such information or any protection afforded by the work-product doctrine with respect to any of the matters disclosed or discussed herein. The section headings contained in the Seller Disclosure Letter are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of the Seller Disclosure Letter or this Agreement. Except as expressly set forth herein, Sellers have not undertaken under this Agreement or by the Seller Disclosure Letter to describe the contents of documents referred to herein and any descriptions of contracts, permits or similar instruments, or reports or other documents, set forth in the Seller Disclosure Letter are summaries only and are qualified in their entirety by the specific terms of such instruments or documents.

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Section 10.13            Financing Sources. Notwithstanding anything in this Agreement to the contrary, each of parties hereto, on behalf of itself, its Affiliates and its Representatives, hereby:

(a)            agrees that any claim, action, suit, investigation or other proceeding, whether in law or in equity, whether in contract or in tort or otherwise, involving the Financing Sources, arising out of or relating to, this Agreement and/or the Financing or any of the agreements entered into in connection therewith or any of the transactions contemplated hereby or thereby or the performance of any services thereunder shall be subject to the exclusive jurisdiction of any federal or state court in the Borough of Manhattan, New York, New York, so long as such forum is and remains available, and any appellate court thereof and each party hereto irrevocably submits itself and its property with respect to any such claim, action, suit, investigation or other proceeding to the exclusive jurisdiction of such court;

(b)            agrees that any such claim, action, suit, investigation or other proceeding, whether in law or in equity, shall be governed by the laws of the State of New York (without giving effect to any conflicts of law principles that would result in the application of the laws of another state), except as otherwise provided in any commitment letter or other applicable definitive document relating to the Financing;

(c)            agrees not to bring or support or permit any of its respective Affiliates to bring or support any claim, action, suit, investigation or other proceeding of any kind or description, whether in law or in equity, whether in contract or in tort or otherwise, against any Financing Source in any way arising out of or relating to, this Agreement or the Financing or any of the transactions contemplated hereby or the performance of any services thereunder in any forum other than any federal or state court in the Borough of Manhattan, New York, New York;

(d)            irrevocably waives, to the fullest extent that it may effectively do so, the defense of an inconvenient forum to the maintenance of such claim, action, suit, investigation or other proceeding in any such court;

(e)            KNOWINGLY, INTENTIONALLY AND VOLUNTARILY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW TRIAL BY JURY IN ANY CLAIM, ACTION, SUIT, INVESTIGATION OR OTHER PROCEEDING BROUGHT AGAINST THE FINANCING SOURCES IN ANY WAY ARISING OUT OF OR RELATING TO, THIS AGREEMENT OR THE FINANCING OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY OR THE PERFORMANCE OF ANY SERVICES HEREUNDER OR THEREUNDER;

(f)            agrees that none of the Financing Sources will have any liability to Sellers or any their respective Affiliates or Representatives relating to or arising out of this Agreement or the Financing or any of the transactions contemplated hereby or thereby or the performance of any services hereunder or thereunder, whether in law or in equity, whether in contract or in tort or otherwise;

(g)            agrees to waive, and not to assert, any rights, claims, actions, suits, investigations or proceedings against any of the Financing Sources in connection with this Agreement, the Financing, the Commitment Letter or the transactions contemplated hereby and thereby; and

(h)            agrees that the Financing Sources are express third party beneficiaries of, and may enforce, any of the provisions of this Section 10.13 and that such provisions and the definition of “Financing Sources” (and, solely as they relate to this Section 10.13 and the definition of “Financing Sources”, the definitions of any terms used in such provisions) shall not be amended, waived or otherwise modified in any way materially adverse to any Financing Source without the prior written consent of such Financing Source; provided, however, that nothing in this Section 10.13 shall in any way limit the rights and claims of the Buyer or any of its Affiliates under and pursuant to any debt commitment letter or other applicable definitive document relating to the Financing.

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IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date first above written.

AAR CORP.

By:	/s/ John M. Holmes
	Name:	John M. Holmes
	Title:	Chairman, President, and CEO

[Signature Page to Securities and Asset Purchase Agreement]

ACKNOWLEDGED AND AGREED TO BY:

TRIUMPH GROUP, INC.

By:	/s/ Jennifer H. Allen
	Name:	Jennifer H. Allen
	Title:	Chief Administrative Officer, Senior Vice President, General Counsel and Secretary

By:	/s/ Daniel J. Crowley
	Name:	Daniel J. Crowley
	Title:	President & Chief Executive Officer

TRIUMPH AFTERMARKET SERVICES GROUP, LLC

By	/s/ Jennifer H. Allen
	Name:	Jennifer H. Allen
	Title:	Vice President & Secretary

TRIUMPH GROUP ACQUISITION CORP.

By	/s/ Jennifer H. Allen
	Name:	Jennifer H. Allen
	Title:	Vice President & Secretary

TRIUMPH GROUP ACQUISITION HOLDINGS, INC.

By	/s/ Jennifer H. Allen
	Name:	Jennifer H. Allen
	Title:	Vice President & Secretary

[Signature Page to Securities and Asset Purchase Agreement]

THE TRIUMPH GROUP OPERATIONS, INC.

By	/s/ Jennifer H. Allen
	Name:	Jennifer H. Allen
	Title:	Vice President & Secretary

[Signature Page to Securities and Asset Purchase Agreement]